UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

K-TRON INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies:

2,903,233 shares of Common Stock (includes 2,838,683 shares of Common Stock outstanding, including unvested restricted shares of Common Stock, 53,000 shares of Common Stock underlying options and restricted stock units with respect to 11,550 shares of Common Stock).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 2,838,683 shares of Common Stock, including unvested restricted stock, multiplied by $150.00 per share; (B) 53,000 shares of Common Stock underlying options multiplied by $135.85 (which is the difference between $150.00 and the weighted average exercise price of $14.15 per share); and (C) restricted stock units with respect to 11,550 shares of Common Stock multiplied by $150.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00007130 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$434,735,000

5)	Total fee paid:

$30,996.61

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Routes 55 & 553
P.O. Box 888
Pitman, New Jersey 08071-0888
(856) 589-0500

[          ], 2010

To our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of K-Tron International, Inc. (the “Company”), at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103 on [          ], [          ], 2010, beginning at [  ] a.m. local time.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (“Merger Agreement”), dated as of January 8, 2010, among Hillenbrand, Inc. (“Parent”), Krusher Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.

The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”). As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. If the Merger is completed, you will be entitled to receive $150.00 in cash (as may be increased in certain limited circumstances as set forth in the Merger Agreement), without interest and less any required withholding tax, for each share of our common stock you own at the consummation of the Merger, as more fully described in the enclosed proxy statement.

Our Board of Directors has unanimously approved the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and has determined that the Merger Agreement, the Merger and transactions contemplated by the Merger Agreement are fair to, advisable, and in the best interests of the Company and the Company’s shareholders. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement.

The proxy statement attached to this letter provides you with information about the proposed Merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed Merger and related matters, including the conditions to the completion of the Merger. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The Merger cannot be completed unless the Merger Agreement is approved by the affirmative vote of two-thirds of the votes cast at the special meeting by the holders of the outstanding shares of our common stock. The Company’s directors and executive officers have entered into a voting agreement with Parent and Merger Sub under which they have agreed to vote substantially all of their shares of common stock in favor of the approval of the Merger Agreement. Collectively, this voting agreement relates to approximately 10% of the Company’s outstanding shares of common stock.

Please do not send your common stock certificates to us at this time. If the Merger is completed, you will be sent instructions regarding surrender of your certificates.

Whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, we urge you to vote by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. Alternatively, you may vote through the Internet or by telephone as directed on the enclosed proxy card. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you hold your shares through a broker or nominee, you should follow the procedures provided by your broker or nominee.

We look forward to seeing you at the special meeting.

Sincerely,

Edward B. Cloues, II
Chairman and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [          ], 2010 and is first being mailed to shareholders on or about [          ], 2010.

Routes 55 & 553
P.O. Box 888
Pitman, New Jersey 08071-0888
(856) 589-0500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [          ], 2010

DEAR SHAREHOLDER:

We will hold a special meeting of shareholders of K-Tron International, Inc., a New Jersey corporation (“K-Tron” or the “Company”), on [          ], [          ], 2010 at [     ] a.m. local time at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103, in order to:

1. consider and vote on a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 8, 2010, among Hillenbrand, Inc. (“Parent”), Krusher Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, as a result of which, among other things, each share of common stock of K-Tron issued and outstanding immediately prior to the effective time of the merger, except for shares owned directly or indirectly by the Company, Parent or Merger Sub (in each case, other than any such shares held on behalf of third parties), will be cancelled and converted automatically into the right to receive $150.00 in cash (as may be increased in certain limited circumstances as set forth in the Merger Agreement), without interest and less any required withholding tax. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement;

2. consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement referred to in Item 1; and

3. transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Your vote is important, regardless of the number of shares of stock that you own. The approval of the Merger Agreement requires the affirmative vote of two-thirds of the votes cast at the special meeting by the holders of the outstanding shares of our common stock. The proposal to adjourn the meeting to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of the outstanding shares of our common stock. Failing to vote on the Merger Agreement will have no effect on the approval of the Merger Agreement, assuming that a quorum is present.

Only holders of record of shares of our common stock at the close of business on [          ], 2010, the record date for the special meeting, are entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement of the meeting. A list of shareholders will be available for inspection at the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Your failure to vote will have no effect on the proposal to approve the Merger Agreement. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

By Order of the Board of Directors of the Company,

Mary Vaccara, Secretary	Edward B. Cloues, II, Chairman and Chief Executive Officer

Dated: [          ], 2010

-i-

TABLE OF CONTENTS — (Continued)

-ii-

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement. See “Where Shareholders Can Find Additional Information” beginning on page 67.

Unless we otherwise indicate or unless the context requires otherwise: all references in this proxy statement to “Company,” “K-Tron,” “we,” “our” and “us” refer to K-Tron International, Inc. and, where appropriate, its subsidiaries; all references to “Parent” refer to Hillenbrand, Inc.; all references to “Merger Sub” refer to Krusher Acquisition Corp.; all references to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of January 8, 2010, among Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to “Merger Consideration” refer to the per share merger consideration of $150.00 in cash (as may be increased in certain limited circumstances as set forth in the Merger Agreement), without interest and subject to reduction for any required withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement; all references to “Board of Directors” refers to K-Tron’s Board of Directors; and all references to “Common Stock” refer to the Company’s common stock, par value $0.01 per share.

The Companies (page 13)

K-Tron International, Inc.  K-Tron International, Inc., a New Jersey corporation, and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets particularly in the plastics, food, chemical, pharmaceutical, power generation, coal mining, pulp and paper, wood and forest products and biomass energy generation industries. The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China, and its equipment is sold throughout the world. The Company serves the bulk solids material handling markets through two separate business lines which focus primarily on feeding and pneumatic conveying equipment and on size reduction equipment, conveying systems and screening equipment.

Hillenbrand, Inc.  Hillenbrand, Inc., an Indiana corporation, is the parent holding company of its wholly-owned subsidiary, Batesville Services, Inc., which we refer to as Batesville. Through Batesville, Parent manufactures, distributes and sells Batesville branded funeral service products to licensed funeral directors who operate licensed funeral homes in North America. Parent’s products consist primarily of burial and cremation caskets, but also include containers and urns, selection room display fixturing for funeral homes and other personalization and memorialization products and services, including the creation and hosting of websites for funeral homes.

Krusher Acquisition Corp.  Krusher Acquisition Corp. is a New Jersey corporation formed for the sole purpose of completing the Merger with the Company. Krusher Acquisition Corp. is a wholly owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger (page 17)

On January 8, 2010, the Company entered into the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation. We will become a wholly-owned subsidiary of Parent. You will have no equity interest in the Company or Parent after the effective time of the Merger. At the effective time of the Merger:

•	each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger, except those shares owned directly or indirectly by the Company, Parent or Merger Sub (in each case, other than any such shares held on behalf of third parties), will be cancelled and converted automatically into the right to receive the Merger Consideration;

•	each stock option and stock appreciation right, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and exchanged for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the exercise price per share or right and (b) the number of shares of Common Stock or rights subject to such option or stock appreciation right;

•	each restricted stock unit that is outstanding immediately prior to the effective time of the Merger will vest and be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Common Stock underlying such restricted stock unit; and

•	each share of unvested restricted stock outstanding immediately prior to the effective time of the Merger will vest and be cancelled and converted automatically into the right to receive the Merger Consideration.

Certain Effects of the Merger (page 32)

If the Merger is completed and you hold shares of Common Stock at the effective time of the Merger, you will be entitled to receive the Merger Consideration for each share of Common Stock you own. As a result of the Merger, the Company will cease to be an independent, publicly traded company. You will not own any shares of the surviving corporation or of Parent.

The Special Meeting (page 14)

The special meeting will be held on [     ], [          ], 2010 starting at [  ] a.m. local time at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103. At the special meeting, you will be asked to vote upon a proposal to approve the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date, Quorum and Voting Power (page 14)

Shareholders of record at the close of business on [          ], 2010 are entitled to notice of, and to vote at, the special meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock as of the close of business on the record date will constitute a quorum. As of the record date, there were [     ] shares of Common Stock outstanding and entitled to vote. Shareholders of record as of the record date are entitled to cast one vote per share of Common Stock they hold.

Vote Required for Approval (page 14)

The approval of the Merger Agreement requires the affirmative vote of two-thirds of the votes cast at the special meeting by the holders of the outstanding shares of Common Stock. The approval of the meeting adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of the outstanding shares of our Common Stock. Failure to vote your shares of Common Stock will have no effect on the proposal to approve the Merger Agreement, assuming a quorum is present, or the proposal to adjourn the special meeting.

Voting by Directors and Executive Officers (page 15)

As of [          ], 2010, the record date for the special meeting, our current directors and executive officers beneficially owned, in the aggregate, [          ] shares of Common Stock representing approximately [  ]% of our outstanding Common Stock. Such directors and executive officers are parties to a voting agreement with Parent and Merger Sub, a copy of which is attached as Annex B to this proxy statement, pursuant to which they have agreed, among other things, to vote all of their shares of Common Stock, other than certain shares owned beneficially by Mr. Cloues pursuant to powers of attorney and certain shares which he intends to donate to charity, which shares in total represent less than 1% of our outstanding Common Stock, “FOR” the approval of the Merger Agreement and against any merger agreement proposed by other parties or any action that would hinder or prevent the transactions contemplated by the Merger Agreement.

Reasons for the Merger; Recommendation of Our Board of Directors (page 22)

Our Board of Directors has unanimously (i) approved the Merger Agreement and the Merger, (ii) determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and our shareholders, (iii) recommended that our shareholders vote “FOR” the approval of the Merger Agreement and (iv) recommended that our shareholders vote “FOR” the approval of any proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Merger Agreement at the time of the special meeting.

For a discussion of the material factors considered by the Board of Directors in reaching their conclusions, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 22.

Opinion of the Company’s Financial Advisor (page 24 and Annex C)

Goldman Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Company’s Board of Directors that, as of January 8, 2010 and based upon and subject to the factors and assumptions set forth therein, the $150.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 8, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s Board of Directors in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $5 million, the principal portion of which is contingent upon consummation of the Merger.

Financing of the Merger (page 34)

Parent expects to use cash on hand and proceeds from debt financing to fund the aggregate Merger Consideration upon consummation of the Merger. Parent was formed in connection with the spin-off of Batesville to the shareholders of Hillenbrand Industries, Inc. (n/k/a Hill-Rom Holdings, Inc.) in March 2008. Pursuant to a covenant contained in the Distribution Agreement between Parent and Hillenbrand Industries, Inc. related to the spin-off of Batesville, Parent is prohibited from consummating the Merger using only proceeds from debt financing because the incurrence of such amount of debt would cause Parent to exceed a specified leverage ratio test.

The obligations of Parent and Merger Sub under the Merger Agreement are not conditioned in any manner upon their obtaining financing. If the closing of the Merger has not occurred on or prior to April 30, 2010 as a consequence of Parent’s failure to have sufficient funds to pay the Merger Consideration (so long as the Company has satisfied all conditions it must satisfy by such date), the Merger Consideration will be increased by an amount in cash equal to $0.05 per share for each day during the period commencing May 1, 2010 through the date of closing.

Restrictions on Solicitations (page 50)

In the Merger Agreement, we have agreed that we will not:

•	initiate, solicit or encourage (including by way of furnishing information or assistance), or knowingly induce, or take any other action designed to, or that is reasonably expected to, facilitate any inquiry with respect to the making, submission or announcement of, any proposal or offer that constitutes a Takeover Proposal (as defined in the Merger Agreement);

•	enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data or access to our properties with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that constitutes, or is reasonably expected to lead to, any Takeover Proposal or requires us to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; or

•	submit to our shareholders for their approval any Takeover Proposal, or agree or publicly announce an intention to take any of the foregoing actions.

Notwithstanding these restrictions, the Merger Agreement provides that if we receive a bona fide written unsolicited Takeover Proposal from a third party prior to the approval of the Merger Agreement by our shareholders that is, or would reasonably be expected to result in, a “Superior Proposal” (as such term is defined in the Merger Agreement), the Company may engage in discussions with the third party and provide information to the third party in regard to the Takeover Proposal, provided that we enter into a confidentiality agreement with such third party meeting certain requirements and that we provide notice to Parent in accordance with the requirements of the Merger Agreement.

We may terminate the Merger Agreement and enter into a definitive agreement and/or effect a Change in Recommendation (as defined in the Merger Agreement) with respect to a Superior Proposal, provided that our Board of Directors concludes in good faith it is a Superior Proposal and we have given four (4) business days prior written notice to Parent, which includes a description of the terms and conditions of the Superior Proposal and a copy of the proposed transaction agreement (and a new notice if there are any material changes to such Superior Proposal). If the Merger Agreement is terminated upon the receipt of such Superior Proposal or a Change in Recommendation is effected, we would be required to pay Parent a termination fee of $12 million.

Conditions to the Merger (page 54)

Conditions to Each Party’s Obligation.

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	approval of the Merger Agreement by our shareholders;

•	absence of legal prohibitions on the completion of the Merger; and

•	expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), or any applicable foreign competition law relating to the Merger.

Conditions to Parent and Merger Sub’s Obligation.

The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or before the closing date of the following additional conditions:

•	the representations and warranties of the Company relating to capitalization were true and correct (except for any de minimis inaccuracy), and the representations and warranties of the Company qualified by materiality or Company Material Adverse Effect (as defined in the Merger Agreement) were true and correct in all respects, and the representations and warranties of the Company not qualified by materiality or Company Material Adverse Effect were true and correct in all material respects, in each of the foregoing cases, as of the date of the Merger Agreement; the representations and warranties relating to the Company’s capitalization shall be true and correct (except for any de minimis inaccuracy) as of the closing date; the other representations and warranties of the Company must be true and correct as of the closing date, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect; the Company has performed in all material respects its obligations and complied in all material respects with all covenants required to be performed or complied with by it; and the Company has delivered a certificate signed by the chief executive officer and chief financial officer of the Company to the foregoing effect; and

•	since the date of the Merger Agreement there has not been a Company Material Adverse Effect.

Conditions to the Company’s Obligation.

Our obligation to complete the Merger is subject to the satisfaction or waiver at or before the closing date of the following additional conditions: the representations and warranties of Parent and Merger Sub qualified by materiality or Parent Material Adverse Effect (as defined in the Merger Agreement) were true and correct in all respects and the representations and warranties of Parent not qualified by materiality or Parent Material Adverse Effect were true and correct in all material respects as of the date of the Merger Agreement; the representations and warranties of Parent and Merger Sub must be true and correct as of the closing date, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect; Parent and Merger Sub have each performed in all material respects its obligations and complied in all material respects with all covenants required to be performed or complied with by it; and Parent and Merger Sub have delivered a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to the foregoing effect.

Termination of the Merger Agreement (page 55)

The Merger Agreement may be terminated at any time upon the mutual written consent of the Company and Parent. Other circumstances under which the Company or Parent may terminate the Merger Agreement are described under “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 55. If the Merger Agreement is terminated, in certain circumstances we will be required to pay a termination fee of $12 million to Parent. Additionally, in certain circumstances we will be required to reimburse Parent’s out-of-pocket expenses incurred related to the Merger, up to a maximum of $10 million. The specific circumstances in which we are required to pay a termination fee and reimburse expenses are described under “Terms of the Merger Agreement — Fees and Expenses” beginning on page 56.

Regulatory and Other Governmental Approvals (page 42)

The Merger is subject to review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) under the HSR Act. The HSR Act provides that transactions such as the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and certain waiting period requirements have been observed. On January 22, 2010, the Company and Parent each filed a Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the waiting period. On February 2, 2010, the Company and Parent were notified that early termination of the waiting period under the HSR Act had been granted.

Except as noted above with respect to the required filings under the HSR Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders (page 40)

Generally, the Merger will be taxable to our shareholders who are U.S. holders for U.S. federal income tax purposes. A U.S. holder of our Common Stock receiving cash in the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our Common Stock surrendered. You should consult your own tax advisor for a full understanding of how the Merger will affect your particular tax circumstances.

Interests of K-Tron’s Directors and Officers in the Merger (page 34)

In considering the recommendation of our Board of Directors with respect to the Merger, you should be aware that certain of our directors and officers may have interests in the Merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. Edward B. Cloues, II, our Chairman and Chief Executive Officer, was invited to join the Parent board of directors after the Merger closed. Mr. Cloues has indicated he would accept this position. Under the Merger Agreement, Parent and the surviving corporation agreed to assume and perform the obligations of K-Tron under employment agreements that the Company had with certain members of the Company’s senior management team. In addition to the assumption of those employment agreements, certain members of the Company’s senior management team were also presented with proposed compensation packages and proposed sign-on bonuses from Parent, subject to the completion of the Merger and acceptance of continued employment with Parent. The proposed compensation packages would increase each of the senior management members’ compensation and provide additional benefits. Our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our shareholders generally, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and in determining to recommend that our shareholders vote for approval of the Merger Agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Procedure for Receiving Merger Consideration (page 44)

As soon as reasonably practicable after the effective time of the Merger (and in any event within five (5) business days following the effective time of the Merger), American Stock Transfer & Trust Company, LLC, the paying agent, will mail a letter of transmittal and instructions to all Company shareholders of record. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the Merger Consideration. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Market Prices of Common Stock (page 61)

Our Common Stock is listed on The NASDAQ Global Select Market under the trading symbol “KTII.” The closing sale price of Common Stock on January 8, 2010, which was the last trading day before the announcement of the execution of the Merger Agreement, was $113.52 per share. On [          ], 2010, the closing sale price of our Common Stock was $[  ] per share.

Absence of Dissenters’ Rights (page 62)

Under New Jersey law, holders of shares of the Company’s Common Stock are not entitled to dissenters’ rights in connection with the proposed Merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a K-Tron shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where Shareholders Can Find Additional Information” beginning on page 67.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Once the Merger Agreement has been approved by our shareholders and other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company. The Company will be the surviving corporation and become a wholly-owned subsidiary of Parent.

Q:	What will I receive in the Merger?

A:	If the Merger is completed, you will receive $150.00 in cash (as may be increased in certain limited circumstances as set forth in the Merger Agreement), without interest and subject to reduction for any required withholding taxes, for each share of our Common Stock that you own. For example, if you own 100 shares of our Common Stock, you will receive $15,000.00 in cash (as may be increased in certain limited circumstances as set forth in the Merger Agreement) in exchange for your shares of Common Stock. You will not be entitled to receive shares of the surviving corporation or of Parent.

Q:	In what limited circumstances will the $150.00 per share cash consideration price be increased?

A:	In the event (i) the Merger has not been completed by April 30, 2010 as a consequence of Parent’s inability to pay the aggregate Merger Consideration to the shareholders of the Company as of such date and (ii) the Company has satisfied all conditions to closing to be performed or satisfied by the Company as of such date, the Merger Consideration you will receive for each share of our Common Stock will be increased by $0.05 per share for each day from May 1, 2010 through the completion of the Merger.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by our Board of Directors.

Q:	What effects will the proposed Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be a publicly-traded company and will be wholly owned by Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of the Common Stock and our reporting obligations with respect to the Common Stock under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the Securities and Exchange Commission. In addition, upon completion of the proposed Merger, shares of Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Select Market.

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not approved by shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and the Common Stock will continue to be listed and traded on the NASDAQ Global Select Market. Under specified circumstances, the Company may be required to pay a termination fee or reimburse Parent for its out-of-pocket expenses, as described under “Terms of the Merger Agreement — Fees and Expenses” beginning on page 56.

Q:	When and where is the special meeting?

A:	The special meeting of the Company’s shareholders will be held at [ ] a.m. local time, on [ ], [ ], 2010, at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103.

Q:	What matters am I entitled to vote on at the special meeting?

A:	You are entitled to vote:

•	“for” or “against” the approval of the Merger Agreement;

•	“for” or “against” the adjournment of the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement; and

•	on such other business as may properly come before the special meeting or any adjournment or postponement thereof.

You may also abstain from voting with respect to the approval of the Merger Agreement and the proposal to adjourn the special meeting.

Q:	How does the Company’s Board of Directors recommend that I vote on the proposals?

A:	Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

You should read “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 22 for a discussion of the factors that our Board of Directors considered in deciding to recommend the approval of the Merger Agreement. See also “The Merger — Interests of K-Tron’s Directors and Officers in the Merger” beginning on page 34.

Q:	What vote of shareholders is required to approve the Merger Agreement?

A:	The approval of the Merger Agreement requires, assuming a quorum is present in person or by proxy, the affirmative vote of two-thirds of the votes cast at the special meeting by the holders of the outstanding shares of our Common Stock. All of our directors and executive officers, who own approximately 10% of the outstanding Common Stock, have agreed to vote substantially all of their shares in favor of the approval of the Merger Agreement.

Q:	What vote of shareholders is required to adjourn the meeting, if necessary or appropriate to solicit additional proxies at the special meeting?

A:	The proposal to adjourn the meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of the outstanding shares of our Common Stock.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of our Common Stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	Why is my vote important?

A:	If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for the Company to obtain the necessary quorum to hold the meeting. If you hold your shares through a broker, your broker will not be able to cast a vote on the approval of the Merger Agreement without instructions from you.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered shareholder (that is, if you hold shares of our Common Stock in certificated form), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or other nominee may allow you to submit your proxy through the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to cast your vote.

Q:	How do I vote in person at the special meeting?

A:	If you are a registered shareholder, you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the appropriate nominee giving you the right to vote the shares. To do this, you should contact your broker, bank or nominee.

Q:	Can I change my vote?

A:	You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through a broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy bearing a later date;

•	submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on [ ], 2010, or the day before the meeting date if the special meeting is adjourned or postponed; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of vote. If your broker, bank or other nominee allows you to submit a vote by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:	If you abstain from voting, fail to cast your vote in person, by proxy, or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have no effect on the proposal to approve the Merger Agreement or the proposal to adjourn the special meeting, if necessary.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of Common Stock will be voted “FOR” the approval of the Merger Agreement and “FOR” the approval of the special meeting adjournment proposal. Our management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card will have the authority to vote the shares represented by duly executed proxies in their discretion.

Q:	Will I have dissenters’ rights as a result of the Merger?

A:	No. Under New Jersey law, the Company’s shareholders do not have dissenters’ rights.

Q:	What happens if I sell my shares before the special meeting or before completion of the Merger?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration to be received by our shareholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay them a fee of approximately $[ ], and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:	Is the Merger expected to be taxable to me?

A:	Generally, yes. The receipt of cash in exchange for shares of our Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders” on page 40) whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such shares. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder’s holding period for such shares is more than one year at the time of the consummation of the Merger. Backup withholding may also apply with respect to cash you receive in the Merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules.

You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders” beginning on page 40 for a more complete discussion of the U.S. federal income tax consequences of the Merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the Merger to you.

Q:	Should I send in my stock certificates now?

A:	No. Assuming the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to American Stock Transfer & Trust Company, LLC, the paying agent, in order to receive the Merger Consideration. You should use the letter of transmittal to exchange the Company stock certificates for the Merger Consideration to which you are entitled as a result of the Merger. Do not send any stock certificates with your proxy.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after shareholder approval is obtained. However, in addition to obtaining shareholder approval, all of the conditions to the Merger must have been satisfied or waived. In the event all of the conditions to the Merger are not satisfied or waived if and when shareholder approval is obtained, completion of the Merger may still occur, but would be delayed.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger or the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact the Company’s Investor Relations at (856) 589-0500 or Georgeson Inc., our proxy solicitor, at (800) 501-4383. If a broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement contain statements that are not historical facts and that are considered “forward-looking” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these statements by the fact that they do not relate strictly to historical or current facts and are based, at least in part, upon estimates or assumptions we have made. We have based these forward-looking statements on our current expectations about future events. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative thereof, or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements include, without limitation, those relating to future actions, strategies, future performance and future financial results. Although we believe that the expectations underlying these forward-looking statements are reasonable, there are a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the Securities and Exchange Commission, which we refer to as the “SEC.” In addition to other factors and matters contained or incorporated in this proxy statement, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the current market price of our Common Stock may reflect a market assumption that the Merger will occur, and a failure to complete the Merger could result in a decline in the market price of our Common Stock;

•	the occurrence of any event, change or other circumstance that could result in termination of the Merger Agreement which, under certain circumstances, may require us to pay a termination fee to Parent of $12 million or to reimburse Parent’s out-of-pocket expenses relating to the Merger up to $10 million;

•	the failure to satisfy any conditions to consummation of the Merger;

•	the inability to complete the Merger due to the failure to obtain regulatory approval with respect to the Merger;

•	the failure of the Merger to close for any other reason;

•	our remedies against Parent with respect to certain breaches of the Merger Agreement may not be adequate to cover our damages;

•	the proposed transaction may disrupt current business plans and operations and there may be potential difficulties in attracting and retaining employees as a result of the announced Merger;

•	due to restrictions imposed in the Merger Agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	the ability to realize the benefits of the Merger;

•	the costs, fees, expenses and charges we have incurred and may incur related to the Merger, whether or not the Merger is completed; and

•	the matters discussed under “The Merger — Considerations Relating to the Proposed Merger” beginning on page 33.

The foregoing sets forth some, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in our filings with the SEC available at the SEC’s web site at www.sec.gov, including our most recent filings on Forms 10-Q and 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. These forward-looking statements speak only as of the date on which they were made and we expressly disclaim any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement, except as may be required by law.

THE PARTIES TO THE MERGER

K-Tron

K-Tron International, Inc.
Routes 55 & 553
P.O. Box 888
Pitman, New Jersey 08071-0888
Phone: (856) 589-0500

K-Tron International, Inc., or the Company, a New Jersey corporation, and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets, particularly in the plastics, food, chemical, pharmaceutical, power generation, coal mining, pulp and paper, wood and forest products and biomass energy generation industries. The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China, and its equipment is sold throughout the world. The Company serves the bulk solids material handling markets through two separate business lines which focus primarily on feeding and pneumatic conveying equipment (the “Process Group”) and on size reduction equipment, conveying systems and screening equipment (the “Size Reduction Group”). The Process Group designs, produces, markets, sells and services both feeder equipment, which controls the flow of materials into a manufacturing process by weight (known as gravimetric feeding) or by volume (known as volumetric feeding), and pneumatic conveying equipment, which transports bulk solids from one point to another point with negative pressure (known as vacuum conveying) or with positive pressure (known as pressure conveying). The Process Group markets and sells this equipment under two main brands: K-Tron Feeders and K-Tron Premier. The Size Reduction Group designs, manufactures, markets and sells size reduction equipment, such as hammermills, wood hogs and double roll crushers. This equipment is used to resize various materials to a given smaller size, and the principal industries served are the power generation, coal and minerals mining, pulp and paper and wood and forest products industries. The Size Reduction Group markets and sells this equipment under the Pennsylvania Crusher, Gundlach and Jeffrey Rader brands.

Detailed descriptions about the Company’s business and financial results are contained in our Annual Report on Form 10-K, which is incorporated in this proxy statement by reference. See “Where Shareholders Can Find Additional Information” beginning on page 67 of this proxy statement.

Parent and Merger Sub

Hillenbrand, Inc.
Krusher Acquisition Corp.
One Batesville Boulevard
Batesville, Indiana 47006
Phone: (812) 934-7000

Hillenbrand, Inc., or Parent, an Indiana corporation, is the parent holding company of its wholly-owned subsidiary, Batesville Services, Inc., or Batesville. Through Batesville, Parent manufactures, distributes and sells Batesville branded funeral service products to licensed funeral directors who operate licensed funeral homes in North America. Parent’s products consist primarily of burial and cremation caskets, but also include containers and urns, selection room display fixturing for funeral homes, and other personalization and memorialization products and services, including the creation and hosting of websites for funeral homes.

Krusher Acquisition Corp., or Merger Sub, is a New Jersey corporation formed for the sole purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent. Merger Sub has not conducted any business operations except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation, under the name “K-Tron International, Inc.”

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of shareholders to be held on [          ], [               ], 2010, at [     ] a.m. local time, or at any adjournments or postponements of the special meeting. The special meeting will be held at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103. The Company intends to mail this proxy statement and the accompanying proxy card on or about [            ], 2010 to all shareholders entitled to notice of, and to vote at, the special meeting.

At the special meeting, shareholders will be asked to:

1. consider and vote on a proposal to approve the Merger Agreement among the Company, Parent and Merger Sub, as a result of which, among other things, each share of Common Stock of K-Tron outstanding immediately prior to the effective time of the Merger, except for shares owned directly or indirectly by the Company, Parent or Merger Sub (in each case, other than any such shares held on behalf of third parties), will be converted into the right to receive the Merger Consideration; and

2. consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

The Company does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting, however, the persons appointed as proxies on the enclosed proxy card will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Record Date, Quorum and Voting Power

Shareholders of record at the close of business on [            ], 2010 are entitled to notice of, and to vote at, the special meeting. As of the record date, there were [          ] shares of Common Stock outstanding and entitled to vote. Shareholders of record as of the record date are entitled to cast one vote per share of Common Stock they hold.

A quorum must be present for the special meeting to be held. The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock as of the close of business on the record date will constitute a quorum. If a quorum exists, then the meeting may be adjourned by the affirmative vote of a majority of the votes cast at the special meeting by the holders of the outstanding shares of Common Stock. Alternatively, if no quorum exists, then the holders of Common Stock present in person or represented by proxy at the special meeting may adjourn the special meeting.

Vote Required for Approval

For us to complete the Merger, we need the affirmative vote of two-thirds of the votes cast at the special meeting by the holders of the outstanding shares of our Common Stock. The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of the outstanding shares of our Common Stock.

In order for your Common Stock to be included in the vote, if you are a registered shareholder (that is, if you hold your Common Stock in certificated form), you must submit your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when, as is the case with respect to the approval of the Merger Agreement, brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions. Because the approval of the

Merger Agreement requires the affirmative vote of two-thirds of votes cast at the special meeting by the holders of the Company’s Common Stock, failures to vote, abstentions and broker non-votes, if any, are not considered votes “cast” and therefore will have no effect on the vote and will not be considered in determining whether the proposals have received the requisite shareholder vote.

Voting by Directors and Executive Officers

As of [            ], 2010, the record date for the special meeting, our current directors and executive officers beneficially owned, in the aggregate, [          ] shares of Common Stock representing approximately [  ]% of our outstanding Common Stock. Such directors and executive officers are parties to a voting agreement with Parent and Merger Sub, a copy of which is attached as Annex B to this proxy statement, pursuant to which they have agreed, among other things, to vote all of their shares of Common Stock, other than certain shares owned beneficially by Mr. Cloues pursuant to powers of attorney and certain shares which he intends to donate to charity, which shares in total represent less than 1% of our outstanding Common Stock, in favor of the approval of the Merger Agreement and against any merger agreement proposed by other parties or any action that would hinder or prevent the transactions contemplated by the Merger Agreement.

Proxies; Revocation

If you vote your shares of Common Stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the Merger Agreement, “FOR” adjournment of the special meeting, if necessary or appropriate to permit further solicitation of proxies, and, for any other matters properly brought before the special meeting for a vote, the persons named on the enclosed proxy card will have authority to vote the shares represented by duly executed proxies in their discretion.

If you wish to change your vote and your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of votes. If your broker, bank or other nominee allows you to submit a vote by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary at K-Tron International, Inc., Routes 55 and 553, P.O. Box 888, Pitman, New Jersey 08071;

•	submitting a duly executed proxy bearing a later date;

•	if you voted by telephone or the Internet, voting a second time by telephone or Internet, but not later than 11:59 p.m. (Eastern Time) on [ ], 2010, or the day before the special meeting date, if the special meeting is adjourned or postponed; or

•	attending the special meeting and voting in person (simply attending the special meeting will not constitute revocation of a proxy; you must vote in person at the special meeting).

The Company does not expect that any matter other than the proposal to approve the Merger Agreement and, if necessary or appropriate, the proposal to adjourn the special meeting will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies on the enclosed proxy card will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Please do NOT send in your share certificates with your proxy card. If the Merger is completed, shareholders will be mailed a transmittal form following the completion of the Merger with instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration.

Adjournment and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement. To adjourn the special meeting for this purpose, the affirmative vote of a majority of the votes cast at the special meeting by the holders of the outstanding shares of our Common Stock is required to approve the proposal to adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed, provided that such revocation is in compliance with the instructions on the enclosed proxy card. The adjournment or postponement proposal only relates to an adjournment of the special meeting for the purpose of soliciting additional proxies for the approval of the proposal to approve of the Merger Agreement. The Board of Directors retains full authority to adjourn or postpone the meeting for any other purpose allowable by law.

Solicitation of Proxies

This proxy solicitation is being made and paid for by K-Tron on behalf of our Board of Directors. In addition, we have retained Georgeson Inc. (“Georgeson”) to assist in the solicitation. We will pay Georgeson approximately $[        ] plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional or special remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record and obtain such holders’ voting instructions. Upon request, we will reimburse such brokers and fiduciaries for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call the Company’s Investor Relations or Georgeson:

K-Tron International, Inc.
Routes 55 & 553
P.O. Box 888
Pitman, New Jersey 08071-0888
Telephone: (856) 589-0500

Georgeson Inc.
199 Water Street
26th Floor
New York, New York 10038
Telephone: (800) 501-4383

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

From time to time, K-Tron and the Board of Directors have, with their legal and financial advisors, reviewed and evaluated strategic opportunities and alternatives with a view to enhancing shareholder value. In June 2008, after considering proposals and presentations by five financial advisory firms, the Board of Directors engaged Goldman, Sachs & Co. (“Goldman Sachs”) to act as its exclusive financial advisor in connection with a possible sale of K-Tron. On behalf and at the direction of K-Tron, Goldman Sachs reached out to 77 potential purchasers during the next three months. A number of these potential purchasers expressed preliminary interest in acquiring K-Tron and 16 potential purchasers executed confidentiality agreements with K-Tron. These 16 potential purchasers were provided with high-level summary information regarding K-Tron and were asked to submit non-binding indicative offers. For the reasons described below, all of the potential purchasers, other than a private equity sponsor (“Party A”), withdrew from the process without submitting an indicative offer. On Friday, September 12, 2008, when K-Tron Common Stock was trading at approximately $150 per share, Party A submitted a non-binding indicative offer to acquire K-Tron for $165 a share, subject to conducting due diligence, obtaining financing and other material conditions. As worldwide economic conditions dramatically declined in the next two weeks, Party A withdrew from the process, indicating that it could not obtain financing.

Accordingly, in light of rapidly deteriorating worldwide economic conditions and the lack of interest evidenced by the potential purchasers, K-Tron terminated the sale process.

The Board of Directors made a number of important observations regarding the 2008 managed sale process that were important to its consideration of the 2009 opportunity with Parent: first, no potential purchaser in 2008 was interested in acquiring both of K-Tron’s business lines (the Size Reduction Group and the Process Group) at a customary premium to K-Tron’s current stock trading price; second, certain of the mining equipment companies contacted were interested in acquiring the Size Reduction Group, but were not interested in acquiring the Process Group; third, certain of the process equipment companies contacted were interested in acquiring the Process Group, but were not interested in acquiring the Size Reduction Group; and fourth, the Board of Directors did not believe there was an efficient way to sell the two Groups separately from a tax perspective.

On Monday, September 21, 2009, a representative from Parent’s financial advisor, P&M Corporate Finance, LLC (“PMCF”), sent an email to Edward B. Cloues, II, the Chairman and Chief Executive Officer of K-Tron, asking to schedule a meeting between Mr. Cloues and Kenneth A. Camp, the President and Chief Executive Officer of Parent, to discuss a possible transaction between K-Tron and Parent. The email also stated that Parent wanted to keep K-Tron and its management group intact and outlined Parent’s key acquisition criteria, noting that K-Tron met such acquisition criteria. On September 23, 2009, Mr. Cloues spoke with the representative from PMCF about Parent and agreed to schedule a meeting with Mr. Camp.

On Wednesday, September 30, 2009, Mr. Cloues met with Mr. Camp at a restaurant near K-Tron’s offices in Pitman, New Jersey. At this meeting, Mr. Camp and Mr. Cloues discussed a possible transaction between the companies, and Mr. Cloues noted that K-Tron would expect a significant premium to the Company’s stock price (which was then trading at approximately $95 per share) were it to move forward with Parent. These discussions were of a preliminary nature and did not result in any agreement regarding terms of a potential transaction or any agreement to work toward a potential transaction.

On Monday, October 5, 2009, K-Tron and Parent entered into a confidentiality agreement, which, among other things, imposed confidentiality, standstill and non-solicitation obligations on Parent in connection with the evaluation of a possible business combination transaction. Thereafter, Mr. Cloues informally consulted with one other K-Tron director regarding Parent’s interest in K-Tron and an appropriate valuation for the Company. On Tuesday, October 13, 2009, Mr. Cloues visited Parent’s headquarters in Batesville, Indiana to receive an introductory presentation and tour of Parent’s facilities there. During this visit, Mr. Camp and Mr. Cloues had a preliminary discussion regarding an appropriate valuation for K-Tron.

On Wednesday, October 21, 2009, members of the K-Tron management team and the Parent management team met at the offices of Morgan, Lewis & Bockius LLP, counsel to K-Tron (“Morgan Lewis”), in Philadelphia, Pennsylvania. K-Tron’s management team provided Parent with an overview of K-Tron’s business. At this meeting, the parties continued preliminary discussions regarding the opportunity for a business combination between the two companies. There were no discussions regarding the value of K-Tron at this meeting.

On October 23, 2009, a representative of PMCF and Mr. Cloues spoke by telephone and discussed due diligence and other transaction-related matters. There were no discussions regarding the value of K-Tron during this call.

On November 2, 2009 and November 3, 2009, Lukas Guenthardt, Senior Vice President, Corporate Development of K-Tron, visited Parent’s headquarters in Batesville, Indiana to become acquainted with Parent’s business.

Between November 2, 2009 and November 17, 2009, Jan Santerre, a Vice President of Parent, visited certain of K-Tron’s locations inside and outside of the United States with members of K-Tron’s management team.

On Friday, November 6, 2009, a regularly scheduled meeting of the Board of Directors was held that was also attended by members of management. At this meeting, Mr. Cloues advised the Board of Directors of the exploratory discussions and due diligence process with Parent. The Board of Directors authorized Mr. Cloues to continue due diligence and discussions with Parent.

On Monday, November 9, 2009, the Company made due diligence materials available to Parent through an online data room. This data room had originally been developed for K-Tron’s 2008 process, and was updated for developments since that time. Mr. Cloues informed Mr. Camp that K-Tron required an indication of a compelling valuation before it would commit its executive management to undertake the substantial additional effort required to respond to Parent’s supplemental due diligence requests. Representatives of Parent promptly commenced review of the due diligence materials in the online data room.

On Thursday, November 12, 2009, K-Tron informed representatives of Goldman Sachs that it was again contemplating a potential transaction and requested Goldman Sachs’ assistance in connection with such potential transaction pursuant to the terms of the June 2008 engagement letter.

On Friday, November 13, 2009, Mr. Cloues sent an email to the Board of Directors with an update on recent transaction developments.

On November 18, 2009, representatives of Parent delivered a due diligence request list to K-Tron.

On Friday, November 20, 2009, Mr. Camp, John R. Zerkle, Senior Vice President, General Counsel and Secretary of Parent, and Mr. Cloues spoke by telephone. During this conversation, Mr. Camp advised Mr. Cloues that the Acquisitions Committee of Parent’s board of directors had recently met and given preliminary approval to proceeding with the proposed transaction. Mr. Camp also advised Mr. Cloues that Parent was suggesting a valuation for each share of K-Tron Common Stock in the low $140s (also referred to by the principals as a “$140 plus value”), which might be increased to the mid $140s following diligence, in an acquisition made pursuant to a “two-step” merger involving an all cash tender offer for the shares of K-Tron Common Stock. At this time K-Tron Common Stock was trading at approximately $100 per share. Mr. Camp stated that senior management continuity at K-Tron was a critical requirement of any potential transaction, and was especially necessary for Parent in light of K-Tron representing new product lines for Parent. Mr. Camp also noted that Parent’s valuation was subject to further due diligence, negotiation of definitive documentation and approval of the board of directors of Parent. Mr. Camp also expressed to Mr. Cloues that, as a condition to Parent continuing to conduct due diligence in pursuit of a transaction with K-Tron, K-Tron could not speak to any other party regarding a potential strategic transaction and that if K-Tron entered into any such discussions, Parent would cease working towards a transaction with K-Tron. After this Friday conversation, Mr. Cloues provided a brief summary of these developments to the Board of Directors, scheduled a meeting of the Board of Directors for the following Monday morning, and also discussed these developments with representatives of Goldman Sachs.

On Sunday, November 22, 2009, Mr. Cloues sent an email to Mr. Camp encouraging him to consider a higher value. Mr. Cloues provided Mr. Camp with some thoughts on the valuation of K-Tron.

On Monday, November 23, 2009, the Board of Directors held a telephonic meeting at which representatives from Morgan Lewis were present. Also present were Mr. Guenthardt and Robert E. Wisniewski, Senior Vice President, Chief Financial Officer and Treasurer of K-Tron. At the meeting, Mr. Cloues updated the Board of Directors on the status of the discussions with Parent. Mr. Cloues reported that Parent had proposed the $140 plus value per share of Common Stock in cash, which might be increased following additional due diligence to the mid $140s. He also informed the Board of Directors that the proposed transaction would be structured as a “two-step” merger involving a tender offer. The Board of Directors also considered Goldman Sachs’ preliminary financial analyses with respect to the transaction, which representatives from Goldman Sachs had previously discussed with Mr. Cloues. The Board of Directors had a wide-ranging discussion regarding Parent’s proposal and advised Mr. Cloues that the suggested valuation was inadequate and did not fully reflect K-Tron’s fair value. The Board of Directors directed Mr. Cloues to advise Parent that K-Tron was not interested in proceeding at the $140s plus value and to encourage Parent to increase its proposed valuation.

Promptly after this Board of Directors meeting, Mr. Cloues sent Mr. Camp an email indicating that the Board of Directors deemed the proposed $140 plus value per share of Common Stock in cash to be below what the Board of Directors believed was the fair value of the Company. Mr. Cloues indicated that the Board of Directors was not interested in a transaction with Parent unless the shareholders received a compelling price, which the Board of Directors believed was in the range of $150 - $160 per share in cash. Further, Mr. Cloues told Mr. Camp that the Board of Directors did not believe that the proposed $140 plus value was compelling and was not interested in proceeding with the transaction with Parent at this price. Mr. Cloues expressed his continued interest in pursuing a business combination with Parent and encouraged Mr. Camp and Parent to give consideration to a higher valuation for K-Tron. Mr. Camp suggested that $145 per share would be his “top price,” but after further discussions between the executives, each executive agreed to explore with his board of directors the viability of a value of $150 per share.

On Tuesday, November 24, 2009, Mr. Cloues sent Mr. Camp an email indicating that he had reached three of the four other members of the Board of Directors and they were interested in proceeding at the $150 valuation.

On Wednesday, November 25, 2009, while K-Tron Common Stock continued to trade around approximately $100 per share, Mr. Camp called Mr. Cloues informing him that the board of directors of Parent was increasing its valuation to $150 per share in cash, subject to certain conditions, including that K-Tron not speak to any other party regarding a potential strategic transaction, further due diligence and the importance of continuity of senior management. During this call, Mr. Cloues confirmed that he had reached the fourth member of the Board of Directors, who was also interested in proceeding at the $150 valuation. Promptly following his conversation with Mr. Camp, Mr. Cloues notified the Board of Directors of these developments. Also on November 25, 2009, Parent delivered a supplemental due diligence request list to K-Tron.

On December 3 and 4, 2009, the management teams of K-Tron and Parent met at the offices of Morgan Lewis in Philadelphia, Pennsylvania. Representatives from PMCF, Goldman Sachs, Morgan Lewis and Baker & Daniels LLP, counsel to Parent (“Baker & Daniels”), also attended the December 3 meeting. Members of K-Tron’s management team answered due diligence questions from the Parent management team and Baker & Daniels in connection with numerous aspects of K-Tron’s business. Over dinner on the evening of December 3, 2009 and on December 4, 2009, members of the management teams from K-Tron and Parent continued their discussions regarding K-Tron’s business.

Between December 3, 2009 and January 7, 2010, K-Tron continued to update the online data room in response to due diligence requests from members of Parent’s management team and Parent’s financial and legal advisors. On December 5, 2009, K-Tron permitted Parent to proceed with Phase I environmental reports for each major parcel of real property owned or leased by K-Tron inside and outside the United States. From December 4, 2009 through January 7, 2010, representatives of Parent completed their review of K-Tron’s business.

On Thursday, December 3, 2009, Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent (“Skadden Arps”), distributed to Morgan Lewis a draft of a “two-step” merger agreement and a draft of a tender and support agreement, pursuant to which certain shareholders of the Company would be asked to agree to tender their shares in support of the transaction with Parent. These drafts were reviewed and discussed by Morgan Lewis and members of K-Tron’s management team.

On Monday, December 7, 2009, the Board of Directors held a telephonic meeting. Representatives from Morgan Lewis were present. Also present were Mr. Guenthardt and Mr. Wisniewski. The Board of Directors discussed the status of the negotiations with Parent and the drafts of the merger agreement and the tender and support agreement, including certain provisions in the merger agreement, such as the Board of Directors’ ability to consider a superior proposal and the absence of a financing condition. The Board of Directors also decided to schedule a subsequent meeting for the principal purpose of discussing with Goldman Sachs that firm’s updated preliminary financial analyses with respect to the transaction.

On the afternoon of Wednesday, December 9, 2009 and on Thursday, December 10, 2009, members of K-Tron’s and Parent’s management and financial teams met with Ernst & Young, LLP, Parent’s financial due diligence advisors, at the offices of Morgan Lewis in Philadelphia, Pennsylvania, to discuss financial due diligence matters.

On Thursday, December 10, 2009, Morgan Lewis distributed a revised draft of the merger agreement to Skadden Arps, and on December 11, 2009, Morgan Lewis distributed comments on the tender and support agreement.

On Friday, December 11, 2009, Mr. Cloues met with Ray Hillenbrand and James Henderson, the Chairman and Vice Chairman, respectively, of the board of directors of Parent at a lunch meeting in Philadelphia, Pennsylvania. At this meeting, Mr. Hillenbrand and Mr. Henderson expressed their continued interest in completing the potential transaction with K-Tron and in offering Mr. Cloues a seat on Parent’s board of directors after the transaction closed.

On the afternoon of Friday, December 11, 2009, the Board of Directors held a telephonic meeting. Representatives from Morgan Lewis and Goldman Sachs participated in the meeting. Also present were Mr. Guenthardt and Mr. Wisniewski. During this meeting, representatives of Goldman Sachs reviewed its updated preliminary financial analyses with respect to the transaction. The Board of Directors also discussed the price negotiations between the Company and Parent with respect to the valuation of $150 per share. The Board of Directors also received an update from Morgan Lewis on the status of the negotiations with Parent, including a review of the current draft of the “two-step” merger agreement, and an overview of its fiduciary duties under applicable law in the context of the proposed transaction with Parent.

On Sunday, December 13, 2009, Morgan Lewis distributed the initial draft of the disclosure letter to the merger agreement to Skadden Arps and Baker & Daniels.

On Monday, December 14, 2009, Skadden Arps distributed a revised draft of the merger agreement to Morgan Lewis. Between December 15, 2009 and December 17, 2009, numerous discussions were held between Morgan Lewis and Skadden Arps. These discussions included details of the structure of the transaction, the scope of the representations, warranties and covenants contained in the draft of the merger agreement, the conditions under which Parent would be obligated to close the tender offer, the Board of Directors’ ability to consider alternative transactions and the amount of the termination fee.

As discussions related to the Merger progressed during late December 2009, Doug Wilson, Senior Vice President, Human Resources of Parent met individually with Kevin Bowen, Senior Vice President, Process Group of K-Tron, Mr. Guenthardt, Donald Melchiorre, Senior Vice President, Size Reduction Group of K-Tron, and Mr. Wisniewski to express Parent’s desire to retain such employees and to discuss proposed compensation packages and sign-on bonuses after the closing of the Merger.

On Wednesday, December 16, 2009, Mr. Camp informed Mr. Cloues that Parent had not succeeded in renegotiating the Distribution Agreement, dated as of March 14, 2008, between Hillenbrand Industries, Inc. (n/k/a Hill-Rom Holdings, Inc.), its former parent, and Parent (the “Distribution Agreement”), to permit Parent to exceed a leverage ratio under the Distribution Agreement. As a result, Parent would not be able to implement its financing plan for a “two-step” merger involving a tender offer.

On the morning of Thursday, December 17, 2009, Mr. Cloues provided the Board of Directors with an update on recent transaction developments.

Representatives from K-Tron and Parent, along with their respective financial and legal advisors, discussed alternative structures for the transaction. From December 17, 2009 to January 4, 2010, members of K-Tron’s management team and representatives of Goldman Sachs consulted with Parent’s management team and PMCF to discuss financing sources available to Parent to fund the proposed transaction.

On Friday, December 18, 2009, Morgan Lewis distributed a revised draft of the merger agreement to Skadden Arps. In addition, on Friday, December 18, 2009, Mr. Cloues sent an email to the Board of Directors to provide an update on recent transaction developments. Later in the day, Mr. Cloues sent another email to the Board of Directors with additional developments. On Tuesday, December 22, 2009, representatives from K-Tron and Parent, along with their respective financial and legal advisors, determined to proceed with the transaction using a “one-step” merger structure that was expected to close in late March 2010 (compared to the earlier closing, late January 2010, expected with the “two-step” merger involving a tender offer). As was the case with the “two-step” transaction, there would not be a financing condition.

On Wednesday, December 23, 2009, Mr. Cloues sent an email to the Board of Directors detailing the discussions with Parent to date. Later in the day, Mr. Cloues supplemented his prior email communication to the Board of Directors with some background material and a summary of Parent’s leverage ratio issue prepared by Morgan Lewis. On December 23, 2009, Skadden Arps distributed a revised draft of the merger agreement reflecting the change from a “two-step” merger involving a tender offer to a “one-step” merger transaction.

On Thursday, December 24, 2009, Mr. Cloues emailed Mr. Camp to raise several questions regarding Parent’s compliance with the leverage ratio under the Distribution Agreement and to request further deal protections in the merger agreement in light of the new structure of the transaction, including Parent’s commitment to consummate a debt or equity financing in the event that Parent did not have sufficient funds to consummate the transaction and, additionally, an increase in the price per share for any delay in closing caused by Parent’s failure to have sufficient funds to consummate the transaction. Between December 18, 2009 and December 30, 2009, several email communications were exchanged between K-Tron and its financial and legal advisors and Parent and its financial and legal advisors. The communications included details regarding enforcement of Parent’s obligation to finance the transaction and due diligence responses from Parent regarding the availability of sources to fund the anticipated closing of the proposed transaction in late March 2010.

On Tuesday, December 29, 2009, Skadden Arps distributed a revised draft of the tender and support agreement (now a voting agreement), which had been modified to reflect the “one-step” merger transaction structure. Pursuant to the terms of the voting agreement, the executive officers and members of the Board of Directors would be asked to agree to vote their shares in favor of the approval of the merger agreement. On December 30, 2009, Morgan Lewis distributed a revised draft of the merger agreement to Skadden Arps.

During the week of January 4, 2010, numerous discussions related to the disclosure letter to the merger agreement were held between Morgan Lewis and Baker & Daniels and between Morgan Lewis and representatives from K-Tron. Drafts of the document were distributed by Morgan Lewis and Baker & Daniels.

On Monday, January 4, 2010, Skadden Arps distributed a revised draft of the merger agreement to Morgan Lewis. On the afternoon of January 5, 2010, Morgan Lewis and Skadden Arps held a telephonic meeting to discuss the open issues in the draft of the merger agreement. Mr. Cloues and Mr. Guenthardt from K-Tron and Mr. Zerkle from Parent participated in this call. From January 5, 2010 to January 8, 2010, numerous discussions were held between Morgan Lewis and Skadden Arps related to the merger agreement and the voting agreement, and revised drafts of these documents were exchanged.

On the morning of Friday, January 8, 2010, Mr. Cloues was invited to join Parent’s board of directors after the transaction closed. Mr. Cloues indicated that he would accept this position.

On the afternoon of Friday, January 8, 2010, the Board of Directors held an in-person meeting at the offices of Morgan Lewis in Philadelphia, Pennsylvania at which representatives from Goldman Sachs, Morgan Lewis and Flaster/Greenberg P.C., special New Jersey counsel to K-Tron (“Flaster/Greenberg”), were present. A representative from Flaster/Greenberg reviewed with the Board of Directors its fiduciary duties under New Jersey law and the legal standards applicable to its decision-making process. At the meeting, representatives of Morgan Lewis reviewed the principal terms of the merger agreement and the voting agreement, near-final copies of which had been distributed to the Board of Directors on January 6, 2010. Also at this meeting, Goldman Sachs reviewed with the Board of Directors its financial analyses of the proposed transaction and delivered to the Board of Directors an oral opinion, which was subsequently confirmed in writing, that as of January 8, 2010 and based upon and subject to the factors and assumptions set forth therein, the $150 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. For further information, see “Opinion of the Company’s Financial Advisor.”

The Board of Directors engaged in extensive discussions concerning the potential benefits of the proposed merger transaction with Parent to K-Tron and its shareholders, employees and customers. Late in the afternoon, following further discussion and after consultation with its financial advisor and counsel, the Board of Directors unanimously (i) approved the Merger Agreement and the Merger, (ii) determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement were fair to, advisable and in the best interests of the Company and our shareholders, (iii) recommended that our shareholders vote for the approval of the Merger Agreement, (iv) directed that the approval of the Merger Agreement be submitted for consideration of our shareholders at a duly called meeting of the shareholders held for the purpose of approving the transactions contemplated thereby, (v) adopted resolutions to (A) render the provisions of the Rights Agreement, dated as of October 16, 2001, between K-Tron and American Stock Transfer & Trust Company, LLC (the “Rights Agreement”), including the associated purchase rights (the “Rights”) or issuance of the Rights, inapplicable to the Merger Agreement, the voting agreement and the transactions contemplated thereby, including the Merger, until the earlier of the effective time of the Merger or termination of the Merger Agreement, (B) ensure that neither Parent nor any of its affiliates is or will become an Acquiring Person (as defined in the Rights Agreement) and that a Distribution Date (as defined in the Rights Agreement) shall not occur, and the Rights shall not become exercisable, by reason of the Merger Agreement, the voting agreement and the transactions contemplated thereby, including the Merger and (C) cause the Rights Agreement to terminate and the Rights to expire immediately prior to the effective time of the Merger, (vi) adopted resolutions rendering the restrictions on business combinations contained in Section 14A:10A of the New Jersey Business Corporation Act inapplicable to the Merger, the Merger Agreement and the transactions contemplated thereby and (vii) to the extent permitted by law, authorized our officers to take all other actions necessary to irrevocably exempt the Merger, the Merger Agreement and the transactions contemplated thereby from the restrictions imposed by any other “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or similar statute or regulation.

On the evening of January 8, 2010, K-Tron, Parent and Merger Sub executed the Merger Agreement and Parent, Merger Sub and each director and officer executed the voting agreement. Early in the morning of Monday, January 11, 2010, K-Tron and Parent announced the transaction in a jointly issued press release.

On Tuesday, January 12, 2010, Parent provided proposed compensation packages after the completion of the Merger and proposed sign-on bonuses to each of Messrs. Bowen, Guenthardt, Melchiorre and Wisniewski for their consideration. See “ — Interests of K-Tron’s Directors and Officers in the Merger — Arrangements with Parent” beginning on page 38 for more information.

Reasons for the Merger; Recommendation of Our Board of Directors

Our Board of Directors, at a special meeting held on January 8, 2010, unanimously (i) approved the Merger Agreement and the Merger, (ii) determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and our shareholders and (iii) recommended that our shareholders vote “FOR” the approval of the Merger Agreement.

In the course of determining that the Merger Agreement and the Merger and the transactions contemplated thereby are fair to, advisable and in the best interests of the Company and our shareholders, our Board of Directors consulted with management, as well as its legal and financial advisors, and considered the following potentially positive factors:

•	the belief of our Board of Directors that we have obtained the highest price per share that Parent is willing to pay, taking into account the improvement in terms as a result of the intensive negotiations between the parties;

•	our assessment as to the low likelihood that a third party would offer a higher price than Parent, especially in light of the managed sale process conducted by the Company in 2008, as more fully described in “Background of the Merger” beginning on page 17;

•	the fact that the Merger Consideration is all cash, which provides certainty of value to holders of our Common Stock compared to a transaction in which shareholders would receive stock;

•	the unanimous support for the Merger expressed by our executive officers and the members of the Board of Directors, as evidenced by the voting agreement;

•	the financial analyses of Goldman Sachs, the Company’s financial advisor in connection with the Merger, and the opinion of Goldman Sachs to the Company’s Board of Directors, dated January 8, 2010, that as of such date and based upon and subject to the factors and assumptions set forth therein, the $150.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders;

•	the fact that the Merger would be subject to the approval of our shareholders and that if a higher offer were to be made to our shareholders prior to the completion of the Merger, our shareholders would be free not to approve the Merger with Parent;

•	the current and historical market prices of our Common Stock relative to the $150.00 per share Merger Consideration, and the fact that $150.00 per share represented a 32.1% premium over the closing price of our Common Stock on January 8, 2010 and a 38.6% premium to the average closing price of our Common Stock over the 20 trading day period up to January 8, 2010;

•	the possible alternatives to the sale of K-Tron, including continuing to operate K-Tron on a stand-alone basis, and the range of potential benefits to our shareholders of these alternatives, as well as the assessment of our Board of Directors that none of these alternatives was reasonably likely to present superior opportunities for K-Tron to create greater value for our shareholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks; and

•	the terms of the Merger Agreement, as reviewed by our Board of Directors with our legal advisors, including:

•	sufficient operating flexibility for us to conduct our business in the ordinary course between signing and closing;

•	the absence of a financing condition;

•	our ability under certain circumstances to furnish information to and conduct negotiations with a third party, as more fully described under “Terms of the Merger Agreement — Conduct of Business Pending the Merger — Restrictions on Solicitations” beginning on page 50 and

•	our ability to terminate the Merger Agreement in order to accept a superior proposal, subject to payment to Parent of a $12 million termination fee that, at approximately 2.75% of aggregate transaction value, the Board of Directors determined was “below market” and reasonable in light of, among other things, the benefits of the Merger to our shareholders and the typical size of such fees in similar transactions.

Our Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to:

•	that we will no longer exist as an independent company and our shareholders will no longer participate in our growth;

•	that, under the terms of the Merger Agreement, we cannot solicit other acquisition proposals, we must pay to Parent a termination fee if the Merger Agreement is terminated under certain circumstances and certain holders of our Common Stock have agreed to vote, in the aggregate, approximately 10% of our outstanding Common Stock for the Merger, all of which may deter others from proposing an alternative transaction that may be more advantageous to our shareholders;

•	the fact that gain from an all cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

•	that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by our shareholders (see “Terms of the Merger Agreement — Conditions to the Merger” beginning on page 54); and

•	the possibility of disruption to our operations following announcement of the Merger, and the resulting effect on the Company if the Merger does not close.

During its consideration of the transaction with Parent, our Board of Directors was also aware that some of our directors and executive officers may have interests in the Merger that are, or may be, different from, or in addition to, those of our shareholders generally, as described under “The Merger — Interests of K-Tron’s Directors and Officers in the Merger” beginning on page 34.

While our Board of Directors considered potentially negative and potentially positive factors, our Board of Directors concluded that, overall, the potentially positive factors far outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by our Board of Directors in its consideration of the Merger. Our Board of Directors collectively reached the unanimous decision to approve the Merger Agreement in light of the factors described above and other factors that each member of our Board of Directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. Individual members of our Board of Directors may have given different weight to different factors.

Our Board of Directors recommends that you vote “FOR” the approval of the Merger Agreement.

Opinion of the Company’s Financial Advisor

Goldman Sachs delivered its opinion to the Company’s Board of Directors that, as of January 8, 2010 and based upon and subject to the factors and assumptions set forth therein, the $150.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 8, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s Board of Directors in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 3, 2009;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company (the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the crushing and process handling industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, and Goldman Sachs does not assume any liability for any such information. In that regard, Goldman Sachs assumed with the Company’s Board of Directors’ consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs did not express any opinion as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters, nor did it address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Since the termination by the Company of its review of potential strategic alternatives in September 2008, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’ opinion addressed only the fairness from a financial point of view, as of the date of the opinion, of the $150.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Common Stock pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the $150.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and the opinion of Goldman Sachs were provided for the information and assistance of the Company’s Board of Directors in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company’s Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 4, 2010 and is not necessarily indicative of current market conditions.

Premia Paid Analysis.  Goldman Sachs analyzed the $150.00 per share in cash to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement in relation to the closing price of shares of Common Stock on January 4, 2010, the high price of shares of Common Stock for the 52-week period ended January 4, 2010, and the Volume Weighted Average Prices (“VWAP”) of the shares of Common Stock during the one-month, three-month, six-month, and one-year periods ended January 4, 2010.

This analysis indicated that the $150.00 per share in cash to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement represented:

•	a premium of 32.8% based on the closing stock price of $112.95 per share on January 4, 2010;

•	a premium of 32.8% based on the 52-week high market price of $112.95 per share on January 4, 2010;

•	a premium of 40.4% based on the latest one-month VWAP of $106.87 per share;

•	a premium of 47.9% based on the latest three-month VWAP of $101.39 per share;

•	a premium of 57.2% based on the latest six-month VWAP of $95.40 per share; and

•	a premium of 82.0% based on the latest one-year VWAP of $82.44 per share.

Historical Trading Multiples Analysis.  Goldman Sachs calculated (i) the average ratios of the market price of the Company’s shares of Common Stock to the Company’s last twelve months (“LTM”) earnings per share (“P/E”) during the ten-year, five-year, three-year and one-year periods ended January 4, 2010, (ii) the Company’s LTM P/E ratio on January 4, 2010, (iii) the average ratios of the enterprise value (“EV”) of the Company to the Company’s LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”) during the ten-year, five-year, three-year and one-year periods ended January 4, 2010 and (iv) the Company’s ratio of EV to LTM EBITDA on January 4, 2010. The following table presents the results of this analysis:

	LTM P/E		LTM EV/EBITDA
	Average		Average

Last 10 Years	15.9	x	6.7	x
Last 5 Years	15.0		7.0
Last 3 Years	15.0		7.2
Last 1 Year	11.4		5.0
Current	16.3		7.2

Analysis of Multiples at Offer Price.  Goldman Sachs performed certain analyses, based on the Forecasts and market data from publicly available resources. Based on the $112.95 closing price per share on January 4, 2010 and the $150.00 per share in cash to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement, Goldman Sachs calculated for the Company:

•	Ratios of the EV of the Company on January 4, 2010 to the Company’s estimated sales for 2009 and 2010;

•	Ratios of the implied EV paid for the Company in the Merger to the Company’s estimated sales for 2009 and 2010;

•	Ratios of the EV of the Company on January 4, 2010 to the Company’s estimated EBITDA for 2009 and 2010;

•	Ratios of the implied EV paid for the Company in the Merger to the Company’s estimated EBITDA for 2009 and 2010;

•	Ratios of the closing price per share on January 4, 2010 to the Company’s estimated earnings per share (“EPS”) for 2010 and 2011; and

•	Ratios of the $150.00 in cash per share to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement to the Company’s estimated EPS for 2010 and 2011.

The following table presents the results of this analysis:

	January 4, 2010		Implied Transaction Value

Enterprise Value / Sales
2009E	1.46	x	2.02	x
2010E	1.48		2.05
Enterprise Value / EBITDA
2009E	7.9	x	10.9	x
2010E	8.5		11.8
Price / EPS
2010E	17.4	x	23.2	x
2011E	13.4		17.8

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Forecasts. Goldman Sachs calculated indications of net present value of unlevered free cash flows for the Company for the years 2010 through 2014 using discount rates ranging from 11.0% to 13.0%, reflecting estimates of the Company’s weighted average cost of capital. Illustrative terminal values were calculated using perpetuity free cash flow growth rates ranging from 3.0% to 5.0%. These illustrative terminal values were then discounted to calculate implied indications of the present values of these illustrative terminal values using discount rates ranging from 11.0% to 13.0%. This analysis resulted in a range of illustrative present value indications per share of $109.85 to $162.92.

Illustrative Present Value of Future Share Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings multiples. For this analysis, Goldman Sachs used the earnings reflected in the Forecasts for the calendar years 2011 through 2014. Goldman Sachs calculated the implied present values per share by applying price to forward earnings per share multiples ranging from 14.0x to 16.0x to estimated earnings per share for the calendar years 2011 through 2014, and then discounted the resulting values to present value using a discount rate of 12.3%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in a range of implied present values per share of $104.79 to $144.06.

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the crushing and process handling industries:

•	Bucyrus International, Inc.’s acquisition of Terex Corporation’s mining business announced in December 2009;

•	Joy Global Inc.’s acquisition of Continental Global Group, Inc. announced in January 2008;

•	K-Tron International, Inc.’s acquisition of Jeffrey Rader Corporation announced in September 2007;

•	Clyde Process Solutions Plc’s acquisition of MAC Equipment, Inc. announced in February 2007;

•	Bucyrus’ acquisition of DBT GmbH announced in December 2006;

•	K-Tron International, Inc.’s acquisition of Premier Pneumatics, Inc. announced in October 2006;

•	Sandvik AB’s acquisition of SDS Co. Ltd. announced in April 2006;

•	HgCapital Trust plc’s acquisition of Schenck Process GmbH announced in October 2005;

•	First Reserve Corporation’s acquisition of Chart Industries Inc. announced in August 2005;

•	K-Tron International, Inc.’s acquisition of Pennsylvania Crusher Corporation announced in January 2003; and

•	Terex Corporation’s acquisition of Powerscreen International Distribution Ltd. announced in June 1999.

For each of the selected transactions, Goldman Sachs calculated and compared EV as a multiple of the target’s LTM Sales and EV as a multiple of the target’s LTM EBITDA. While none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the Merger or the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of the Company.

The following table presents the results of this analysis:

	EV Multiples of LTM Sales		EV Multiples of LTM EBITDA

Max	1.3	x	10.2	x
Average	0.9		7.4
Median	0.9		7.3
Minimum	0.6		4.6

Illustrative Leveraged Buyout Analysis.  Goldman Sachs performed an illustrative leveraged buyout analysis for the Company using publicly available historical financial information and the Forecasts. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed a hypothetical financial buyer purchase price per share of $120 and total debt to EBITDA multiples ranging from 4.0x to 5.0x. This analysis was based on a range of illustrative trailing exit EBITDA multiples of 7.5x to 9.5x for the assumed exit at the end of 2014. The analysis resulted in illustrative internal rate of equity returns to a hypothetical buyer ranging from 21.0% to 30.9%.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations:

Small Cap Diversified Industrials:

•	Actuant Corporation

•	Columbus McKinnon Corp.

•	Cooper Industries plc

•	Carlisle Companies, Inc.

•	Crane Co.

•	Pentair, Inc.

•	SPX Corporation

•	Teleflex Incorporated

Process Equipment Companies:

•	Alfa Laval AB

•	GEA Group AG

•	Graco, Inc.

•	Metso Corporation

•	Mettler-Toledo International Inc.

•	Nordson Corporation

Size Reduction Equipment Companies:

•	Atlas Copco AB

•	Bucyrus International, Inc.

•	Joy Global Inc.

•	Sandvik AB

•	Terex Corporation

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies based on financial data as of January 4, 2010, information obtained from public filings, Institutional Brokers’ Estimate System estimates as well as other Wall Street research. The multiples and ratios of the Company were based on financial data as of January 4, 2010 and the Forecasts for 2009, 2010 and 2011. With respect to each of the selected companies and the Company, Goldman Sachs calculated:

•	Ratios of EV to estimated EBITDA for the calendar years 2009 and 2010; and

•	Ratios of the closing price per share on January 4, 2010 to estimated EPS for the calendar years 2009, 2010 and 2011.

The results of these analyses are summarized as follows:

	EV/EBITDA Multiples				P/E Multiples
Company	2009		2010		2009		2010		2011

K-Tron	7.9	x	8.5	x	16.1	x	17.4	x	13.4	x
Small Cap Diversified Industrials
High	12.3	x	10.7	x	23.3	x	18.9	x	15.3	x
Mean	9.3		8.5		18.1		16.2		13.1
Median	8.8		8.3		18.1		16.1		12.6
Low	6.5		6.8		14.5		13.9		10.8
Process Equipment Companies
High	17.3	x	12.7	x	25.7	x	24.7	x	16.9	x
Mean	12.0		10.9		19.7		19.9		15.3
Median	11.3		11.3		19.4		19.6		15.8
Low	8.5		7.6		14.7		16.1		12.6
Size Reduction Equipment Companies
High	12.7	x	12.6	x	20.6	x	26.6	x	17.1	x
Mean	10.0		11.2		16.2		20.0		15.6
Median	9.4		11.1		14.5		18.4		15.5
Low	7.9		10.3		13.4		16.7		14.6

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, Parent or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s Board of Directors as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Common Stock of the $150.00 per share in cash to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Company’s Board of Directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Company’s Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Company’s Board of Directors was one of many factors taken into consideration by the Company’s Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Goldman Sachs attached as Annex C to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Parent and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain investment banking and other financial services to Parent and its affiliates from time to time, including having acted as co-financial advisor to Hillenbrand Industries Inc., now known as Hill-Rom Holdings Inc. (“Hill-Rom”), in connection with the spin-off of Batesville Holdings Inc., now known as Hillenbrand in March 2008; as a counterparty with respect to various derivatives transactions entered into by Hillenbrand Industries Inc. in March 2008; as co-manager in connection with Hillenbrand Industries Inc.’s tender offer to acquire its 4.5% Senior Notes due 2009 (aggregate principal amount $250 million) in March 2008; as a participant in Parent’s credit facility (aggregate principal amount $400 million) in April 2008; and as a participant in Hill-Rom’s credit facility (aggregate principal amount $500 million) in April 2008. Goldman Sachs also may provide investment banking and other financial services to the Company and Parent and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive in the future, compensation.

The Company’s Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated June 13, 2008, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $5 million, the principal portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

We do not, as a matter of course, make public forecasts or projections as to future performance or financial performance and are especially wary of making projections for extended earnings periods due to the inherent unpredictability of the underlying assumptions and estimates. In the course of the process resulting in the Merger Agreement, management of the Company prepared non-public financial projections, which projections were based on management’s estimate of the Company’s future financial performance as of the date they were prepared (the “Forecasts”). The Forecasts, which were prepared in November 2009, included projected revenues, EBITDA, EBIT, net income and EPS for the years 2009 through 2014. The Forecasts for 2009 were based on actual results for the first three fiscal quarters of the year, and projected results for the fourth fiscal quarter of the year. The Forecasts were provided by the management of the Company to the Board of Directors and Goldman Sachs. The Forecasts (other than projected net income and EPS) were also provided to Parent. The Company approved the use by Goldman Sachs of the Forecasts in connection with Goldman Sachs’ financial analyses of the proposed transaction and its opinion dated January 8, 2010 that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $150.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Consistent with K-Tron’s prior practice, the Forecasts did not include the effects of any potential future acquisitions by K-Tron. At Parent’s request, the Company’s management prepared and provided to Parent and Goldman Sachs, certain additional projected financial information relating to potential future acquisitions by the Company. The Company did not authorize Goldman Sachs to use such additional projected financial information in connection with Goldman Sachs’ financial analyses of the proposed transaction or its opinion.

The Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such Forecasts were provided to the Board of Directors, Goldman Sachs and Parent. The Forecasts were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The Company’s Independent Registered Public Accounting Firm has not examined, compiled or performed any procedures with respect to the Forecasts and accordingly does not provide any form of assurance with respect to the Forecasts. Neither we nor any of our affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of the Company compared to the information contained in the Forecasts, and neither we nor any of our affiliates intend to provide any update or revision thereof.

Forecasts

	As of November 2009 ($ in millions, except per share data)
	2009(1)	2010	2011	2012	2013	2014

Revenues	$192	$189	$229	$266	$300	$346
EBITDA(2)	$35	$33	$40	$49	$55	$63
EBIT(3)	$29	$26	$33	$42	$48	$56
Net Income	$18	$19	$24	$31	$35	$42
EPS	$6.40	$6.48	$8.41	$10.55	$12.15	$14.32

(1)	Actual through September 2009, excluding the one-time gain of $3.0 million from sale of 19.9% stake in Hasler International SA in September 2009; projected for October through December 2009.

(2)	EBITDA represents earnings before interest, income taxes, depreciation and amortization.

(3)	EBIT represents earnings before interest and income taxes.

Cautionary Statement Regarding the Forecasts

The Forecasts are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. The Forecasts were based on a number of assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. The Forecasts are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risks and uncertainties described under “Cautionary Statement

Regarding Forward-Looking Information” and the risk factors referred to therein. Accordingly, there can be no assurance that the assumptions made in preparing the Forecasts will prove accurate, and actual results may be materially different than those contained in the Forecasts. The Company does not intend to make publicly available any update or other revisions to the Forecasts to reflect circumstances existing after the date of the Forecasts. Neither the Company’s independent auditors nor any of its representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and the Company has made no representations to Parent and makes no representations to shareholders regarding such information. The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that Parent considered the Forecasts predictive of actual future events or that the Forecasts should be relied on for that purpose. In light of the uncertainties inherent in any projected data, our shareholders are cautioned not to rely on the Forecasts.

Certain Effects of the Merger

Effects of the Merger on Outstanding K-Tron Common Stock, Stock Options, Stock Appreciation Rights, Restricted Stock Units and Restricted Stock

If the Merger Agreement is approved by our shareholders and the other conditions to the completion of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. Upon the completion of the Merger, each issued and outstanding share of Common Stock, except for shares owned directly or indirectly by the Company, Parent or Merger Sub (in each case, other than any such shares held on behalf of third parties), will be cancelled and converted automatically into the right to receive the Merger Consideration. Our shareholders will be required to surrender their shares of Common Stock upon the completion of the Merger in exchange for such cash payments and will not own any shares of the surviving corporation or Parent as a result of surrendering such shares of Common Stock. After completion of the Merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing. If all eligible shares are converted, the total Merger Consideration (excluding consideration to be paid to holders of options, unvested restricted stock and restricted stock units) expected to be paid is approximately $422,052,450 million.

At the effective time of the Merger, each option to acquire shares of Common Stock and each stock appreciation right, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and exchanged for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the exercise price per share or right and (b) the number of shares of Common Stock or rights subject to such option or stock appreciation right. The total amount to be paid in respect of options is approximately $7,200,220 million. No stock appreciation rights are outstanding and the Company will not issue any such rights prior to the Merger.

At the effective time of the Merger, each restricted stock unit that is outstanding immediately prior to the effective time of the Merger will vest and be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Common Stock underlying such restricted stock unit. The total amount expected to be paid in respect of restricted stock units is approximately $1,732,500 million.

At the effective time of the Merger, each share of unvested restricted stock outstanding immediately prior to the effective time of the Merger will vest and be cancelled and converted automatically into the right to receive the Merger Consideration. The total amount expected to be paid in respect of unvested restricted stock is approximately $3,750,000 million.

The total amount expected to be paid in respect of options, restricted stock units and unvested restricted stock is approximately $12,682,720 million.

Effect on Listing; Registration and Status of K-Tron Common Stock

Our Common Stock is registered as a class of equity securities under the Exchange Act and is traded on the NASDAQ Global Select Market under the symbol “KTII.” As a result of the Merger, K-Tron will be a privately-held subsidiary, with no public market for its Common Stock. After the Merger, our Common Stock will cease to be traded on the NASDAQ Global Select Market, and price quotations with respect to sales of shares of our Common Stock in the public market will no longer be available. In addition, registration of our Common Stock under the

Exchange Act will be terminated. This termination and the delisting of K-Tron’s Common Stock from the NASDAQ Global Select Market will make the provisions of the Exchange Act inapplicable to K-Tron as a stand-alone company, including such provisions as:

•	the requirement to furnish a proxy or an information statement in connection with a shareholders’ meeting;

•	the short-swing profit recovery provisions of Section 16(b) of the Exchange Act; and

•	the liability provisions of the Exchange Act and the corporate governance requirements under NASDAQ Stock Market LLC rules and regulations and the certification and reporting provisions under the Sarbanes-Oxley Act of 2002 (such as the requirement that certain executive officers of K-Tron certify the accuracy of K-Tron’s financial statements and that annual reports contain management’s report on the effectiveness of the Company’s internal control over financial reporting).

In addition, K-Tron will no longer be required to file periodic reports with the SEC after the effective time of the Merger.

Considerations Relating to the Proposed Merger

Set forth below are certain risks relating to the proposed Merger. The following is not intended to be an exhaustive list of the risks relating to the Merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, which is incorporated in this proxy statement by reference, for other risks relating to the Company’s business:

Failure to complete the Merger could negatively affect the market price of K-Tron’s Common Stock.

If the Merger is not completed for any reason, the Company will be subject to a number of material risks, including the following:

•	the market price of K-Tron’s Common Stock may decline to the extent that the current market price of its shares reflects a market assumption that the Merger will be completed;

•	costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the Merger is not completed; and

•	the diversion of management’s attention from the day-to-day business of the Company, the potential disruption to its employees and its relationships with customers, landlords, suppliers and independent sales representatives during the period before the completion of the Merger may make it difficult for the Company to regain its financial and market positions if the Merger does not occur.

If the Merger is not approved by our shareholders at the special meeting, the Company, Parent and Merger Sub will not be permitted under New Jersey law to complete the Merger, and each of the Company and Parent will have the right to terminate the Merger Agreement. Upon such termination, the Company may be required, under certain circumstances, to pay Parent a termination fee. See “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 55 of this proxy statement.

Further, if the Merger Agreement is terminated and our Board of Directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed Merger.

Unless the Merger Agreement is terminated, K-Tron will not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the Merger Agreement.

Unless and until the Merger Agreement is terminated, subject to specified exceptions, K-Tron is restricted from initiating, soliciting or taking any action to facilitate or encourage the submission of any offer or proposal relating to an alternative transaction with any person or entity other than Parent. In addition, K-Tron will not be able to enter into an alternative transaction on more favorable terms, unless and until the Merger Agreement is terminated, which would result in K-Tron paying a $12 million termination fee to Parent. See “Terms of the Merger Agreement — Conduct of Business Pending the Merger — Restrictions on Solicitations” beginning on page 50 of this proxy statement and “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 55 of this proxy statement.

Uncertainties associated with the Merger may cause K-Tron to lose key personnel and affect employee morale.

Our current and prospective employees may be uncertain about their future roles and relationships with K-Tron following the completion of the Merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel, and may negatively affect the morale of our workforce.

Financing of the Merger

Parent expects to use cash on hand and proceeds from debt financing to fund the aggregate Merger Consideration upon consummation of the Merger. Parent was formed in connection with the spin-off of Batesville to the shareholders of Hillenbrand Industries, Inc. (n/k/a Hill-Rom Holdings, Inc.) in March 2008. Pursuant to a covenant contained in the Distribution Agreement between Parent and Hillenbrand Industries, Inc. related to the spin-off of Batesville, Parent is prohibited from consummating the Merger using only proceeds from debt financing because the incurrence of such amount of debt would cause Parent to exceed a specified leverage ratio test.

The obligations of Parent and Merger Sub under the Merger Agreement are not conditioned in any manner upon their obtaining financing. If the closing of the Merger has not occurred on or prior to April 30, 2010 as a consequence of Parent’s failure to have sufficient funds to pay the Merger Consideration (so long as the Company has satisfied all conditions it must satisfy by such date), the Merger Consideration will be increased by an amount in cash equal to $0.05 per share for each day during the period commencing May 1, 2010 through the date of closing.

Interests of K-Tron’s Directors and Officers in the Merger

In considering the recommendation of our Board of Directors, you should be aware that K-Tron’s directors and executive officers may be deemed to have interests in the transaction that are different from or in addition to the interests of our shareholders generally and that may present a conflict of interest. Our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our shareholders generally, among other matters, in approving the Merger Agreement and the transactions contemplated thereby and in determining to recommend that our shareholders vote for approval of the Merger Agreement.

Treatment of Stock Options

The Merger Agreement provides that each option to purchase our Common Stock granted under any K-Tron equity compensation plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and exchanged for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the exercise price of the option and (b) the number of shares of Common Stock subject to such option.

The table provides information, for each of our directors and executive officers who currently hold options to purchase our Common Stock, all of which are vested, regarding the aggregate number of shares of Common Stock subject to outstanding vested options as of February 5, 2010, the weighted average exercise price and the value of the vested options. The information in the table assumes that all currently outstanding options will remain outstanding immediately prior to the effective time of the Merger.

	Number of	Weighted
	Shares	Average	Value of
	Underlying	Exercise Price	Options
Name	Options	of Options ($)	($)(1)

Executive Officers
Edward B. Cloues, II	10,000	12.20	1,378,000
Kevin C. Bowen	10,000	12.20	1,378,000
Lukas Guenthardt	19,000	12.20	2,618,200
Donald W. Melchiorre	—	—	—
Ronald R. Remick(2)	—	—	—
Robert E. Wisniewski	—	—	—
Directors
Norman Cohen	2,000	25.87	248,260
Robert A. Engel	6,000	18.52	788,880
Edward T. Hurd	—	—	—
Richard J. Pinola	6,000	18.52	788,880

(1)	Represents the amount payable to the individual following the effective time of the Merger with respect to all options held by the individual, each of which are fully vested, calculated for each individual by multiplying the aggregate number of shares subject to the options by the difference between the Merger Consideration and the exercise price of the options.

(2)	Mr. Remick resigned from his positions as Senior Vice President, Chief Financial Officer and Treasurer of the Company effective May 30, 2009.

Treatment of Restricted Stock Units

The Merger Agreement provides that each restricted stock unit granted under any K-Tron equity compensation plan that is outstanding immediately prior to the effective time of the Merger will vest and be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Common Stock underlying such restricted stock unit.

The table provides information, for each of our directors and executive officers who currently hold restricted stock units, all of which are unvested, regarding the aggregate number of shares of Common Stock that, as of February 5, 2010, underlie the unvested restricted stock units that will become vested and the value of the unvested restricted stock units. The information in the table assumes that all currently outstanding restricted stock units will remain outstanding immediately prior to the effective time of the Merger.

	Number of Shares
	Underlying Restricted
Name	Stock Units (“RSUs”)	Value of RSUs ($)

Executive Officers
Edward B. Cloues, II	2,000	300,000
Kevin C. Bowen	1,000	150,000
Lukas Guenthardt	1,000	150,000
Donald W. Melchiorre	1,000	150,000
Ronald R. Remick(1)	—	—
Robert E. Wisniewski	1,000	150,000
Directors
Norman Cohen	—	—
Robert A. Engel	—	—
Edward T. Hurd	—	—
Richard J. Pinola	—	—

(1)	Mr. Remick resigned from his positions as Senior Vice President, Chief Financial Officer and Treasurer of the Company effective May 30, 2009.

Treatment of Restricted Stock

The Merger Agreement provides that at the effective time of the Merger, each share of unvested restricted stock outstanding immediately prior to the effective time of the Merger shall vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration.

The table provides information, for each of our directors and executive officers who currently hold shares of restricted stock, all of which are unvested, regarding the aggregate number of shares of outstanding unvested restricted stock held by such persons, as of February 5, 2010, that will become vested in connection with the Merger and the aggregate value of such unvested restricted stock. The information in the table below assumes that all shares of currently outstanding unvested restricted stock will remain unvested immediately prior to the effective time of the Merger.

	Number of Shares of
	Unvested Restricted	Value of Unvested
Name	Stock	Restricted Stock ($)

Executive Officers
Edward B. Cloues, II	9,000	1,350,000
Kevin C. Bowen	4,500	675,000
Lukas Guenthardt	4,500	675,000
Donald W. Melchiorre	4,500	675,000
Ronald R. Remick(1)	—	—
Robert E. Wisniewski	2,500	375,000
Directors
Norman Cohen	—	—
Robert A. Engel	—	—
Edward T. Hurd	—	—
Richard J. Pinola	—	—

(1)	Mr. Remick resigned from his positions as Senior Vice President, Chief Financial Officer and Treasurer of the Company effective May 30, 2009.

Severance Payments and Benefits Under Employment Agreements

Consummation of the Merger will constitute a change of control under the employment agreements between Messrs. Cloues, Bowen, Guenthardt and Wisniewski respectively, and us. The following is a description of the severance payments each executive officer would be entitled to receive in the event of his termination of employment under his employment agreement. We have not entered into an employment agreement with Mr. Melchiorre.

Mr. Cloues

Mr. Cloues’ employment agreement provides that he can terminate his employment, with or without good reason, upon not less than 90 days’ prior written notice. For purposes of Mr. Cloues’ employment agreement, the term “good reason” means the failure by us to observe or perform any of the material terms or provisions set forth in Mr. Cloues’ employment agreement. We may terminate his employment without cause (as defined in his employment agreement) upon not less than 30 days’ prior written notice to Mr. Cloues. In the absence of a change of control, if we terminate his employment without cause or Mr. Cloues terminates his employment for good reason, Mr. Cloues will be entitled to a lump sum payment equal to 200% of his then-annual base salary and car allowance. In addition, Mr. Cloues will receive a lump sum payment equal to the cost that would be incurred under our plans to provide health care benefits for the two-year period following his termination date comparable to the coverage existing at the time of termination, less the cost paid by active employees for comparable coverage, with the difference being grossed up to cover the estimated federal, state and local income and FICA taxes on such amount. If Mr. Cloues’ employment was terminated by us without cause or he had resigned for good reason, effective as of [            ], 2010, in the absence of a change of control, he would be entitled to receive an aggregate lump sum payment equal to $[          ].

Mr. Cloues’ employment agreement includes provisions relating to a termination of employment that occurs during the period beginning on the date of a change of control (as defined in his employment agreement) and ending on the first to occur of (i) the date that is one year after the change of control or (ii) March 1 following the end of the calendar year in which the change of control occurs. If, during this period, Mr. Cloues’ employment is terminated by us or any successor for any reason other than death, disability or cause or Mr. Cloues resigns for any reason, we will pay him (i) an amount equal to three times his annual base salary and car allowance in effect either immediately prior to the termination of employment or immediately prior to the change of control, whichever is higher; (ii) an amount equal to the cost that would be incurred by Mr. Cloues for medical and other health care benefits that were provided to Mr. Cloues immediately prior to the termination of his employment or immediately prior to the change of control, whichever is higher, for the two-year period following his termination date comparable to the coverage existing at the time of termination, less the cost paid by active K-Tron employees for comparable coverage, with the difference being grossed up to cover the estimated federal, state and local income and FICA taxes on such amount; (iii) an amount equal to the after-tax cost that Mr. Cloues would incur to continue certain specified life and disability insurance coverages for the two-year period following his termination date; and (iv) an amount equal to the spread on any stock options held by him, whether or not such stock options were exercisable at the date of his termination.

In the event that Mr. Cloues’ employment was terminated in connection with the Merger as of [            ], 2010, he would be entitled to receive an aggregate lump sum payment equal to $[          ]. This amount does not include the value of his stock options, restricted stock units and shares of unvested restricted stock which will be cashed out in connection with the Merger as described above under the sections titled “— Treatment of Stock Options,” “— Treatment of Restricted Stock Units,” and “— Treatment of Restricted Stock,” respectively.

The employment agreement provides that if any payments to be made to Mr. Cloues in connection with a change of control would result in his being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Cloues an additional gross-up amount to cover the excise taxes imposed by Section 4999 of the Internal Revenue Code and taxes resulting from such gross-up payment. No amount is expected to be payable to Mr. Cloues as an excise tax gross-up payment as a result of the Merger.

Messrs. Bowen, Guenthardt, Melchiorre and Wisniewski

Under each of Messrs. Bowen’s, Guenthardt’s and Wisniewski’s employment agreement, we have the right to terminate the employment of the executive at any time without cause upon 30 days’ prior written notice and any executive may resign for good reason upon 90 days’ prior written notice. For purposes of the employment agreements with Messrs. Bowen, Guenthardt and Wisniewski, before the occurrence of a change of control, “good reason” means any action or inaction that constitutes a material breach of the employment agreement by us or our subsidiaries, including failure to obtain from our successors the express assumption required by the employment agreement. On or after a change of control, the term “good reason” means: (i) a material diminution of the executive’s base salary; (ii) a material change in the geographic location at which the executive must perform services, which means the relocation of the executive’s principal location of work to any location that is in excess of 50 miles from the location immediately prior to such relocation; (iii) a material diminution in the executive’s authority, duties or responsibilities; or (iv) any action or inaction that constitutes a material breach of the employment agreement by us or our subsidiaries, including failure to obtain from our successors the express assumption required under the employment agreement.

If we terminate the executive’s employment without cause or the executive resigns for good reason, and he executes a written release, we will pay him a lump sum amount equal to 100% of his then-annual base salary and car allowance. In addition, he will receive a lump sum payment equal to the cost that would be incurred under our plans to continue health care benefits for the one-year period following his termination date, less the cost paid by active employees for comparable coverage, with the difference being grossed up to cover the estimated federal, state and local income and FICA taxes on such amount. If the employment of Messrs. Bowen, Guenthardt and Wisniewski were terminated without cause or they resigned for good reason, effective as of [            ], 2010, they would be entitled to receive aggregate lump sum payments of $[          ], $[          ] and $[          ], respectively.

Messrs. Bowen, Guenthardt, Melchiorre and Wisniewski each held shares of unvested restricted stock and restricted stock units. See the above sections titled “— Treatment of Restricted Stock” and “— Treatment of

Restricted Stock Units” for a description of the treatment of such equity awards in the Merger. Messrs. Bowen and Guenhardt also hold stock options. See the above section titled “— Treatment of Stock Options” for a description of the treatment of stock options in the Merger. We have not entered into any employment agreement with Mr. Melchiorre.

Transaction Bonus Plan

K-Tron has established a transaction bonus plan whereby the Company’s Chief Executive Officer, with the approval of the Company’s Compensation and Human Resources Committee of the Board of Directors, can direct that certain bonuses be paid by the Company to those of its employees, including the executive officers, who have provided special assistance in connection with the transactions contemplated by the Merger Agreement. The aggregate amount of bonuses payable under the transaction bonus plan will not exceed $500,000. Payment to an executive officer from the transaction bonus plan, if any, will be determined by Mr. Cloues with the approval of the Compensation and Human Resources Committee and will be paid not later than six (6) months after the closing date. However, as of [            ], 2010, the Chief Executive Officer had not selected the employees, or determined the amounts of the awards to be paid to them, pursuant to the transaction bonus plan.

Indemnification of Executive Officers and Directors

The Merger Agreement contains provisions relating to the indemnification of and insurance for our directors and officers. Under the Merger Agreement, Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger (as in effect as of the date of the Merger Agreement) in favor of the current or former directors or officers of K-Tron, as provided under K-Tron’s certificate of incorporation or bylaws or in any agreement of K-Tron with such persons, shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the effective time of the Merger, Parent will cause the surviving corporation to assume and to pay, perform and discharge, in accordance with their respective terms, K-Tron’s obligations with respect to such rights to exculpation, indemnification and advancement of expenses.

Directors’ and Officers’ Insurance

Under the Merger Agreement, Parent has agreed that for a period of six years following the effective time of the Merger, Parent will maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by K-Tron with respect to acts or omissions arising at or before the effective time of the Merger; provided, however, that Parent may substitute such policies with policies that provide substantially equivalent coverage and amounts and terms no less favorable to such directors and officers; provided, further, that if any such policy expires or is terminated or cancelled during such period, then Parent shall use commercially reasonably efforts to obtain substantially similar insurance. After the effective time of the Merger, Parent will not be obligated to pay annual premiums in excess of 150% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of the coverages required to be obtained; provided however, that if the annual premiums for such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with as much coverage as reasonably practicable for such amount.

The foregoing summary of the indemnification of executive officers and directors and directors’ and officers’ insurance is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A.

Arrangements with Parent

Except as described below, as of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding employment with, or the right to participate in the equity of, Parent on a going-forward basis following the completion of the Merger and no member of our Board of Directors has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding the right to participate in the equity of Parent following the completion of the Merger. Mr. Cloues was invited to join the Parent board of directors after the completion of the Merger and Mr. Cloues has indicated he would accept this position. Under the Merger Agreement, Parent and the surviving corporation also agreed to assume and perform the applicable obligations of K-Tron under the employment agreements, described above, between K-Tron and each of Messrs. Cloues, Bowen, Guenthardt and Wisniewski. In addition to the assumption of those agreements, Parent provided to each of Messrs. Bowen, Guenthardt, Melchiorre and Wisniewski proposed compensation packages and proposed sign-on bonuses, subject to the completion of the Merger and continued employment with Parent. We were not involved with the preparation or negotiation of the proposed compensation packages and proposed sign-on bonuses prepared by Parent. The following information regarding such proposed compensation packages and proposed sign-on bonuses was provided by Parent.

Kevin Bowen.  Parent’s proposal to Mr. Bowen was as follows:

•	His annual base salary increases from $267,230 to $275,000;

•	He will be eligible to participate in Parent’s short-term incentive compensation program, which provides a target incentive compensation of 50% of Mr. Bowen’s base salary if the K-Tron Process Group meets or exceeds certain financial goals and Mr. Bowen meets individual performance objectives (such financial targets and goals to be determined after closing of the Merger);

•	He will be eligible to participate in Parent’s long-term incentive compensation program, which provides an equity award of $250,000 of value delivered 25% in non-qualified stock options and 75% in performance-based restricted stock, with the actual payout in each case to be determined over a three-year measurement period beginning October 1, 2009. The performance-based awards are granted at the target amount, but the actual number of shares earned will be determined by how much of the expected incremental shareholder value Parent creates over the three year vesting period, and the payout will range from 0% to 150% of the target grant. The stock option strike price will be established by averaging the high and low stock price of Parent on the closing date, which is the date of grant, and the options will vest one-third per year over the first three years, having a term of 10 years; and

•	He will receive a sign-on bonus of $125,000 in the form of time-based restricted stock units, which restricted stock units will vest three years from the date of the award.

Lukas Guenthardt.  Parent’s proposal to Mr. Guenthardt was as follows:

•	His annual base salary increases from $237,630 to $245,000;

•	He will be eligible to participate in Parent’s short-term incentive compensation program, which provides a target incentive compensation of 50% of Mr. Guenthardt’s base salary if the K-Tron Group meets or exceeds certain financial goals and Mr. Guenthardt meets individual performance objectives (such financial targets and goals to be determined after closing of the Merger);

•	He will be eligible to participate in Parent’s long-term incentive compensation program, which provides an equity award of $250,000 of value delivered 25% in non-qualified stock options and 75% in performance-based restricted stock, with the actual payout in each case to be determined over a three-year measurement period beginning October 1, 2009. The performance-based awards are granted at the target amount, but the actual number of shares earned will be determined by how much of the expected incremental shareholder value Parent creates over the three year vesting period, and the payout will range from 0% to 150% of the target grant. The stock option strike price will be established by averaging the high and low stock price of Parent on the closing date, which is the date of grant, and the options will vest one-third per year over the first three years, having a term of 10 years; and

•	He will receive a sign-on bonus of $125,000 in the form of time-based restricted stock units, which restricted stock units will vest three years from the date of the award.

Donald Melchiorre.  Parent’s proposal to Mr. Melchiorre was as follows:

•	His annual base salary increases from $253,025 to $260,000;

•	He will be eligible to participate in Parent’s short-term incentive compensation program, which provides a target incentive compensation of 50% of Mr. Melchiorre’s base salary if the K-Tron Size Reduction Group meets or exceeds certain financial goals and Mr. Melchiorre meets individual performance objectives (such financial targets and goals to be determined after closing of the Merger);

•	He will be eligible to participate in Parent’s long-term incentive compensation program, which provides an equity award of $250,000 of value delivered 25% in non-qualified stock options and 75% in performance-based restricted stock, with the actual payout in each case to be determined over a three-year measurement period beginning October 1, 2009. The performance-based awards are granted at the target amount, but the actual number of shares earned will be determined by how much of the expected incremental shareholder value Parent creates over the three year vesting period, and the payout will range from 0% to 150% of the target grant. The stock option strike price will be established by averaging the high and low stock price of Parent on the closing date, which is the date of grant, and the options will vest one-third per year over the first three years, having a term of 10 years; and

•	He will receive a sign-on bonus of $125,000 in the form of time-based restricted stock units, which restricted stock units will vest three years from the date of the award.

Robert Wisniewski.  Parent’s proposal to Mr. Wisniewski was as follows:

•	His annual base salary increases from $252,000 to $260,000;

•	He will be eligible to participate in Parent’s short-term incentive compensation program, which provides a target incentive compensation of 40% of Mr. Wisniewski’s base salary if the K-Tron Group meets or exceeds certain financial goals and Mr. Wisniewski meets individual performance objectives (such financial targets and goals to be determined after closing of the Merger);

•	He will be eligible to participate in Parent’s long-term incentive compensation program, which provides an equity award of $124,000 of value delivered 25% in non-qualified stock options and 75% in performance-based restricted stock, with the actual payout in each case to be determined over a three-year measurement period beginning October 1, 2009. The performance-based awards are granted at the target amount, but the actual number of shares earned will be determined by how much of the expected incremental shareholder value Parent creates over the three year vesting period, and the payout will range from 0% to 150% of the target grant. The stock option strike price will be established by averaging the high and low stock price of Parent on the closing date, which is the date of grant, and the options will vest one-third per year over the first three years, having a term of 10 years; and

•	He will receive a sign-on bonus of $125,000 in the form of time-based restricted stock units, which restricted stock units will vest three years from the date of the award.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this proxy are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to U.S. Holders of our Common Stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, regulated investment companies, real estate investment trusts, cooperatives, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who own 5% or more of all our Common Stock, holders who acquired our Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. Accordingly, this discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the Merger, or the tax consequences of the Merger under state, local or foreign tax laws.

If a partnership or other passthrough entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult such holder’s tax advisor as to the specific tax consequences of the Merger to such holder, including the applicability and effect of federal, state, local, foreign and other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash.  Generally, the Merger will be taxable to U.S. Holders of our Common Stock for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash in the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the effective time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder has held our Common Stock for more than one year prior to the effective time of the Merger. If the U.S. Holder has held our Common Stock for one year or less prior to the effective time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, most long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding.  Generally, U.S. Holders of our Common Stock will be subject to information reporting on the cash received in the Merger unless such a holder is a corporation or other exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold 28% of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless such holder provides under penalties of perjury on a Form W-9 (or appropriate substitute form) a tax identification number, certifies that such holder is a U.S. person and that the tax identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each U.S. Holder of our Common Stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the U.S. Holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Common Stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING

THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Regulatory and Other Governmental Approvals

The HSR Act and related rules provide that transactions such as the Merger may not be completed until certain information and documents have been submitted to the FTC and the Antitrust Division and specified waiting period requirements have been observed. On January 22, 2010, the Company and Parent each filed a Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the waiting period. On February 2, 2010, the Company and Parent were notified that early termination of the waiting period under the HSR Act had been granted.

Under the Merger Agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the Merger Agreement and completion of the Merger. Except as noted above with respect to the required filings under the HSR Act, at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Amendment to K-Tron’s Rights Agreement

On January 8, 2010, K-Tron and American Stock Transfer & Trust Company, LLC (the “Rights Agent”) amended the Rights Agreement between K-Tron and the Rights Agent, dated October 16, 2001. The amendment, among other things, permits the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the provisions of the Rights Agreement.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement which is attached as Annex A to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.

General; The Merger

At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the New Jersey Business Corporation Act (the “NJBCA”), Merger Sub will merge with and into K-Tron, the separate corporate existence of Merger Sub shall cease and K-Tron shall be the surviving corporation of the Merger and shall be governed by the NJBCA. As of the effective time of the Merger, the certificate of incorporation of the surviving corporation shall be amended and restated as set forth in Exhibit C to the Merger Agreement, and Merger Sub’s bylaws will be the bylaws of the surviving corporation, except all references to Merger Sub’s name will be replaced with references to K-Tron International, Inc.

The directors of Merger Sub immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the initial directors of the surviving corporation. Our officers immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the initial officers of the surviving corporation.

When the Merger Becomes Effective

The Company and Merger Sub will file a certificate of merger (“Certificate of Merger”) with the Office of the Treasurer of the State of New Jersey (the “Treasurer”), as promptly as practicable after the satisfaction or waiver of the conditions to the Merger Agreement. The Merger will become effective at the time the Certificate of Merger is duly filed with the Treasurer or at some later date agreed upon by Parent and the Company.

If our shareholders approve the Merger Agreement, the Company and Parent will complete the Merger on a date to be specified by the parties, which date shall be no later than three (3) business days following the satisfaction or waiver of all conditions to the Merger Agreement. Because the Merger is subject to certain conditions, the exact timing of the effectiveness of the Merger cannot be determined.

Consideration to be Received Pursuant to the Merger

Conversion of Our Common Stock

The Merger Agreement provides that our Common Stock will be treated as follows at the effective time of the Merger:

•	Each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger, except those shares owned directly or indirectly by the Company, Parent or Merger Sub (in each case, other than any such shares held on behalf of third parties), will be cancelled and converted automatically into the right to receive the Merger Consideration.

•	In the event (i) the Merger has not been completed by April 30, 2010 as a consequence of Parent’s inability to pay the aggregate Merger Consideration to the shareholders of the Company as of such date and (ii) the Company has satisfied all conditions to closing to be performed or satisfied by the Company as of such date, the $150.00 per share cash price for each share of our Common Stock will be increased by $0.05 per share for each day from May 1, 2010 through the completion of the Merger.

•	Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one share of Common Stock of the surviving corporation, and will constitute the only outstanding shares of capital stock of the surviving corporation following the Merger.

•	Each share of Common Stock owned by Parent or Merger Sub, or held by the Company immediately prior to the effective time of the Merger will be automatically cancelled and cease to exist.

•	All shares of Common Stock that have been converted into the right to receive the Merger Consideration will be automatically cancelled and cease to exist.

Treatment of Stock Options and Other Equity-Based Awards

Prior to the effective time of the Merger, we have agreed to terminate our equity compensation plans, any predecessor plans and each other plan pursuant to which equity awards were or may be granted. The Merger Agreement provides that stock options, stock appreciation rights, restricted stock units and unvested restricted Common Stock will be treated as follows at the effective time of the Merger:

•	Each stock option and each stock appreciation right, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and exchanged for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the exercise price per share or right and (b) the number of shares of Common Stock or rights subject to such option or stock appreciation right.

•	Each restricted stock unit that is outstanding immediately prior to the effective time of the Merger will vest and be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Common Stock underlying such restricted stock unit.

•	Each share of unvested restricted stock outstanding immediately prior to the effective time of the Merger will vest and be cancelled and converted automatically into the right to receive the Merger Consideration.

The Merger Agreement provides that, prior to the effective time of the Merger, the Company will take all necessary action (i) to cause the transactions contemplated by the Merger Agreement, including the disposition of our Common Stock (including derivative securities with respect to such Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act, (ii) to provide that the treatment of stock options, stock appreciation rights, restricted stock units and unvested restricted stock be exempt under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and (iii) to effect the treatment of Company equity plans, stock options, stock appreciation rights, restricted stock units and unvested restricted stock as set forth above. Further, the Company and Parent have agreed to take all action required to effect the transactions as set forth above to ensure that, following the effective time of the Merger, no person other than Parent and its subsidiaries shall have any right to acquire any of our securities, or to receive payment for any other equity or equity-based award other than consideration to be paid for our stock options, restricted stock units and unvested restricted stock as set forth above.

Procedure for Receiving Merger Consideration

At or prior to the effective time of the Merger, Parent will deposit with American Stock Transfer & Trust Company, LLC (the “Paying Agent”) cash sufficient to pay our shareholders the aggregate Merger Consideration to which they are entitled under the Merger Agreement. The Merger Consideration will be payable upon surrender of the certificates (“Certificates”) that represented our Common Stock immediately prior to the effective time of the Merger, or non-certificated shares of Common Stock represented by book entry (“Book Entry Shares”). The cash payable pursuant to the foregoing is referred to as the “exchange fund.”

As soon as reasonably practicable after the effective time of the Merger (and in any event within five (5) business days following the effective time of the Merger), the Paying Agent will mail to each record holder of our Common Stock a letter of transmittal and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each shareholder will be entitled to receive the appropriate Merger Consideration upon surrendering to the Paying Agent such shareholder’s Certificates or Book-Entry Shares, together with a properly executed letter of transmittal and any other documents required by the Paying Agent. The Merger Consideration and any other consideration paid under the Merger Agreement may be reduced by any applicable withholding taxes as required by law.

If a payment is to be made to a person who received shares of Common Stock pursuant to a transfer that was not registered in our transfer records, such person may receive the appropriate Merger Consideration for these transferred shares by presenting the Certificate representing such shares to the Paying Agent, together with documents to evidence the transfer and evidence that applicable transfer taxes have been paid or are not applicable.

At the effective time of the Merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers of our Common Stock in the stock transfer books of the surviving corporation. From and after the effective time of the Merger, the holders of Certificates or Book-Entry Shares shall cease to have any rights as a shareholder of K-Tron except as provided under the Merger Agreement or applicable law. If, after the effective time of the Merger, any Certificates are presented to the surviving corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates and Book-Entry Shares will be cancelled and exchanged for payment of the appropriate Merger Consideration.

The Paying Agent shall invest the cash in the exchange fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of our Common Stock. Any interest and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such earnings shall accrue to the benefit of holders of our Common Stock.

Unclaimed Amounts

Any portion of the exchange fund that remains undistributed to our shareholders after the six-month anniversary of the effective time of the Merger will be delivered by the Paying Agent to the surviving corporation upon demand, and any of our shareholders who have not previously surrendered their shares of Common Stock for the Merger Consideration will be entitled to look only to the surviving corporation for payment of the Merger Consideration, without interest, due in respect of their shares of Common Stock. Parent, Merger Sub, the surviving corporation and Paying Agent will not be liable to any former K-Tron shareholder for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Merger Consideration remaining unclaimed by our shareholders immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity, will, to the fullest extent permitted by law, become the property of the surviving corporation, free and clear of all claims or interests.

Lost, Stolen or Destroyed Certificates

If any Certificate is lost, stolen or destroyed, the Paying Agent will deliver the applicable Merger Consideration due with respect to the shares formerly represented by such Certificate if:

•	the shareholder asserting the claim of a lost, stolen or destroyed Certificate makes an affidavit of that fact in form and substance reasonably acceptable to Parent; and

•	upon request of Parent or the Paying Agent, the shareholder posts a bond in a reasonable amount designated by Parent or Paying Agent as indemnity against any claim that may be made against Parent or the surviving corporation with respect to that Certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Merger Sub and Parent, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. The representations and warranties are qualified by information in our filings with the SEC since January 1, 2006 and the confidential disclosure letter provided by the Company to Parent and Merger Sub in connection with the signing of the Merger Agreement, and may be subject to important limitations and qualifications as set forth in the Merger Agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. The confidential disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company on one hand and Parent and Merger Sub on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company, Parent or Merger Sub.

The Merger Agreement contains a number of representations and warranties made by the Company, Parent and Merger Sub that relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and validity of the Merger Agreement;

•	governmental authorizations necessary to complete the Merger;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the Merger; and

•	brokers’, finders’ and other similar fees in connection with the Merger.

The Company’s representations and warranties also relate to, among other things:

•	our organizational documents;

•	our subsidiaries;

•	our capital structure;

•	our filings with the SEC, potential amendments to such filings, the absence of material misstatements or omissions from such filings, and our compliance with the Sarbanes-Oxley Act of 2002 and governance rules and regulations of NASDAQ Stock Market LLC;

•	matters related to our internal disclosure controls and procedures;

•	the absence of undisclosed material liabilities;

•	accuracy of the statements and information supplied in this proxy statement;

•	the absence of material changes and events concerning us since October 3, 2009;

•	pending or threatened material litigation, proceedings or investigations against us;

•	orders of any governmental entity or arbitrator against us;

•	our compliance with applicable laws and possession of permits and licenses;

•	completion and accuracy of our tax filings and payments;

•	matters relating to our owned and leased real property and the leases related to our leased real property;

•	matters relating to the Employee Retirement Security Act of 1974, as amended, our employees and our employee benefits plans;

•	matters relating to labor organizations and our compliance with applicable employment laws;

•	matters relating to our intellectual property;

•	our material contracts and performance obligations thereunder;

•	our compliance with applicable environmental laws;

•	our maintenance of insurance;

•	the receipt of a fairness opinion from our financial advisor;

•	the required vote of our shareholders;

•	inapplicability of state anti-takeover statutes to the Merger Agreement and the Merger;

•	matters relating to certain provisions of our Rights Agreement and the termination of the rights thereunder; and

•	our participation in affiliate transactions.

Parent and Merger Sub also make representations and warranties relating to the availability of funds to consummate the Merger, the ownership, operations and assets of Merger Sub and the accuracy of the information provided to the Company for inclusion in this proxy statement.

Many of our representations and warranties are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any circumstance, condition, change, event, occurrence, development, state of facts or effect (a “Change”), that, individually or in the aggregate, (i) has had or will have or would be reasonably expected to have a material adverse effect on the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and our subsidiaries, taken as a whole, or (ii) will, or would be reasonably expected to, prevent or materially impede, materially hinder or materially delay the consummation by the Company of the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that none of the following shall constitute or shall be considered in determining whether a Company Material Adverse Effect has occurred:

•	Changes generally affecting the economy or the financial, credit or securities markets, to the extent such Changes do not affect the Company and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business and industries in which the Company and our subsidiaries operate;

•	the Company’s failure, in and of itself, to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after January 8, 2010, although the Changes giving rise to or contributing to such Changes may constitute or be taken into account to determine if a Company Material Adverse Effect has occurred;

•	Changes resulting from a change in generally accepted accounting principles to the extent such Changes do not affect the Company and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business and industries in which the Company and our subsidiaries operate;

•	Changes directly attributable to the announcement or pendency of the Merger, the Merger Agreement or the transactions contemplated thereby (provided that these Changes shall not apply to that portion of any representation or warranty contained in the Merger Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the performance of obligations or satisfaction of conditions under the Merger Agreement); or

•	Changes that can be shown to have resulted from any action required pursuant to the terms of the Merger Agreement or from the Company’s compliance with the covenants set forth in the Merger Agreement.

The representations and warranties of the parties to the Merger Agreement will expire upon the effective time of the Merger or the termination of the Merger Agreement (other than the representations and warranties of the Company, Parent and Merger Sub regarding brokers’, finders’ and other similar fees in connection with the Merger which survive termination of the Merger Agreement).

Conduct of Business Pending the Merger

Interim Operations of K-Tron

We have agreed to restrictions on the operation of the business of the Company and our subsidiaries until either the effective time of the Merger or the termination of the Merger Agreement. In general, we have agreed to conduct our business in the ordinary course and in a commercially reasonable manner consistent with past practice and to use commercially reasonable efforts to preserve intact our business organization and goodwill and key relationships with our customers, suppliers, employees, contractors and distributors; keep available the services of our current officers and key employees; and preserve our tangible assets and properties in their current states of repair and condition (ordinary wear and tear excepted). In addition, we have agreed that, among other things and subject to certain exceptions, we are restricted from and must prevent any of our subsidiaries from, without Parent’s prior written consent:

•	amending or modifying the Company’s or our subsidiaries’ organizational documents;

•	declaring, authorizing, setting aside, making or paying any dividends;

•	splitting, combining or reclassifying any of our securities or proposing the issuance of any securities in respect of, in lieu of, or in substitution for shares of our securities, or otherwise amending the terms of our securities;

•	entering into any agreement with respect to the voting of any of our securities;

•	repurchasing, redeeming or otherwise acquiring any of our securities or equity rights;

•	issuing, delivering, selling, granting, transferring or subjecting to a lien any securities or equity rights, or granting to any person any right to acquire any securities or equity rights, or taking any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan;

•	acquiring or purchasing any entity, business, assets or equity interests or purchasing or acquiring any properties or assets of any person other than purchases of inventory, raw materials and supplies in the ordinary course of business consistent with past practice and capital expenditures in the ordinary course of business consistent with past practice in an amount not to exceed $2 million in the aggregate;

•	transferring, selling, leasing, licensing, exchanging, swapping, mortgaging, pledging, allowing to lapse or expire or subjecting to a lien (other than a permitted lien), encumbering or otherwise surrendering, relinquishing or disposing of any of the Company’s assets, properties or rights, including our securities, other than in the ordinary course of business consistent with past practice;

•	incurring, assuming, guaranteeing, prepaying, defeasing, cancelling or otherwise becoming liable for any indebtedness for borrowed money other than any new indebtedness among the Company or any of our subsidiaries or among our subsidiaries and new indebtedness incurred under our existing credit facility in connection with the payment of obligations or commitments existing as of the date of the Merger Agreement or for permitted capital expenditures in an amount not to exceed $8 million;

•	making any investments in or capital contributions to any other person other than investments in or capital contributions to any of our subsidiaries by the Company or by any of our subsidiaries;

•	assuming, guaranteeing, endorsing or otherwise becoming liable or responsible for the indebtedness of another person (other than a guaranty by the Company on behalf of our subsidiaries or among our subsidiaries) that is in excess of $100,000 individually or $500,000 in the aggregate and other than in the ordinary course of business consistent with past practice;

•	entering into any material joint venture or material statutory partnership;

•	entering into certain related party transactions;

•	granting any new compensation or benefits or increasing the compensation or other benefits payable to any of our current or former directors, officers, consultants or employees or triggering the forgiveness of indebtedness owed by such individuals except in the ordinary course of business consistent with past practice, provided that any increase in compensation payable to an executive officer shall not exceed 3% of such executive officer’s current compensation;

•	adopting any new employee benefit plans, programs, policies or agreements or entering into any employment, consulting, change of control, severance, termination or retention agreement with any individual except for (1) employment agreements terminable on less than 30 days’ notice without penalty in the ordinary course of business consistent with past practice or, with respect to employees outside the

United States, otherwise in accordance with the past practice of our foreign subsidiaries or (2) in connection with new hires (other than officers) in the ordinary course of business consistent with past practice;

•	establishing, adopting, entering into or amending any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any of our current or former directors, officers, consultants or employees or any of their beneficiaries;

•	paying any pension, retirement allowance or other equity or equity-related award or employee benefit pursuant to any existing plan, program, policy, agreement or arrangement to any of our current or former officers, directors, employees, consultants or affiliates or paying or making any arrangement for payment such individuals of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice;

•	adopting or paying, granting, issuing or accelerating salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, other equity or equity-related, group or other insurance, severance or termination pay, change in control, pension, retirement, savings, welfare, perquisite, fringe benefit or other employee benefit plan, program, policy, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any of our current or former directors, officers, consultants or employees;

•	amending in any material respect any benefit plan of the Company, including any such existing plan, program, policy, agreement or arrangement;

•	paying, discharging, settling or in any way satisfying any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice, cancelling any material indebtedness due to the Company or waiving, releasing or assigning any claims or rights of material value other than in the ordinary course of business consistent with past practice;

•	compromising or settling or agreeing to settle any action, suit, claim, litigation, investigation or other proceeding for more than $150,000;

•	making, revoking or amending any material election related to taxes, failing to file any tax return when due or taking certain other actions with respect to taxes;

•	modifying, amending, extending or terminating any material contract or waiving, releasing or assigning any rights under any material contract or entering into any new material contract other than in the ordinary course of business consistent with past practice;

•	changing our financial accounting policies or procedures or our system of internal accounting controls;

•	terminating or cancelling, or amending or modifying in any material respect, any material insurance policies which are not replaced by a comparable amount of insurance coverage;

•	adopting, entering into or implementing a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	transferring, obtaining, abandoning, allowing to lapse or otherwise disposing of any rights to, or granting any license or non-assertion under, any material intellectual property, or disclosing or agreeing to disclose any trade secrets except as necessary in the ordinary course of business consistent with past practice;

•	taking or permitting any action that would result in any of the conditions to the Merger not being satisfied;

•	effectuating a plant closing or mass layoff;

•	creating any subsidiary;

•	amending, taking any action or making any determination with respect to the Company’s Rights Agreement;

•	failing to enforce, or granting any waiver or release, under any standstill or similar agreement; or

•	proposing or agreeing to take any of the foregoing actions.

Restrictions on Solicitations

We have agreed that prior to the effective time of the Merger the Company and our subsidiaries will not, and we will use our reasonable best efforts to ensure our representatives do not, directly or indirectly:

•	initiate, solicit or encourage (including by way of furnishing information or assistance), or knowingly induce, or take any other action designed to, or that is reasonably expected to, facilitate any inquiry with respect to the making, submission or announcement of, any proposal or offer that constitutes a Takeover Proposal (as defined in the Merger Agreement);

•	enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data or access to our properties with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that constitutes, or is reasonably expected to lead to, any Takeover Proposal or requires us to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; or

•	submit to our shareholders for their approval any Takeover Proposal, or agree or publicly announce an intention to take any of the foregoing actions.

We have agreed to immediately cease and terminate and use our reasonable best efforts to cause our representatives to immediately cease and terminate all existing activities, discussions or negotiations with any third parties with respect to any Takeover Proposal and we have agreed to use our reasonable best efforts to cause any such third party in possession of any confidential information about the Company that was previously furnished to such parties since November 1, 2008 to return or destroy such information. We have also agreed not to release any third party from the confidentiality and standstill provisions of any agreement (or terminate, amend, modify or waive any provision of any such agreement) to which the we are or may become a party to and have agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement.

Notwithstanding the restrictions on solicitation set forth above, we may at any time prior to the approval of the Merger Agreement by our shareholders, in response to a bona fide written unsolicited Takeover Proposal (so long as such Takeover Proposal was received after the date of Merger Agreement and was not initiated, solicited, encouraged or knowingly induced or facilitated, directly or indirectly, in violation of the restrictions on solicitation set forth above and we have complied with the provisions of the restrictions on solicitation set forth above):

•	furnish information with respect to the Company and our subsidiaries to the third party making such Takeover Proposal and its representatives pursuant to a confidentiality agreement (a copy of which will be provided to Parent promptly after its execution) containing confidentiality and other provisions that are substantially similar to the comparable provisions of our confidentiality agreement with Parent and are no less restrictive than those contained in our confidentiality agreement with Parent, provided that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant the Merger Agreement, and provided further that all such information provided to such third party has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such third party; and

•	participate in discussions or negotiations with such third party with respect to the Takeover Proposal;

provided, in each case, such Takeover Proposal constitutes a Superior Proposal or our Board of Directors reasonably determines (after consultation with the Company’s financial advisors and outside legal counsel) that such Takeover Proposal would reasonably be expected to lead to a Superior Proposal. The Company must provide promptly (and in any event within twenty-four (24) hours) to Parent any material nonpublic information regarding the Company provided to the third party making such Takeover Proposal which was not previously provided to Parent.

We are required to provide Parent with prompt oral and written notice (and in any event within twenty-four (24) hours and prior to providing such third party with any material non-public information) of the receipt of a

Takeover Proposal, which notice shall include the identity of the third party making such inquiry, proposal or offer, the material terms and conditions of any such inquiry, proposal or offer, and copies of all correspondence and written materials provided to the Company by the third party making such Takeover Proposal that describe any material terms and conditions of any inquiry, proposal or offer (and any subsequent changes to such terms and conditions) and written summaries of any oral communications addressing such matters. We are also required to keep Parent reasonably informed of the status and details of any Takeover Proposal and promptly, upon receipt, provide copies of all correspondence and written materials that describe the material terms and conditions relating to the Takeover Proposal, including, if applicable, drafts and final versions of agreements and any comments thereon relating to the Takeover Proposal.

We have agreed that the Board of Directors or any committee thereof will not (i) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub), or resolve to or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Board of Directors’ recommendation to our shareholders to approve the Merger Agreement or otherwise take any action or make any statement in connection with the transactions contemplated by the Merger Agreement that is inconsistent with such recommendation, (ii) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, any Takeover Proposal or (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, or allow the Company or any of our subsidiaries to execute or enter into, any binding or nonbinding letter of intent, option, joint venture, partnership or other arrangement or understanding in connection with any Takeover Proposal. Notwithstanding the foregoing, in the event that our Board of Directors concludes in good faith that a Takeover Proposal constitutes a Superior Proposal, and provides Parent with four (4) business days prior written notice, which notice shall describe the material terms and conditions of such Superior Proposal (and be updated upon any material revisions of such Superior Proposal) and include a copy of the proposed transaction agreement, our Board of Directors may, prior to the approval of the Merger Agreement by our shareholders:

•	change its recommendation to shareholders regarding the Merger; and/or

•	terminate the Merger Agreement to enter into an agreement with respect to the Superior Proposal.

Parent has the right during the four business day notice period to propose changes to the Merger Agreement. If the financial or material terms of the Superior Proposal are amended, the four business day notice period will commence following our delivery to Parent of written notice of the amended Superior Proposal. In the event that our Board of Directors changes its recommendation and/or terminates the Merger Agreement to enter into an agreement with respect to a Superior Proposal, we would be required to pay Parent a termination fee of $12 million.

As set forth in the Merger Agreement:

•	“Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any person relating to, or that is reasonably expected to lead to, any direct or indirect (a) acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of the Company and the subsidiaries, taken as a whole, or 15% or more of any class of securities of the Company or any of our subsidiaries, (b) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of securities of the Company or any of our subsidiaries, (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of our subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of securities of the Company or any of our subsidiaries or of any resulting parent company of the Company or (d) any combination of the foregoing (in each case, other than the Merger or the transactions contemplated by the Merger Agreement).

•	“Superior Proposal” means a bona fide Takeover Proposal that did not otherwise result from a breach of the Merger Agreement (provided, that for purposes of this definition references to 15% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) which the Board of Directors reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to our shareholders from a financial point of view than the

Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Merger and the Merger Agreement (including any changes to the terms of the Merger and the Merger Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being promptly completed, taking into account all financial (including the status and terms of financing of such Takeover Proposal), legal, regulatory and other aspects of such proposal.

Other Covenants

Shareholder Meeting

As promptly as reasonably practicable following the clearance of this proxy statement by the SEC, the Company has agreed, acting through the Board of Directors, to hold a meeting of our shareholders for the purpose of approving the Merger Agreement and to use its reasonable best efforts to solicit from our shareholders proxies in favor of the approval of the Merger Agreement.

Employee Benefit Matters

Following the effective time of the Merger, and for the shorter of one year after the effective time of the Merger or until the termination of an assumed employee (an individual who is an employee of the Company or one of our subsidiaries at the effective time of the Merger and whose employment will continue following the effective time of the Merger), Parent is obligated to provide, or cause the surviving corporation to provide, to all individuals who are actively employed with the Company or any our subsidiaries at the effective time of the Merger compensation and employee benefits that are in the aggregate no less favorable than those in effect as of the date of the Merger Agreement for such employees under Company benefit plans (excluding any equity, equity-related or incentive compensation, bonus, change in control, sabbatical or similar plans, programs, policies, agreements or arrangements).

Following the effective time of the Merger, each assumed employee will be credited with his or her years of service to the extent credited under Company benefit plans prior to the effective time of the Merger for purposes of determining eligibility to participate and vesting (but not for any purpose including benefit accrual or determination of levels of benefits purposes) for the same purposes under comparable employee benefit plans of Parent and the surviving corporation in which such employees participate following the effective time of the Merger (other than under any equity, equity-related, incentive compensation, bonus or sabbatical plans, programs, agreements or arrangements). Notwithstanding the foregoing, there is no requirement to provide coverage to any assumed employee under any benefit plan of Parent or any subsidiary or to duplicate any benefit provided to, or service credited on behalf of, any assumed employee.

To the extent permitted under the applicable plan or contract of Parent or any applicable subsidiary in which assumed employees participate following the effective time of the Merger, Parent and the surviving corporation will cause all: (i) pre-existing conditions for all assumed employees and their covered dependents as of the closing to be waived to the extent that such conditions were satisfied under a comparable Company benefit plan as of the effective time of the Merger and (ii) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived to the same extent waived or satisfied under the Company benefit plans as of the effective time of the Merger. In addition, Parent and the surviving corporation will honor any expenditures incurred by assumed employees and their covered dependents in satisfying the deductible, co-payment and out-of-pocket maximums under the Company benefit plans during the portion of the applicable plan year that includes the effective time of the Merger in satisfying any deductibles, co-payments or out-of-pocket maximums under any plans of Parent or the surviving corporation in which they are eligible to participate after the effective time of the Merger the portion of the applicable plan year that includes the effective time of the Merger.

With respect to the plan year in which the effective time of the Merger occurs, Parent and the surviving corporation will give each assumed employee credit, for purposes of the vacation policy applicable to such employee and/or other paid leave benefit programs, for such assumed employee’s accrued and unpaid vacation and/or paid leave balance as of the effective time of the Merger.

The Company will, at or prior to closing, award to employees bonuses under a transaction bonus plan, such bonuses to be paid not later than six (6) months after the closing date (subject to the terms and conditions of such transaction bonus plan) less any withholding required by applicable law.

Parent and the surviving corporation have agreed to assume and perform the applicable obligations of the Company under the employment agreements between K-Tron and each of Messrs. Cloues, Bowen, Guenthardt and Wisniewski. For a more detailed description of other employee-related matters, see the above section titled “The Merger — Interests of K-Tron’s Directors and Officers in the Merger” beginning on page 34 of this proxy statement.

Further Action; Reasonable Best Efforts

The Company, Parent and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the Merger and the other transactions contemplated by the Merger Agreement. The Company, Parent and Merger Sub have agreed to make appropriate filings pursuant to any applicable competition laws, including a notification and report form pursuant to the HSR Act.

In addition, Parent has agreed to take such actions, including the sale of assets or debt or equity securities or the incurrence of additional indebtedness, as may be necessary so that Parent has sufficient funds to consummate the Merger on or before the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of certain closing conditions (other than those conditions that by their nature are to be satisfied at the closing).

Indemnification and Insurance

Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger (as in effect as of the date of the Merger Agreement) in favor of the current or former directors or officers of K-Tron, as provided under K-Tron’s certificate of incorporation or bylaws or in any agreement of K-Tron with such persons, shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the effective time of the Merger, Parent will cause the surviving corporation to assume and to pay, perform and discharge, in accordance with their respective terms, K-Tron’s obligations with respect to such rights to exculpation, indemnification and advancement of expenses.

Parent has agreed that for a period of six years following the effective time of the Merger, Parent will maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to acts or omissions arising at or before the effective time of the Merger; provided, however, that Parent may substitute such policies with policies that provide substantially equivalent coverage and amounts and terms no less favorable to such directors and officers; provided, further, that if any such policy expires or is terminated or cancelled during such period, then Parent shall use commercially reasonably efforts to obtain substantially similar insurance. After the effective time of the Merger, Parent will not be obligated to pay annual premiums in excess of 150% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of the coverages required to be obtained; provided however, that if the annual premiums for such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with as much coverage as reasonably practicable for such amount.

Certain Other Covenants

The Merger Agreement contains additional mutual covenants, including covenants relating to access to information, preparation and filing of this proxy statement, defense settlement of lawsuits and legal proceedings relating to the Merger or the Merger Agreement, cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, notification of certain matters and public announcements.

Conditions to the Merger

Conditions to Each Party’s Obligation.

The obligations of each of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver at or before the effective time of the Merger of the following conditions:

•	approval of the Merger Agreement by our shareholders;

•	absence of legal prohibitions on completion of the Merger; and

•	expiration or termination of any applicable waiting periods under the HSR Act or any applicable foreign competition law relating to the Merger.

Conditions to Parent and Merger Sub’s Obligation.

The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or before the closing date of the following additional conditions:

•	the representations and warranties of the Company relating to capitalization were true and correct (except for any de minimis inaccuracy), and the representations and warranties of the Company qualified by materiality or Company Material Adverse Effect (as defined in the Merger Agreement) were true and correct in all respects, and the representations and warranties of the Company not qualified by materiality or Company Material Adverse Effect were true and correct in all material respects, in each of the foregoing cases, as of the date of the Merger Agreement; the representations and warranties relating to the Company’s capitalization shall be true and correct (except for any de minimis inaccuracy) as of the closing date of the Merger; the other representations and warranties of the Company must be true and correct as of the closing date, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect; the Company has performed in all material respects its obligations and complied in all material respects with all covenants required to be performed or complied with by it; and the Company has delivered a certificate signed by the chief executive officer and chief financial officer of the Company to the foregoing effect; and

•	since the date of the Merger Agreement there has not been a Company Material Adverse Effect.

Conditions to the Company’s Obligation.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver at or before the closing date of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub qualified by materiality or Parent Material Adverse Effect (as defined in the Merger Agreement) were true and correct in all respects, and the representations and warranties of Parent not qualified by materiality or Parent Material Adverse Effect were true and correct in all material respects, in each case, as of the date of the Merger Agreement; the representations and warranties of Parent and Merger Sub must be true and correct as of the closing date, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and Merger Sub have each performed in all material respects its obligations and complied in all material respects with all covenants required to be performed or complied with by it; and Parent and Merger Sub have delivered a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to the foregoing effect.

For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any circumstance, condition, change, event, occurrence, development, state of facts or effect that, individually or in the aggregate, prevents or materially impedes, materially hinders or materially delays the consummation by Parent of the Merger or the other transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

•	by mutual written consent of Parent and the Company;

•	by either Parent or Company if:

•	the Merger has not been consummated on or before June 30, 2010 and the party seeking to terminate the Merger Agreement for this reason has not breached its obligations in any material respect under the Merger Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger to have been consummated by such date;

•	an order has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement for this reason has complied with the covenant requiring that such party use reasonable best efforts to consummate the Merger with respect to such order; or

•	our shareholders do not approve the Merger Agreement.

•	By Parent if:

•	any of the representations or warranties of the Company were untrue or inaccurate as of the date of the Merger Agreement or thereafter became untrue or inaccurate or the Company has breached or failed to perform any covenant or agreement under the Merger Agreement that would cause the conditions to closing not to be satisfied and such untruth, inaccuracy, breach or failure to perform is incurable or has not been cured by the Company within fifteen (15) days after written notice to the Company describing such untruth, inaccuracy, breach or failure to perform (or cured by June 29, 2010 if such date is less than fifteen (15) days after written notice);

•	our Board of Directors or any committee thereof changes the Board of Directors’ recommendation to our shareholders regarding the approval of the Merger Agreement;

•	our Board of Directors or any committee thereof fails to reaffirm the Board of Directors’ recommendation to our shareholders regarding the approval of the Merger Agreement in accordance with the NJBCA within three (3) business days of a request to do so from Parent; or

•	the Company or any of our subsidiaries or any their representatives have breached their respective obligations under the no solicitation provisions of the Merger Agreement in any material respect (as discussed under “— Conduct of Business Pending the Merger — Restrictions on Solicitations”) and such breach is incurable or has not been cured within fifteen (15) days after written notice to the Company describing such breach (or cured by June 29, 2010 if such date is less than fifteen (15) days after written notice).

•	By the Company if:

•	any of the representations or warranties of Parent or Merger Sub were untrue or inaccurate as of the date of the Merger Agreement or thereafter became untrue or inaccurate or Parent or Merger Sub breached or failed to perform any of their respective covenants or agreements under the Merger Agreement that would cause the conditions to closing not to be satisfied and such untruth, inaccuracy, breach or failure to perform is incurable or has not been cured within fifteen (15) days after written notice to Parent and Merger Sub describing such untruth, inaccuracy, breach or failure to perform (or cured by June 29, 2010 if such date is less than fifteen (15) days after written notice); or

•	our Board of Directors determines to accept a Superior Proposal and the Company has complied with its obligations under the no solicitation provisions of the Merger Agreement (as discussed under the section above titled “— Conduct of Business Pending the Merger — Restrictions on Solicitations”) and concurrently with such termination pays the termination fee of $12 million to Parent.

If the Merger Agreement is validly terminated, all obligations thereunder will terminate. However, our confidentiality agreement with Parent and the provisions of the Merger Agreement relating to confidentiality, representations and warranties regarding brokers’ or finders’ fees, termination fees and expenses, non-survival of representations, warranties and agreements, third party beneficiaries, assignment and governing law will remain in full force and effect. Upon such termination, there shall be no liability of any party except for (i) liability arising from fraud or a willful and material breach of the Merger Agreement or as provided in our confidentiality agreement with Parent, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity, or (ii) payment of a termination fee in certain circumstances discussed below.

Fees and Expenses

The Merger Agreement generally provides that each party will pay its own fees and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, whether or not the Merger is completed. In no event will the Company be required to pay a termination fee or the Expenses (as defined below) on more than one occasion.

Termination Fees and Expenses Payable by the Company

We have agreed to pay Parent a termination fee of $12 million (the “Termination Fee”) if any of the following events occur:

•	if a Takeover Proposal or intention to make a Takeover Proposal (whether or not conditional) is made to our shareholders, otherwise publicly disclosed or proposed or is communicated to our senior management, the Board of Directors or a committee thereof and the Merger Agreement is thereafter terminated:

•	by either the Company or Parent because (1) the Merger has not been consummated on or before June 30, 2010 (and the party seeking to terminate the Merger Agreement for this reason has not breached its obligations in any material respect under the Merger Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger to have been consummated by such date) or (2) our shareholders do not approve the Merger Agreement, in each case at a time when a Takeover Proposal is pending; or

•	by Parent because any of the representations or warranties of the Company were untrue or inaccurate as of the date of the Merger Agreement or have become untrue or inaccurate or the Company has breached or failed to perform any covenant or agreement in the Merger Agreement that would cause the conditions to closing not to be satisfied and such untruth, inaccuracy, breach or failure to perform is incurable or has not been cured by the Company within fifteen (15) days after written notice to the Company describing such untruth, inaccuracy, breach or failure to perform at a time when a Takeover Proposal is pending (or cured by June 29, 2010 if such date is less than fifteen (15) days after written notice); and

•	in each case, the Company has entered into a definitive agreement with respect to a Takeover Proposal or consummated a Takeover Proposal within twelve (12) months of such termination;

•	the Merger Agreement is terminated by Parent because our Board of Directors or any of committee thereof has changed its recommendation to our shareholders regarding the approval of the Merger Agreement;

•	the Merger Agreement is terminated by Parent because our Board of Directors or any of committee thereof fails to reaffirm the recommendation to our shareholders regarding the approval of the Merger Agreement in accordance with the NJBCA within three (3) business days of a request to do so from Parent;

•	the Merger Agreement is terminated by Parent because the Company or any of our subsidiaries or any their representatives has breached their respective obligations under the no solicitation provisions of the Merger Agreement in any material respect (as discussed under the section above titled “— Conduct of Business Pending the Merger — Restrictions on Solicitations”) and such breach is incurable or has not been cured within fifteen (15) days after written notice to the Company describing such breach (or cured by June 29, 2010 if such date is less than fifteen (15) days after written notice); or

•	the Merger Agreement is terminated by the Company because the Board of Directors has determined to accept a Superior Proposal and the Company has complied with its obligations under the no solicitation provisions of the Merger Agreement (as discussed under “— Conduct of Business Pending the Merger — Restrictions on Solicitations”).

If a Takeover Proposal or intention to make a Takeover Proposal (whether or not conditional) is made to our shareholders, otherwise publicly disclosed or proposed or is communicated to our senior management, the Board of Directors or a committee thereof and Parent thereafter terminates the Merger Agreement due to the Company’s willful breach or failure to perform any covenant or agreement under the Merger Agreement that would cause the conditions to closing not to be satisfied and such breach is incurable or has not been cured by the Company within fifteen (15) days after notice of the breach by Parent (or cured by June 29, 2010 if such date is less than fifteen (15) days after written notice) at a time when a Takeover Proposal is pending, we have agreed to pay to Parent, within two (2) business days after receipt of documentation, the documented reasonable out-of-pocket fees and expenses incurred or paid on behalf of Parent, Merger Sub or any of their affiliates (the “Expenses”) in connection with the Merger and the other transactions contemplated by the Merger Agreement in an amount not to exceed $10 million.

If we fail to pay the Termination Fee or Expenses as described above, we have also agreed to pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent and Merger Sub in connection with any suit to obtain payment of the Termination Fee or Expenses that results in a judgment against the Company for all or a portion of the Termination Fee or Expenses, together with interest on such amounts at a rate per annum equal to the prime lending rate of the Bank of New York in effect on the date such payment was due plus one percent (1%).

Amendments; Waivers

Any provision of the Merger Agreement may be amended or waived before the effective time of the Merger only if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval of the Merger Agreement by our shareholders, no amendment or waiver that requires shareholder approval under applicable law may be made, without their further approval.

Specific Performance

Parent, Merger Sub and the Company agreed that irreparable damage would occur in the event that any provision of the Merger Agreement was not performed in accordance with its specific terms or was otherwise breached. Therefore, Parent, Merger Sub and the Company will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance of the terms and provisions of the Merger Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

VOTING AGREEMENT

The following description summarizes the material provisions of the voting agreement and is qualified in its entirety by reference to the complete text of the voting agreement. The voting agreement, attached as Annex B to this proxy statement, contains the complete terms of that agreement and you should read it carefully and in its entirety.

Voting Arrangements and Related Provisions

In connection with the execution of the Merger Agreement, all of our directors and executive officers entered into a voting agreement with Parent and Merger Sub. Our directors and executive officers have agreed to vote (or cause to be voted) substantially all of their shares of Common Stock (approximately [  ]% of the outstanding shares of our Common Stock as of the record date) in favor of the approval of the Merger Agreement, the approval of any proposal to adjourn or postpone the special meeting to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which the special meeting is held and the approval of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at the special meeting.

Each of these shareholders also agreed, until any termination of the voting agreement, to vote these shares of Common Stock held by that shareholder against the following:

•	actions (including any amendment to our certificate of incorporation or bylaws), agreements or transactions that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect, in each case in any material respect, the consummation of the transactions contemplated by the Merger Agreement;

•	any Takeover Proposal and any action in furtherance of any Takeover Proposal as described in “Terms of the Merger Agreement — Conduct of Business Pending the Merger — Restrictions on Solicitations” beginning on page 50 of this proxy statement;

•	any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger);

•	any action, proposal, transaction or agreement that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation or agreement of such shareholder under the voting agreement; and

•	any other action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any condition to the Merger to be satisfied.

In connection with the voting agreement, each shareholder further agreed not to, directly or indirectly:

•	grant any proxies, powers of attorney, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement with respect to any of such shareholder’s shares of Common Stock subject to the voting agreement;

•	sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose (including by gift) of such shareholder’s shares of Common Stock subject to the voting agreement or enter into a contract to sell, assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of such shareholder’s shares, subject to certain exceptions for transfers to other shareholders of the Company, family members or for the benefit of family members, provided that each recipient of such a transfer agrees to be bound by the voting agreement;

•	otherwise permit any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement) to be created on any of such shareholder’s shares of Common Stock subject to the voting agreement; and

•	take any other action that would in any way restrict, limit or interfere in any material respect with the performance of such shareholder’s obligations under the voting agreement or transactions contemplated by the Merger Agreement.

Each of the shareholder parties to the voting agreement has irrevocably granted to, and appointed Parent and its designees, as the shareholder’s proxy and attorney-in-fact to vote, or grant a consent or approval with respect to, all of such shareholder’s shares of Common Stock subject to the voting agreement in accordance with the voting agreement as described above. The proxy granted by each shareholder party to the voting agreement is irrevocable until the termination of the Merger Agreement.

Termination

The voting agreement terminates on the earlier to occur of the effective time of the Merger or the date of termination of the Merger Agreement.

Except for its deemed beneficial ownership of shares of Common Stock as a result of the voting agreement, based on a Schedule 13D filed by Parent with the SEC on January 15, 2010, Parent does not own any shares of our Common Stock.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “The Merger — Background of the Merger” beginning on page 17 of this proxy statement, there have not been any past contacts, transactions or negotiations during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of K-Tron’s securities, election of K-Tron’s directors or sale or other transfer of a material amount of K-Tron’s assets (i) between K-Tron or any of its affiliates, on the one hand, and Parent and Merger Sub, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of K-Tron or (iii) between K-Tron and its affiliates, on the one hand, and any person not affiliated with K-Tron who would have a direct interest in such matters, on the other hand.

MARKET PRICES OF COMMON STOCK

Our Common Stock trades on the NASDAQ Global Select Market under the symbol “KTII.” As of [             ], 2010, there were [          ] shares of Common Stock outstanding, held by approximately [          ] shareholders of record. Our Common Stock began trading on the NASDAQ Global Select Market at the beginning of 2008. The following table sets forth the high and low sales prices per share for each quarter in fiscal 2008 and 2009, as well as through [                ], 2010, as quoted on the NASDAQ Global Select Market.

Market Information

	Common Stock
	High		Low

Fiscal Year Ended January 3, 2009
1st Quarter		$127.10		$95.33
2nd Quarter		$140.50		$122.20
3rd Quarter		$170.00		$108.93
4th Quarter		$133.91		$53.47
Fiscal Year Ending January 2, 2010
1st Quarter		$85.45		$45.70
2nd Quarter		$89.01		$57.86
3rd Quarter		$99.69		$77.03
4th Quarter		$113.48		$87.10
Fiscal Year Ending January 1, 2011
1st Quarter (Through [ ], 2010)	$	[ ]	$	[ ]

The closing sale price of our Common Stock on January 8, 2010, which was the last trading day before the announcement of the execution of the Merger Agreement, was $113.52 per share. On [            ], 2010, the closing sale price of our Common Stock was $[          ] per share. After the completion of the Merger, K-Tron will be a privately-held subsidiary of Parent.

Shareholders should obtain a current market quotation for K-Tron’s Common Stock before making any decision with respect to the Merger.

ABSENCE OF DISSENTERS’ RIGHTS

The NJBCA provides that in some mergers involving a New Jersey corporation, a shareholder who complies with statutory requirements has the right to receive, instead of the merger consideration, cash for each of the shareholder’s shares in an amount equal to the fair value of each share as of the day prior to the shareholder meeting approving the merger. If the corporation and the shareholder are unable to agree upon the fair value of the shares, then the fair value will be appraised by the New Jersey Superior Court. However, this right to appraisal is not available under the NJBCA to holders of K-Tron’s Common Stock in connection with the Merger. Section 14A:11-1 of the NJBCA provides that shareholders do not have a right to dissent from any plan of merger or consolidation with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders or (2) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (a) cash, (b) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) cash and such securities. Accordingly, K-Tron shareholders will not be entitled to exercise any such dissenters’ rights of appraisal in connection with the transactions contemplated by the Merger Agreement. If the Merger Agreement is approved and the Merger is completed, holders of K-Tron’s Common Stock who voted against the approval of the Merger Agreement will be treated the same as shareholders who voted for the approval of the Merger Agreement and their shares will converted automatically into the right to receive the Merger Consideration.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of February 5, 2010 (or as of such other dates as are indicated in footnotes 5, 6 and 7 to such table) with respect to shares of our Common Stock beneficially owned by each of our directors and named executive officers, all of our directors and executive officers as a group and each person we believe to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock. Except as indicated in the footnotes to the table, the shareholders who are directors and named executive officers share voting and investment power with respect to shares owned by each of them with Parent pursuant to the terms of the voting agreement. In addition, we understand that the “Other 5% Shareholders” listed in the table have sole voting and investment power with respect to the shares owned by them, except as otherwise indicated in the footnotes to the table. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the director, named executive officer or other executive officer on or within 60 days after February 5, 2010. In the case of our directors and executive officers, the information below has been provided by such persons at our request.

	Number of Shares	Percent of Common
Name of Individual or Identity of Group	of Common Stock	Stock Outstanding

Directors and Named Executive Officers:
Edward B. Cloues, II(1)(2)	246,487	8.65%
Kevin C. Bowen(1)	29,095	1.02%
Lukas Guenthardt(1)(3)	36,355	1.27%
Robert E. Wisniewski	2,500	*
Richard J. Pinola(1)	18,314	*
Robert A. Engel(1)	12,500	*
Donald W. Melchiorre	4,500	*
Norman Cohen(1)	4,469	*
Edward T. Hurd	3,500	*
Ronald R. Remick (Chief Financial Officer, resigned May 30, 2009)	23,400	*
All directors and executive officers as a group (9 persons)(4)	357,720	12.37%
Other 5% Shareholders:
D. F. Dent & Company, Inc.(5)	343,868	12.11%
T. Rowe Price Associates, Inc.(6)	256,723	9.04%
Royce & Associates, LLC(7)	196,738	6.93%
BlackRock Inc.(8)	151,757	5.35%
Hillenbrand, Inc.(9)	0	0%

*	Less than 1%

(1)	Includes with respect to Mr. Cloues 10,000 shares, Mr. Bowen 10,000 shares, Mr. Guenthardt 19,000 shares, Mr. Pinola 6,000 shares, Mr. Engel 6,000 shares and Mr. Cohen 2,000 shares, all of which shares underlie options that are currently exercisable or will be exercisable within 60 days after February 5, 2010. All such shares, to the extent not exercised prior to the closing of the Merger, are not subject to the voting agreement entered into in connection with the Merger and the aforementioned individuals have sole voting and investment power with respect to such shares owned by them.

(2)	Includes 22,000 shares as to which Mr. Cloues shares investment and voting power with Mrs. Jan Beebe, the beneficial owner, by power of attorney, and 1,200 shares as to which Mr. Cloues shares investment and voting power with his mother, Mrs. Jeannette C. Cloues, also by power of attorney. All such shares are not subject to the voting agreement entered into in connection with the Merger, and with respect to these shares, voting and investment power is not shared with Parent. Mr. Cloues does not have an economic interest in Mrs. Beebe’s or Mrs. Cloues’ shares and disclaims beneficial ownership of such shares. Mr. Cloues is not related to Mrs. Beebe.

The business address of Mr. Cloues is c/o K-Tron International, Inc., Routes 55 and 553, P.O. Box 888, Pitman, New Jersey 08071.

Also includes 100 shares of Common Stock held by Mr. Cloues that are not subject to the voting agreement entered into in connection with the Merger and over which he has sole voting and investment power.

(3)	Includes 11,797 shares as to which Mr. Guenthardt shares investment and voting power with his wife.

(4)	Includes 53,000 shares subject to currently exercisable options or options that will be exercisable within 60 days after February 5, 2010. All such shares, to the extent not exercised prior to the closing of the Merger, are not subject to the voting agreement entered into in connection with the Merger, and with respect to these shares, voting and investment power is not shared with Parent.

(5)	As reflected in a Schedule 13G/A filed January 23, 2009. According to D.F. Dent & Company, Inc. (“Dent”), it (a) is a registered investment advisor and (b) has sole dispositive power over all such shares. The principal address of Dent is 2 East Read Street, 6th Floor, Baltimore, Maryland 21202.

(6)	As reflected in Amendment No. 17 to Schedule 13G filed February 12, 2009. According to T. Rowe Price Associates, Inc. (“Price Associates”), it (a) is a registered investment adviser, (b) has sole dispositive power over all such shares and (c) has sole voting power over 400 shares. 256,323 of the shares are owned by T. Rowe Price Small-Cap Value Fund, Inc. (“Small-Cap Value Fund”), a registered investment company, as to which Price Associates serves as investment adviser with power to direct investments. According to Small-Cap Value Fund, it has sole voting power over such shares. The principal address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(7)	As reflected in a Schedule 13G/A filed January 25, 2010. According to Royce & Associates, LLC (“Royce”), it (a) is a registered investment advisor and (b) has sole voting and sole dispositive power over all such shares. The principal address of Royce is 745 Fifth Avenue, New York, NY 10151.

(8)	As reflected in a Schedule 13G filed January 29, 2010. According to BlackRock, Inc. (“BlackRock”), (a) it is a parent holding company or control person, (b) its subsidiaries BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors and BlackRock Investment Management, LLC acquired the shares being reported and (c) it has sole voting and sole dispositive power over all such shares. The principal address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(9)	As reflected in a Schedule 13D filed by Parent on January 15, 2010, Parent may be deemed, pursuant to the voting agreement entered into in connection with the Merger, to have beneficial ownership of 334,420 shares of Common Stock, which includes 281,420 shares of our Common Stock and 53,000 shares of our Common Stock that would be issuable upon exercise of outstanding options held by Mr. Cloues, Mr. Bowen, Mr. Guenthardt, Mr. Pinola, Mr. Engel and Mr. Cohen if such options were exercised within 60 days after February 5, 2010. Parent does not directly own any shares of our Common Stock as of the date hereof.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, there will be no public participation in any future meetings of the Company’s shareholders. If the Merger is not completed, however, our shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the Merger is not completed, we will inform our shareholders, by press release or other means determined reasonable by the Company, of the date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the Company’s 2010 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

OTHER MATTERS

Other Business at Special Meeting

Our Board of Directors does not know of any other business that may be presented for consideration at the special meeting. If any business not described herein should come before the special meeting, the persons named in the enclosed proxy card will vote on those matters in accordance with their discretion.

WHERE SHAREHOLDERS CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about the Company. Shareholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov.

A list of shareholders will be available for inspection by shareholders at the special meeting or any adjournments thereof.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. The Company also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	the Company’s Annual Report on Form 10-K;

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended October 3, 2009, July 4, 2009, and April 4, 2009; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on March 19, 2009, March 30, 2009, January 11, 2010 and January 12, 2010.

The Company undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

K-Tron International, Inc.
Routes 55 & 553
P.O. Box 888
Pitman, New Jersey 08071-0888
(856) 589-0500

Documents should be requested by [            ], 2010 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this proxy statement relating to Parent and Merger Sub.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such a proxy solicitation in such jurisdiction.

Shareholders should not rely on information other than that contained in or incorporated by reference in this proxy statement. The Company has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [            ], 2010. No assumption should be

made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HILLENBRAND, INC.,
KRUSHER ACQUISITION CORP.,
AND
K-TRON INTERNATIONAL, INC.
DATED AS OF
JANUARY 8, 2010

A-i

A-ii

List of Exhibits

Exhibit	Title

A	Support Directors and Officers
B	Form of Voting Agreement
C	Amended and Restated Certificate of Incorporation of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2010 (this “Agreement”), is made and entered into among Hillenbrand, Inc., an Indiana corporation (“Parent”), Krusher Acquisition Corp., a New Jersey corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and K-Tron International, Inc., a New Jersey corporation (the “Company”). Parent, Merger Sub and the Company are referred to individually as a ‘‘Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”), and each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (the “Shares” and each a “Share”), together with the associated purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of October 16, 2001, between the Company and American Stock Transfer & Trust Company, a New York corporation (the “Rights Agreement”), other than Shares directly or indirectly owned by Parent, Merger Sub or the Company, will be converted into the right to receive the Merger Consideration (as defined herein);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each (i) determined that the Merger, this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and Merger Sub, respectively, and their respective shareholders; and (ii) adopted this Agreement and approved the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger, this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved this Agreement and approved the transactions contemplated hereby and (iii) resolved to recommend that the Company’s shareholders approve this Agreement;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the directors and officers of the Company listed on Exhibit A have entered into a voting agreement with Parent (the “Voting Agreement”), the form of which is attached as Exhibit B; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1  Certain Defined Terms.

As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Action” has the meaning set forth in Section 3.11.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting Securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assumed Employee” has the meaning set forth in Section 5.5(a).

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security, and the term “Beneficially Owned” shall be construed accordingly.

“Board of Directors” means the board of directors of any specified Person.

“Book-Entry Shares” has the meaning set forth in Section 2.11(a).

“Business Day” means any day except Saturday or Sunday or on which commercial banks are not required or authorized to close in the City of Chicago.

“Cancelled Shares” has the meaning set forth in Section 2.9(b).

“Cash Portion” has the meaning set forth in Section 2.9(a).

“Certificates” has the meaning set forth in Section 2.11(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Change in Recommendation” has the meaning set forth in Section 5.3(e).

“Cleanup” means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 2.12.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.5(b).

“Company Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, retention, consulting, stock purchase, stock option, restricted stock, restricted stock unit, other equity, or equity-related, severance or termination pay, change in control, hospitalization or other health, medical, dental, vision, life, disability or other insurance, supplemental unemployment benefits, vacation, sabbatical, loan, relocation, automobile allowance, profit-sharing, pension, savings or retirement plan, program, policy, agreement or arrangement, and each other employee benefit pension, welfare, fringe, perquisite or other compensatory plan, program, policy, agreement (including but not limited to employment agreements) or arrangement sponsored, maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any ERISA Affiliate of the Company, for the benefit of any current or former employee, director, consultant or member of the Company or any Company Subsidiary.

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in ARTICLE III.

“Company Equity Plans” has the meaning set forth in Section 2.10(a).

“Company Financial Advisor” has the meaning set forth in Section 3.21.

“Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Grant Thornton LLP, the independent auditors of the Company for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders’ equity (only in the case of annual reports on Form 10-K and the quarterly report on Form 10-Q for the quarter ended October 3, 2009) and a consolidated statement of cash flows, and accompanying notes.

“Company Intellectual Property” has the meaning set forth in Section 3.17(a).

“Company Leased Real Property” has the meaning set forth in Section 3.14(b).

“Company Leases” has the meaning set forth in Section 3.14(b).

“Company Material Adverse Effect” means a circumstance, condition, change, event, occurrence, development, state of facts or effect (a “Change”) that, individually or in the aggregate, (a) has had or will have, or would be reasonably expected to have, a material adverse effect on the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) will, or would be reasonably expected to, prevent or materially impede, materially hinder or materially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (i) Changes generally affecting the economy or the financial, credit or securities markets, to the extent such Changes do not affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which the Company and the Company Subsidiaries operate, (ii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the Changes giving rise to or contributing to such Change may constitute, or be taken into account in determining whether there has occurred a Company Material Adverse Effect), (iii) Changes resulting from a change in GAAP, to the extent such Changes do not affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which the Company and the Company Subsidiaries operate, (iv) Changes directly attributable to the announcement or pendency of the Merger, this Agreement or the transactions contemplated hereby (provided that the exceptions in this clause (iv) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement) or (v) Changes that can be shown to have resulted from any action required pursuant to the terms of this Agreement or from the Company’s compliance with the covenants set forth in this Agreement.

“Company Material Contract” has the meaning set forth in Section 3.18(a).

“Company Owned Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary.

“Company Owned Real Property” means any real property owned by the Company or any Company Subsidiary in fee.

“Company Permits” has the meaning set forth in Section 3.12(a).

“Company Preferred Stock” has the meaning set forth in Section 3.3(a).

“Company Recommendation” has the meaning set forth in Section 3.4.

“Company RSU” has the meaning set forth in Section 2.10(b).

“Company SAR” has the meaning set forth in Section 2.10(a).

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Shareholder Approval” has the meaning set forth in Section 3.4.

“Company Shareholder Meeting” has the meaning set forth in Section 3.4.

“Company Stock Option” has the meaning set forth in Section 2.10(a).

“Company Stock-Based Award” means any Company RSU or Unvested Restricted Stock.

“Company Subsidiary” (and collectively, “Company Subsidiaries”) has the meaning set forth in Section 3.2(a).

“Company Third Party Leases” has the meaning set forth in Section 3.14(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contract” has the meaning set forth in Section 3.18(a).

“Constituent Documents” means with respect to any entity, its certificate or articles of incorporation, bylaws, and any similar charter or other organizational documents of such entity, as currently in effect.

“Core Intellectual Property” means the Company Owned Intellectual Property identified in Section 3.17(a) of the Company Disclosure Letter.

“DOL” has the meaning set forth in Section 3.15(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment, including Laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, performance shares, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and, with respect to the Company and the Company Subsidiaries, shall include the Company Stock Options, Company SARs and Company Stock-Based Awards, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity or its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.11(a).

“Expenses” means documented reasonable out-of-pocket fees and reasonable out-of-pocket expenses incurred or paid by or on behalf of Parent, Merger Sub and their respective Affiliates in connection with the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement or the financing of the transactions contemplated by this Agreement, in each case including all documented reasonable out-of-pocket fees and reasonable out-of-pocket expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent, Merger Sub and their respective Affiliates; provided, however, that the aggregate amount of Expenses payable by the Company to Parent or its designee shall in no event exceed $10,000,000.

“Foreign Company Benefit Plan” has the meaning set forth in Section 3.15(i).

“Foreign Competition Laws” has the meaning set forth in Section 3.5(b).

“GAAP” has the meaning set forth in Section 3.6(c).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC or other governmental authority, including any state attorney general, or instrumentality.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.5(b).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person and its Subsidiaries under conditional sale or other title retention agreements relating to any property purchased by such Person or any of its Subsidiaries, (v) all obligations of such Person and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person and its Subsidiaries capitalized on the books and records of such Person or any of its Subsidiaries, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (viii) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices and (b) standby letters of credit relating to workers’ compensation insurance and surety bonds) and (ix) all guarantees and arrangements having the economic effect of a guarantee of such Person or any of its Subsidiaries of any Indebtedness of any other Person.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all U.S. and foreign (a) trademarks, service marks, corporate names, trade names, Internet domain names, designs, logos, slogans, trade dress, and general intangibles of like nature, together with all goodwill symbolized by any of the foregoing, registrations and applications related to the foregoing; (b) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof; (c) copyrights (including any registrations and applications for any of the foregoing) and copyrightable subject matter; (d) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing; (e) technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies; and (f) all rights in the foregoing and in other similar intangible assets.

“Interest Portion” has the meaning set forth in Section 2.9(a).

“IRS” means the Internal Revenue Service.

“JV” has the meaning set forth in Section 3.18(a).

“knowledge of the Company,” “to the Company’s knowledge,” “knowledge of a Company Subsidiary,” “to the Company Subsidiary’s knowledge” and similar formulations means the actual knowledge of the people set forth in

Section 1.1 of the Company Disclosure Letter or knowledge that the people set forth in Section 1.1 of the Company Disclosure Letter reasonably should have based on their roles and responsibilities within the Company.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law and law of any foreign jurisdictions.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.9(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NJBCA” means the New Jersey Business Corporation Act.

“Option Consideration” has the meaning set forth in Section 2.10(a).

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.3(b).

“Parent Distribution Agreement” means the Distribution Agreement, dated as of March 14, 2008, by and between Parent and Hill-Rom Holdings, Inc.

“Parent Material Adverse Effect” means any Change that, individually or in the aggregate, prevents or materially impedes, materially hinders or materially delays the consummation by Parent of the Merger or the other transactions contemplated by this Agreement.

“Parent SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act with the SEC since January 1, 2006 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.11(a).

“Permitted Liens” means (i) any Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been established in the applicable financial statements in accordance with GAAP, (ii) mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, or similar restrictions, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) easements (including conservation easements and similar commitments to forego development), covenants, conditions, restrictions, reservations, rights, claims, rights-of-way and other similar Liens, provided in each case, that such Liens do not and would not reasonably be expected to, individually or in the aggregate, relate to liabilities that are material or materially interfere with the present use or materially detract from the value of the property encumbered thereby, (vi) Liens relating to intercompany borrowings and (vii) other non-monetary Liens that do not materially interfere with the present use or materially detract from the value of the property encumbered thereby.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Posted Data Room Documents” has the meaning set forth in Section 3.18(a).

“Proxy Statement” has the meaning set forth in Section 3.9.

“Regulatory Law” has the meaning set forth in Section 5.6(f).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” has the meaning set forth in Section 5.2(a).

“Rights” has the meaning set forth in the Recitals.

“Rights Agreement” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(a).

“SEC” means the United States Securities and Exchange Commission.

“Section 5.3(e) Notice” has the meaning set forth in Section 5.3(e).

“Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” have the meanings set forth in the Recitals.

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) fifty percent (50%) or more of the Securities or other ownership interests or (ii) Securities or other interests having by their terms ordinary voting power to elect fifty percent (50%) or more of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal” means a bona fide Takeover Proposal that did not otherwise result from a breach of this Agreement (provided, that for purposes of this definition references to 15% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) which the Company Board reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Merger and this Agreement (including any changes to the terms of the Merger and this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being promptly completed, taking into account all financial (including the status and terms of financing of such Takeover Proposal), legal, regulatory and other aspects of such proposal.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any Person relating to, or that is reasonably expected to lead to, any direct or indirect (a) acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 15% or more of the revenues, net income, EBITDA

(earnings before interest expense, taxes, depreciation and amortization) or assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of Securities of the Company or any Company Subsidiary, (b) any tender offer or exchange offer that if consummated would result in any Person Beneficially Owning 15% or more of any class of Securities of the Company or any Company Subsidiary, (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any Company Subsidiary pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of Securities of the Company or any Company Subsidiary or of any resulting parent company of the Company or (d) any combination of the foregoing (in each case, other than the Merger or the transactions contemplated hereby).

“Tax” (and with the correlative meaning “Taxes”) means (a) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments (including obligations under any Law relating to escheat or unclaimed property) of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority or Governmental Entity, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of Law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement (whether or not written) to indemnify any other Person.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting schedules, statements or information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Fee” means an amount equal to $12,000,000.

“Transaction Bonus Plan” means a pool not exceeding $500,000 which the Company’s Chief Executive Officer, with the approval of the Company’s Compensation and Human Resources Committee, can direct be paid out by the Company to those of its employees who have provided special assistance in connection with the transactions contemplated hereby.

“Treasurer” has the meaning set forth in Section 2.3.

“Unvested Restricted Stock” has the meaning set forth in Section 2.10(c).

“U.S.” means the United States of America.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN” means the Workers Adjustment and Retraining Notification Act.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NJBCA, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The existence of the Company shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the NJBCA.

Section 2.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Chicago time, on a date to be specified by the Parties, which date shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, unless another time, date or place is agreed to by the Parties.

Section 2.3  Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, as promptly as practicable on or after the Closing Date, the Parties shall prepare and file with the Office of the Treasurer of the State of New Jersey (the “Treasurer”) a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the Parties in accordance with the relevant provisions of the NJBCA and, as promptly as practicable on or after the Closing Date, shall make all other filings or recordings required under the NJBCA. Unless otherwise mutually agreed upon by Parent and the Company, the Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Treasurer. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 2.4  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the NJBCA, including Section 14A:10-6 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all obligations and liabilities of Merger Sub shall become the obligations and liabilities of the Surviving Corporation.

Section 2.5  Certificate of Incorporation and By-Laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read as set forth in Exhibit C until further amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “K-Tron International, Inc.,” until further amended in accordance with the provisions thereof and applicable Law.

Section 2.6  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.7  Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.8  Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.9  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any Securities of the Company or Merger Sub:

(a) Conversion of Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.9(b)), together with the associated Rights, shall be converted automatically into and shall thereafter represent the right to receive (i) $150.00 in cash, without interest thereon and subject to reduction for any required withholding Taxes pursuant to Section 2.12 (the “Cash Portion”) and (ii) if (x) the Closing shall not have occurred on or prior to April 30, 2010 as a consequence of the failure of Parent to cause the representation set forth in Section 4.5 to be accurate as of such date (substituting such day for the Closing date referred to in Section 4.5) and (y) the Company has satisfied all conditions to Closing to be performed or satisfied by it as of such date, an amount in cash equal to $0.05 per day for each day during the period commencing May 1, 2010 through the date of the Closing (the “Interest Portion”; the Interest Portion, if any, together with the Cash Portion, being the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.9 shall be automatically cancelled and shall cease to exist, and each holder of Shares, whether in non-certificated book-entry form or in the form of a certificate which immediately prior to the Effective Time represented Shares, shall thereafter cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, subject to compliance with the procedures set forth in Section 2.11.

(b) Company, Parent and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.10  Company Equity Plans; Treatment of Company Equity-Based Awards.

(a) Effective not later than immediately prior to the Effective Time, the Company shall terminate the Company Equity Plans and any predecessor plans thereto and each other equity compensation plan pursuant to which awards were, or may be granted to current or former employees or directors of or other current or former service providers to the Company or the Company Subsidiaries. At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares, and each stock appreciation right (each, a “Company SAR”) in either case granted under any employee, consultant, representative or director stock option, stock purchase or equity or equity-related compensation plan, program, arrangement or agreement of the Company or the Company Subsidiaries (collectively, the “Company Equity Plans”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and, in exchange therefor (and full satisfaction thereof), the Surviving Corporation shall pay to each Person who, at the time of such cancellation, was holding any such cancelled Company Stock Option or cancelled Company SAR as soon as practicable following the Effective Time an amount in cash equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price per Share or right under such Company Stock Option or Company SAR and (ii) the number of unexercised Shares or rights subject to such Company Stock Option or Company SAR as of the Effective Time (the “Option Consideration”); provided, that if the exercise price per Share or right under any such Company Stock Option or Company SAR is equal to or greater than the Merger Consideration, then such Company Stock Option or Company SAR shall be cancelled without any cash or other payment being made in respect thereof.

(b) At the Effective Time, each Share that is then the subject of a restricted stock unit award (each, a “Company RSU”) granted under any Company Equity Plan or otherwise that is outstanding immediately prior to the Effective Time shall become fully vested as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Company RSU be cancelled and converted into the right to receive the Merger Consideration in respect of each underlying Share from the Surviving Corporation immediately after the Effective Time. The Surviving Corporation shall pay the Merger Consideration as soon as practicable following the Effective Time for such Shares to each Person who, at the time of such cancellation, was holding any such cancelled Company RSU and had not received any consideration therefor as of such time.

(c) Immediately prior to the Effective Time, all unvested restricted stock (“Unvested Restricted Stock”) granted under the Company Equity Plans outstanding immediately prior to the Effective Time shall vest and shall be treated in accordance with Section 2.9(a).

(d) Prior to the Effective Time, the Company shall take all necessary action (i) to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act and to provide that the treatment of Company Stock Options, Company SARs, Unvested Restricted Stock and/or Company RSUs pursuant to Section 2.10(a)-(c) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and (ii) to effect the treatment of the Company Equity Plans and Company Stock Options, Company SARs, Unvested Restricted Stock, and Company RSUs set forth in this Section 2.10, including obtaining any and all necessary consents and the Company Board or appropriate committee thereof taking all necessary actions.

(e) Prior to the Effective Time, each of the Company and Parent shall take all action required to effect the transactions contemplated by this Section 2.10 to ensure that, following the Effective Time and except as set forth in Section 2.10(e) of the Company Disclosure Letter, no Person other than Parent and its Subsidiaries shall have any right (i) to acquire Securities of the Company or any Company Subsidiary or (ii) to receive any payment in respect of any equity or equity-based compensatory award other than with respect to the payment of the Option Consideration, the consideration for the Company RSUs and the treatment of Unvested Restricted Stock, each as provided in Section 2.10(a)-(c).

Section 2.11  Exchange of Shares.

(a) Paying Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an agent designated by Parent and reasonably acceptable to the Company to act as a paying agent hereunder (the “Paying Agent”), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this ARTICLE II (such cash payable pursuant to this Section 2.11(a) hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to this ARTICLE II, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, as applicable) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates or Book-Entry Shares multiplied by (y) the Merger Consideration per Share. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Closing of Transfer Books; No Further Ownership Rights in Shares.  The payment of the applicable Merger Consideration upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this ARTICLE II shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the Shares (including the associated Rights) formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to the Shares evidenced thereby, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE II.

(d) Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Shares. Any interest and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such earnings shall accrue to the benefit of holders of Shares.

(e) Termination of Exchange Fund; No Liability.  Any portion of the Exchange Fund that remains undistributed to the former holders of Shares for six (6) months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his, her or its Shares for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration, without interest, in respect of such former holder’s Shares. Neither Parent, Merger Sub, the Surviving Corporation nor the Paying Agent or any other Person shall be liable to any former holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.12  Withholding(a).  Notwithstanding anything to the contrary contained herein, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, Company Stock Options, Company SARs, Unvested Restricted Stock or Company RSUs such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity or Taxing Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Company SARs, Unvested Restricted Stock or Company RSUs in respect of which such deduction and withholding were made.

Section 2.13  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed or identified in the Company SEC Documents filed or furnished prior to the date hereof and publicly available prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents to the extent that they are predictive or forward-looking in nature) or in a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (which Company

Disclosure Letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of (i) its Constituent Documents, as amended and in effect on the date of this Agreement and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Shares, the Company Board and all committees of the Company Board, in each case since January 1, 2005 through November 5, 2009. The Company is not in violation of its Constituent Documents.

Section 3.2  Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and (ii) each Company Subsidiary’s jurisdiction of incorporation or organization. Each Company Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of (i) the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Security holders of each of the Company Subsidiaries, the Board of Directors or managers of each of the Company Subsidiaries and all committees of the Board of Directors or managers of each of the Company Subsidiaries, in each case since January 1, 2006. None of the Company Subsidiaries is in violation of its Constituent Documents.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person.

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 Shares and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 50,000 have been designated by the Company Board as Series B Junior Participating Preferred Stock and are issuable upon exercise of the Rights under the Rights Agreement.

(b) At the close of business on January 8, 2010: (i) 2,838,683 Shares were issued and outstanding, (ii) 2,028,297 Shares were held in treasury, (iii) 53,000 Shares were reserved for issuance under the Amended and Restated K-Tron International, Inc. 1996 Equity Compensation Plan, as amended, (iv) 182,500 Shares were reserved for issuance under the K-Tron International, Inc. 2006 Equity Compensation Plan, as amended on May 11, 2007 and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, as of January 8, 2010, no Securities of the Company were issued, reserved for issuance or outstanding. All issued and outstanding Shares have been, and all Shares that may be issued pursuant to (x) the exercise of outstanding Company Stock Options or Company SARs and (y) Company RSUs will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights. The Company has never declared or paid any dividend or distribution in respect of the Shares, and since October 3, 2009 has not repurchased, redeemed or otherwise acquired any Shares or issued any Company Stock Options, Company SARs, Company RSUs or Unvested Restricted Stock. There are no accrued and unpaid dividends or other distributions with respect to any outstanding Shares, and no Company Subsidiary owns, holds or has any interest in any Shares.

(c) Section 3.3(c) of the Company Disclosure Letter sets forth each Company Equity Plan for which awards remain in effect as of the date hereof. The Company has made available to Parent accurate and complete copies of all stock equity plans pursuant to which the Company has granted Company Stock Options, Company SARs, Company RSUs and Unvested Restricted Stock and the forms of all award agreements evidencing such Company Stock Options, Company SARs, Company RSUs and Unvested Restricted Stock. No material changes have been made to such forms in connection with any award. There are no outstanding options to purchase Shares, restricted Shares or restricted stock units or other equity-based awards associated with Shares that were issued other than pursuant to any Company Equity Plan and set forth in Section 3.3(d), (e), (f) and (g) of the Company Disclosure Letter.

(d) As of the date hereof, 53,000 Shares are subject to issuance pursuant to Company Stock Options granted and outstanding under the Company Equity Plans and no Shares are subject to issuance pursuant to Company SARs granted and outstanding under the Company Equity Plans. Section 3.3(d) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option and each Company SAR outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company Stock Option or Company SAR was granted; (ii) the name of the holder of such Company Stock Option or Company SAR; (iii) the number of Shares or rights subject to such Company Stock Option or Company SAR; (iv) the exercise price of such Company Stock Option or Company SAR; (v) the date on which such Company Stock Option or Company SAR was granted; (vi) the extent to which such Company Stock Option or Company SAR is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Stock Option or Company SAR is scheduled to become vested and exercisable after the date of this Agreement, including any events that would result in any acceleration of such vesting or exercisability; (vii) whether the Company Stock Option is an incentive stock option or a nonqualified stock option and (viii) the date on which such Company Stock Option or Company SAR expires. Except as set forth in Section 3.3(d) of the Company Disclosure Letter, the exercise price of each Company Stock Option and each Company SAR is, and will be deemed to be, equal to or greater than the fair market value of the Shares subject to or underlying such Company Stock Option or Company SAR as of the date such Company Stock Option or Company SAR was granted and each Company Stock Option and Company SAR qualifies for exemption from Section 409A of the Code.

(e) As of the date hereof, 11,550 Shares are subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans. Section 3.3(e) of the Company Disclosure Letter sets forth the following information with respect to each Company RSU outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company RSU was granted; (ii) the name of the holder of such Company RSU; (iii) the number of Shares subject to such Company RSU; (iv) the date on which such Company RSU was granted; and (v) the extent to which such Company RSU is vested as of the date of this Agreement and the times and extent to which such Company RSU is scheduled to become vested after the date of this Agreement, including any events that would result in any acceleration of such vesting or exercisability.

(f) As of the date hereof, there are 25,000 Shares that constitute Unvested Restricted Stock, which are reflected in the Shares listed in Section 3.3(b)(i). Section 3.3(f) of the Company Disclosure Letter sets forth the following information with respect to each share of Unvested Restricted Stock outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Unvested Restricted Stock was granted; (ii) the name of the holder of such Unvested Restricted Stock; (iii) the number of Shares subject to the terms of such Unvested Restricted Stock; (iv) the date on which such Unvested Restricted Stock was granted; and (v) the dates on which such Unvested Restricted Stock is scheduled to vest, including any events that would result in any acceleration of such vesting or exercisability.

(g) Except as referred to in Section 3.3(d) and Section 3.3(e) above, and except as set forth in Section 3.3(g) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are not outstanding or authorized (A) any Securities of the Company or any Company Subsidiary convertible into or exchangeable for Securities of the Company or any Company Subsidiary or (B) options, calls, warrants, preemptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued Securities or securities convertible into or exchangeable for Securities of the Company or any Company Subsidiary, (ii) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities or securities convertible into or exchangeable for Securities of the Company or any Company Subsidiary or to provide a material amount of funds to (excluding the payment of intercompany obligations), or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or other Person, (iii) neither the Company nor any Company Subsidiary has issued phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any Securities of the Company or any Company Subsidiary and there are no outstanding stock appreciation rights issued by the Company or any Company Subsidiary with respect to the Securities of the Company or any Company Subsidiary, (iv) except for the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary or, to the knowledge of the Company, any of their respective officers and directors, is a party with respect to the voting of Securities of the Company or any Company Subsidiary, and (v) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, Securities having the right to vote) on any matter on which the shareholders or other equity holders of the Company or any Company Subsidiary may vote. There are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any Company Subsidiary. Each Company Stock Option, Company SAR, Company RSU and Share of Unvested Restricted Stock (and each other Company equity grant) was properly accounted for in all material respects in accordance with GAAP or other applicable accounting procedures or requirements and properly and timely disclosed in accordance with the Exchange Act and all other applicable Laws and no such grants involved any “back dating,” “forward dating” or similar practices with respect to such grants.

Section 3.4  Authorization.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to the approval (the “Company Shareholder Approval”) of this Agreement by the holders of Shares holding at least two-thirds of all votes cast at a meeting of shareholders duly called and held (a “Company Shareholder Meeting”), to consummate the Merger and other transactions contemplated hereby. The Company Board, at a meeting duly called and held and at which a quorum was present throughout, has unanimously (i) approved the Merger and approved this Agreement and the transactions contemplated hereby in accordance with the NJBCA, (ii) determined that the Merger and the transactions contemplated hereby and thereby are fair to, advisable and in the best interests of the Company and its shareholders, (iii) resolved to recommend that the Company’s shareholders approve this Agreement (the “Company Recommendation”), (iv) directed that the approval of this Agreement be submitted for consideration of the shareholders of the Company at a Company Shareholder Meeting, (v) adopted resolutions to (A) render the provisions of the Rights Agreement, including the Rights or issuance of Rights, inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, until the earlier of the Effective Time or termination of this Agreement, (B) ensure that neither Parent nor any of its Affiliates is or will become an “Acquiring Person” (as defined in the Rights Agreement) and that a “Distribution Date” (as defined in the Rights Agreement) shall not occur, and the Rights shall not become exercisable, by reason of this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger and (C) cause the Rights Agreement to terminate and the Rights to expire immediately prior to the Effective Time, (vi) adopted resolutions rendering the restrictions on business combinations contained in NJBCA Section 14A:10A inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby and (vii) to the extent permitted by Law, taken all other actions necessary to irrevocably exempt the Merger, this Agreement and the transactions contemplated hereby and thereby from the restrictions imposed by any other “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or similar statute or regulation promulgated by a Governmental Entity. Subject to Section 5.3(e), the Company Board has not rescinded, modified or withdrawn such resolutions in any way. The execution, delivery and performance by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of the Company and, except for the Company Shareholder Approval and the filing of the Certificate of Merger with the Treasurer, no other corporate proceedings, filings or undertakings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.5  Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by the Company do not and the consummation by the Company of the Merger and the transactions contemplated hereby will not: (i) conflict with or violate any provisions of the Constituent Documents of the Company or any Company Subsidiary; (ii) violate or result in a loss of a benefit under any Law or Order (assuming compliance with the matters set forth in Section 3.5(b)) applicable to the Company or any Company Subsidiary or by which any of their respective properties or other assets are bound; (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or a right of guaranteed payment, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, note, bond, debenture, lease, agreement, contract, arrangement, understanding, commitment or other instrument, permit, concession, grant, franchise, right or license, in each case whether oral or written, to which the Company or any Company Subsidiary is a party or by which their respective properties or other assets are bound; (iv) result in the creation or imposition of any Lien upon any properties or other assets of the Company or any Company Subsidiary; (v) result in any breach or violation of any Company Benefit Plan, including any award agreement thereunder (it being understood that any rights arising under and pursuant to the terms of any Company Benefit Plan in connection with the transactions contemplated by this Agreement shall not be considered a breach or violation of such Company Benefit Plan); or (vi) cause the suspension or revocation of any Company Permit, except, in the case of clauses (ii), (iii), (iv), (v) and (vi), individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Company Material Adverse Effect.

(b) No clearance, consent, approval, order, license or authorization of, action by or in respect of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required or will be required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) filings and other actions by the Company to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (ii) the applicable requirements of any antitrust, investment or other competition laws or acts of jurisdictions other than the United States (the “Foreign Competition Laws”); (iii) the filing of the Certificate of Merger with the Treasurer in accordance with the NJBCA and appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of foreign or state securities or “blue sky” Laws; (iv) such filings with and approvals as may be necessary to comply with the rules and regulations of NASDAQ; (v) the filings with the SEC of (A) the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; and (vi) the other consents, filings and/or notices set forth on Section 3.5(b) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not result in a Company Material Adverse Effect.

Section 3.6  SEC Reports; Company Financial Statements.

(a) The Company has timely filed or furnished on a timely basis all reports, schedules, forms, statements and other documents required to be filed or furnished by it under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, collectively, the “Sarbanes-Oxley Act”) with the SEC since January 1, 2006 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, in each case to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and no Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading). No Company Subsidiary is, or has at anytime since January 1, 2006, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of NASDAQ. Neither the Company nor any Company Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiaries.

(c) The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries and (i) as of their respective dates of filing with the SEC complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S-X of the SEC) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated shareholders’ equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Since December 31, 2008 through the date of this Agreement, there has not been any material change in any method of financial accounting by the Company or any Company Subsidiaries, except as required by GAAP and disclosed in the Company SEC Documents filed prior to the date hereof.

(d) There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act or (ii) the Company SEC Documents. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2006. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(e) Neither the Company nor any Company Subsidiary is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or a Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or a Company Subsidiary in the Company Financial Statements or other Company SEC Documents.

Section 3.7  Internal Controls and Procedures.

(a) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act and the Sarbanes-Oxley Act with respect to such reports.

(c) The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of Company Board (and made available to Parent a summary of the significant aspects of such disclosure) (A) all “significant deficiencies” and “material weaknesses” in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standard No. 60, as in effect on the date hereof.

Section 3.8  Absence of Undisclosed Liabilities.  To the Company’s knowledge, as of the date of this Agreement, except for liabilities and obligations (i) reflected or reserved against in the most recent balance sheet (or described in the notes thereto) of the Company included in the Company Financial Statements filed prior to the date hereof, (ii) incurred in connection with this Agreement or the transactions contemplated by this Agreement or (iii) incurred in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries). To the Company’s knowledge, since the date of this Agreement, except for liabilities and obligations (i) reflected or reserved against in the most recent balance sheet (or described in the notes thereto) of the Company included in the Company Financial Statements filed prior to the date hereof, (ii) incurred in connection with this Agreement or the transactions contemplated by this Agreement or (iii) incurred in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries), other than liabilities or obligations that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a Company Material Adverse Effect.

Section 3.9  Proxy Statement.  The proxy statement of the Company (as amended or supplemented from time to time, the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s shareholders in connection with the Merger and the Company Shareholder Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time it is first mailed to shareholders of the Company, at the time of the Company Shareholder Meeting and at the Effective Time. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10  Absence of Certain Changes.  Since October 3, 2009, except as specifically contemplated or required by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course of business and in a commercially reasonable manner consistent with past practice and (b) through the date of this Agreement, there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Section 5.1. Since January 3, 2009, there have not been any Changes that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.11  Litigation.  There are no (a) suits, actions, proceedings, claims, arbitrations, mediations, conciliations, consent decrees, audits, reviews or investigations (whether at Law or in equity, before or by any Governmental Entity, or before any arbitrator, each an “Action”) pending, or, to the knowledge of the Company, threatened against, the Company or any Company Subsidiary, or their respective properties or rights; (b) Orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary; and (c) Actions pending, or to the knowledge of the Company, threatened against any officer or director of the Company that are reasonably likely to result in any liability on the part of the Company or any Company Subsidiary, whether or not such liability is insured, except in the cases of clauses (a), (b) and (c), individually or in the aggregate, as would not reasonably be expected to result in a Company Material Adverse Effect. Since January 1, 2006, there have not been any material product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party against the Company or any Company Subsidiaries (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss).

Section 3.12  Compliance with Laws.

(a) Except with respect to Environmental Laws (which are the subject of Section 3.19), each of the Company and the Company Subsidiaries holds all material permits, franchises, grants, authorizations, easements, exceptions, consents, clearances, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership, lease and operation of their respective assets and properties (the “Company Permits”). The Company and each Company Subsidiary is, and since January 1, 2006, has been, in compliance in all material respects with the terms of the Company Permits, and none of the Company Permits have been withdrawn, revoked, suspended or cancelled, nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Company’s knowledge, threatened. The Company and each Company Subsidiary has fulfilled and performed in all material respects its obligations under each Company Permit, and no event has occurred or condition or state of facts exists which would constitute a material breach or default or would cause revocation or termination of any such Company Permit.

(b) The businesses of the Company and each of the Company Subsidiaries are, and since January 1, 2006, have been, conducted in compliance in all material respects with all applicable Laws and Orders. No material change is required in the Company’s or any Company Subsidiary’s processes, properties or procedures to comply with any Laws or Orders in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof and neither the Company nor any Company Subsidiaries has received since January 1, 2006 any written notice or written communication of any noncompliance with any Laws or Orders and no Governmental Entity has, since January 1, 2006, otherwise identified any instance in which the Company or any Company Subsidiary is or may be in violation of applicable Laws or Orders.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2006, the Company has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d) Since January 1, 2006, (i) none of the Company or any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or any material concerns from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.

(e) Neither the Company or any Company Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiaries has, on behalf of the Company or any Company Subsidiaries (i) used any funds of the Company or any Company Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Company Subsidiaries.

Section 3.13  Taxes.

(a) The Company, each of its current Subsidiaries and each of its former Subsidiaries (in the case of any current or former Subsidiaries, during the period that such Subsidiary was or has been a Company Subsidiary) has (i) duly and timely filed or has caused to be filed with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects (or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired), and true and complete copies of all such Tax Returns for the taxable period ended on or after January 1, 2006 have been made available to Parent, (ii) duly and timely paid in full (or the Company has paid on the Company Subsidiaries’ behalf) all material Taxes due with respect to the periods covered by such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, whether or not such Taxes were asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each Company Subsidiary through the date of this Agreement and (v) complied in all material respects with all Laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, delinquency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or, to the knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) No deficiency for any material Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against the Company or any Company Subsidiary (or, to the knowledge of the Company or any Company Subsidiary, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no tax sharing agreements, tax indemnity agreements or other similar agreements of any kind, whether or not written, with respect to or involving the Company or any Company Subsidiary in effect.

(e) None of the Company or any Company Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar Affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the material Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

(f) There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign Law) for income Tax purposes applicable to or required to be made by the Company or any Company Subsidiary as a result of changes in methods of accounting or other events occurring on or before the date hereof.

(g) None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(h) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(i) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) No material claim, other than claims defeated or withdrawn, has been made since January 1, 2006 by an authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course) since January 1, 2006.

(l) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof or in a distribution which would otherwise constitute part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(m) There is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(n) The Company satisfies the exception described in Section 1445(b)(6) of the Code.

Section 3.14  Real and Personal Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list of all Company Owned Real Property showing the address and record titleholder thereof. The Company or a Company Subsidiary has good and marketable fee simple title to all Company Owned Real Property, free and clear of any Liens, other than Permitted Liens. With respect to each parcel of Company Owned Real Property, except as set forth on Section 3.14(a) of the Company Disclosure Letter, to the knowledge of the Company, (i) there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel or any portion thereof or interest therein, (ii) there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting such parcel or any portion thereof or interest therein, (iii) all obligations of the Company or a Company Subsidiary with regard to all applicable covenants, easements and restrictions affecting such parcel have been and are being performed in all material respects in a proper and timely manner by the Company or a Company Subsidiary and (iv) such parcel is in compliance with all applicable Laws in all material respects.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other occupancy agreements (together with any amendments, modifications and other supplements thereto, collectively, the “Company Leases”) pursuant to which the Company or any Company Subsidiary leases, subleases or otherwise occupies any real property and the address of such real property (the “Company Leased Real Property”). The Company has heretofore made available to Parent true and complete copies of all Company Leases. The Company or a Company Subsidiary has good and valid title to the leasehold estate created under the respective Company Leases, in each case free and clear of any Liens, other than Permitted Liens. Each of the Company Leases is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Company Subsidiary. To the knowledge of the Company, neither the Company nor any Company Subsidiary is in default (which has not been previously cured) under any Company Lease, nor has any notice of default been received (which has not been previously cured) by the Company or any Company Subsidiary since January 1, 2006, except for any such default or notice of default, individually or in the aggregate, that has not had and would not reasonably be expected to result in a Company Material Adverse Effect. The terms of the Company Leases have not been modified in any material respect, except to the extent that such modifications are set forth in the documents previously made available to Parent, and neither the Company nor any of the Company Subsidiaries is in negotiations with any landlord to cancel or terminate any Company Lease prior to the stated maturity date of such Company Lease.

(c) Section 3.14(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other occupancy agreements pursuant to which the Company or any Company Subsidiary leases or subleases, as applicable, any Company Owned Real Property or Company Leased Real Property or any portion thereof to any Person (together with any amendments, modifications and other supplements thereto, collectively, the “Company Third Party Leases”). The Company has heretofore made available to Parent true and complete copies of all Company Third Party Leases. Each of the Company Third Party Leases is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Company Subsidiary. To the knowledge of the Company, neither the Company nor any Company Subsidiary is in default (which has not been previously cured) under any Company Third Party Lease, nor has any notice of default been received (which has not been previously cured) by the Company or any Company Subsidiary since January 1, 2006, except for any such default or notice of default that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect. The terms of the Company Third Party Leases have not been modified in any material respect, except to the extent that such modifications are set forth in the documents previously made available to Parent, and neither the Company nor any of the Company Subsidiaries is in

negotiations with any tenant or subtenant to cancel or terminate any Company Third Party Lease prior to the stated maturity date of such Company Third Party Lease.

(d) The Company Owned Real Property and the Company Leased Real Property constitute all of the real property used by the Company or any Company Subsidiary in the conduct of their business.

(e) The property, plant and equipment of the Company and the Company Subsidiaries has been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and the Company Subsidiaries to conduct their operations in the ordinary course of business consistent with past practice.

Section 3.15  Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.15(a)(i) of the Company Disclosure Letter sets forth a true and complete list of the material Company Benefit Plans of the Company and its U.S. Company Subsidiaries. Section 3.15(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of each other material Company Benefit Plan. For purposes of Section 3.15(b) through Section 3.15(h), all references to Company Benefit Plans shall refer to Company Benefit Plans of the Company and its U.S. Company Subsidiaries and not to Foreign Benefit Plans, except that (i) the second and penultimate sentences of Section 3.15(b) shall apply to Foreign Benefit Plans as stated therein and (ii) Section 3.15(d) shall apply to Foreign Benefit Plans as stated therein. With respect to each material Company Benefit Plan, the Company has made available to Parent a current, accurate and complete copy thereof, including all amendments thereto, and, to the extent applicable: (i) any related trust agreement or other funding instrument and all amendments thereto; (ii) the most recent favorable determination letter, if applicable; (iii) any summary plan description and summaries of material modifications and any prospectus; (iv) any Forms 5500 and attached schedules and audited financial statements for the two most recent completed plan years; (v) any nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for the two most recent completed plan years; and (vi) any material communications and filings with the IRS, the U.S. Department of Labor (the “DOL”), or any other Governmental Entity, and material communications and filings with participants, administrators, trustees or beneficiaries which would result in a material liability to the Company, and, in each case, including any applications or filings under the Voluntary Compliance Resolution program, the DOL Delinquent Filer Program or any similar program. Neither the Company nor any Company Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of the Company or any Company Subsidiary or increase the liability of the Company or any Company Subsidiary.

(b) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification of such Company Benefit Plan. Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and in all material respects in accordance with all applicable Laws, including, if applicable, ERISA, the Code and all applicable securities Laws. Neither the Company, nor any Company Subsidiary nor any ERISA Affiliate of the Company has ever maintained an employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or has incurred any liability thereunder, and no condition exists that presents a risk to the Company, any Company Subsidiary or any ERISA Affiliate of the Company of incurring any liability thereunder. All contributions or other amounts payable by the Company or any Company Subsidiary as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP. Neither the Company nor any Company Subsidiary nor any ERISA Affiliate of the Company has engaged in a transaction in connection with which the Company or any Company Subsidiary reasonably would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any of the Company Benefit Plans, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits), except, with respect to Foreign Benefit Plans, to the extent that such claims will not result in a material liability to the Company. No Company Benefit Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, a multiple employer plan within the meaning of 4063 of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(c) No Company Benefit Plan provides benefits, including death, health or other medical benefits (whether or not insured), with respect to current or former employees, consultants or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or a Company Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee, consultant or director or his or her beneficiary.

(d) None of the negotiation or the execution of this Agreement, the obtaining of the Company Shareholder Approval, if applicable, or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment prior to, on or following the Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (ii) increase any benefits to or trigger the forgiveness of Indebtedness owed by any such individuals, (iii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan or (iv) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan, except, with respect to Foreign Benefit Plans, to the extent that such actions or consequences will not result in a material liability to the Company.

(e) No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) under the Company Benefit Plans, this Agreement or otherwise (excluding amounts or other entitlements payable as a result of actions taken solely by Parent or its Affiliates) will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of the Company or any Company Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been maintained, administered and operated since January 1, 2005 in all material respects in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(g) Neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates uses or has used in the past six years the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that is reasonably likely to result in the disqualification of any of the Company Benefit Plans, any material liabilities to the Company or any Company Subsidiaries, or the imposition of material penalties or excise Taxes with respect to any Company Benefit Plans by the IRS, the DOL, the Pension Benefit Guaranty Corporation or other Governmental Entity. No material liability to any employee or to any organization or any other entity under any employee leasing arrangement will result from termination of such employee leasing arrangement.

(h) No amounts payable under any Company Benefit Plan is reasonably likely to fail to be deductible for federal income Tax purposes by virtue of (i) Section 404 of the Code, (ii) Section 162(m) of the Code or (iii) Section 280G of the Code.

(i) With respect to each Company Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of the Company or any Company Subsidiary residing outside of the U.S. (a “Foreign Company Benefit Plan”): (i) all material employer and employee contributions to each Foreign Company Benefit Plan required by Law or by the terms of such Foreign Company Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Company Benefit Plan, the liability of each insurer for any Foreign Company Benefit Plan funded through insurance and the book reserve established for any Foreign Company Benefit Plan, together with any accrued contributions, are at least equal to the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities in all material respects.

Section 3.16  Employees; Labor Matters.

(a) Neither the Company nor any Company Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union, labor organization or works council.

(b) To the knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union, labor organization or works council to organize any employees of the Company or any Company Subsidiary. No demand for recognition of any employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union, labor organization or works council in the past two (2) years. No petition has been filed, nor has any proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two (2) years.

(c) There is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, and there has been no such action or event in the past five (5) years.

(d) The Company and the Company Subsidiaries are in compliance in all material respects with all (i) Laws and requirements respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, worker and independent contractor classification, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance and (ii) obligations of the Company or any of the Company Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(e) Except as set forth in Section 3.16(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has in the past two (2) years received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, material grievances or arbitrations arising out of any collective bargaining agreements or any other complaints, material grievances or arbitrations against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, layoffs and plant closings, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (v) notice of any lawsuit, action, complaint, or other proceeding pending or, to the extent material, threatened, in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes or representatives of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(f) The Company and the Company Subsidiaries properly classify and treat, under applicable Law, each of its workers as an employee or an independent contractor, and, in the case of employees, properly classify and treat, under applicable Law, each of its employees as exempt or non-exempt from overtime wage requirements, other than misclassifications or mistreatments that are not material.

(g) All material employment policies of the Company and the Company Subsidiaries are in writing and have been made available to Parent. The Company and the Company Subsidiaries are not, and have not been, (i) a

“contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan.

Section 3.17  Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations and applications, (iv) Internet domain names and (v) software, in each case that is Company Owned Intellectual Property and that is used or useful in the business of the Company or a Company Subsidiary as currently conducted (“Company Intellectual Property”). Except as set forth in Section 3.17(a) of the Company Disclosure Letter, the Company or a Company Subsidiary is the sole and exclusive beneficial owner and, with respect to applications and registrations, record owner of all of the Core Intellectual Property items set forth in Section 3.17(a) of the Company Disclosure Letter, free and clear of all Liens (except Permitted Liens), and except as otherwise noted, to the knowledge of the Company, all such Core Intellectual Property is subsisting and valid and enforceable. Except as set forth in Section 3.17(a) of the Company Disclosure Letter, to the knowledge of the Company, the Company or a Company Subsidiary is the beneficial owner of all of the Intellectual Property items that are set forth in Section 3.17(a) of the Company Disclosure Letter and that are not Core Intellectual Property, free and clear of all Liens (except Permitted Liens) and except as otherwise noted, to the knowledge of the Company, all such Intellectual Property is subsisting and valid and enforceable.

(b) [This subsection reserved.]

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Letter, to the knowledge of the Company there are no pending or threatened claims, suits, arbitrations or other proceedings before any court, agency, arbitral tribunal, or registration authority in any jurisdiction alleging that the activities or conduct of the business of the Company or any Company Subsidiary infringes upon, misappropriates, or otherwise violates the Intellectual Property of any third party or challenging the Company’s ownership, use, validity, enforceability, or registrability of any Core Intellectual Property.

(d) To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon, misappropriate, or otherwise violate, and has not in the past three (3) years infringed upon, misappropriated, or otherwise violated, any Intellectual Property of any other Person.

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Letter, to the knowledge of the Company no third party is misappropriating, infringing, or otherwise violating any Core Intellectual Property. Except as set forth on Section 3.17(e) of the Company Disclosure Letter no claims, suits, arbitrations or other adversarial claims in the past three (3) years have been brought or threatened against any third party by the Company with respect to Core Intellectual Property.

(f) To the knowledge of the Company, the Company and the Company Subsidiaries take reasonable measures to protect the confidentiality of their material trade secrets.

(g) To the knowledge of the Company, no current or former Affiliate, partner, director, shareholder, officer, or employee of the Company or any Company Subsidiary will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Core Intellectual Property, owned, used, or held for use by the Company or any Company Subsidiary in the conduct of its business.

(h) To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of, any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company or any Company Subsidiary’s right to own, use, or hold for use any of the Core Intellectual Property as owned, used, or held for use by the Company and the Company Subsidiaries.

(i) To the knowledge of the Company, the Company and the Company Subsidiaries have at all times complied with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and the Company Subsidiaries. No material claims have been asserted or, to the knowledge of the Company, threatened against, the

Company or any Company Subsidiary alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of the Company or any Company Subsidiary in the conduct of its business. The Company and the Company Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

Section 3.18  Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth, as of the date hereof, any agreement, lease, license, use or occupancy agreement, contract, note, mortgage, indenture, arrangement or other binding obligation (each, a “Contract”) to which the Company or any Company Subsidiaries is currently a party to or by which it or any of them are otherwise currently bound, that is not filed as an exhibit to the Company SEC Documents or that is not a Contract which is posted and available for review by Parent as of 12:00 p.m., Chicago time, on January 7, 2010, in the internet based data site maintained by the Company with Merrill Corporation and referred to commonly as the Krusher Data Site (the “Posted Data Room Documents”): (i) that would be required to be filed by the Company as an exhibit to any Company SEC Document pursuant to Item 601(b)(4) or 601(b)(10) of Regulation S-K under the Securities Act; (ii) pursuant to which the Company or any Company Subsidiary (A) licenses or otherwise obtains the right to use the Intellectual Property rights of any other Person (other than licenses for readily available commercial software or licenses of Intellectual Property which are not material to the manufacture or sale by the Company or any Company Subsidiary of any product of the Company or any Company Subsidiary), or (B) is restricted in any material respect in its right to use any Company Intellectual Property where any such material restriction would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect; (iii) that, since January 1, 2003, relates to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise), not including any disposition which has been reflected in prior financial statements of the Company that have been filed as part of the Company SEC Documents; (iv) that relates to any acquisition of assets or of a business under which there is a future obligation on the part of the Company or any Company Subsidiary which would reasonably be expected to exceed $500,000 under any such Contract, including by means of an earn-out or similar contingent payment mechanism; (v) purporting to restrict or prohibit the Company or any Company Subsidiary from engaging or competing in the manufacture, marketing, distribution or sale of any of the products or services presently manufactured, marketed, distributed or sold by the Company or any Company Subsidiaries; (vi) that relates to any partnership, joint venture, strategic alliance or other similar arrangement (each a “JV”) in which the Company or any Company Subsidiary is a partner, member or party, excepting any JV with respect to which the Company or the Company Subsidiary which is a partner, member or party thereof has no remaining capital contribution obligation, no unperformed obligation to extend credit, and with respect to which it has no personal liability respecting such JV’s indebtedness, liabilities and obligations; (vii) that evidences or is the primary document under which there arises Indebtedness of the Company or any Company Subsidiary (other than agreements with or among direct or indirect wholly owned Company Subsidiaries) in excess of $1,000,000; (viii) under which the Company or any Company Subsidiary has advanced or loaned any other person the principal sum of more than $1,000,000, not including credit extended to customers in the ordinary course of business; (ix) that includes any guarantee by the Company or any Company Subsidiary of any debt or obligations which are in excess of $500,000 (other than any guarantee by the Company of a Company Subsidiary’s debts or obligations or a guarantee by a Company Subsidiary of the Company’s debts or obligations or another Company Subsidiary’s debts or obligations); (x) the performance of which involves expenditures or receipts of the Company or any Company Subsidiary in excess of $1,000,000 per year not entered into in the ordinary course of business; (xi) that provides for the production by the Company or any Company Subsidiary of any product on an exclusive or requirements basis or the purchase by the Company or any Company Subsidiary of any product on an exclusive or output basis, and was not made in the ordinary course of business by the Company or any Company Subsidiary; (xii) with any director or officer of the Company or any other employee of the Company or any Company Subsidiary earning noncontingent cash compensation in excess of $150,000 per year (including any employment, consulting, retention, severance, change in control, non-competition, termination or indemnification agreements); (xiii) that is a collective bargaining agreement or similar labor agreement with a labor union or labor organization with respect to employees of the Company or any Company Subsidiary; (xiv) to which the Company or any Company Subsidiary is a party with any Governmental Entity, excepting any such Contract made in the ordinary course of business and not to resolve any claimed liability for breach or violation of any law or regulation of governmental authority; (xv) that grants any party to the Contract or any other third party “most favored nation” pricing or terms under a Contract which may not be terminated on sixty (60) days or less notice by the Company or the Company Subsidiary which is a party to such Contract; (xvi) the failure to obtain consent in respect of, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect and (xvii) that provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company where such termination, acceleration of payment or other special right would reasonably be expected to be material to the Company (each such Contract described in clauses (i) through (xvii), each Contract filed as an exhibit to the Company SEC Documents and each of the Posted Data Room Documents that meets the description of any of clauses (i) though (xvii) is referred to herein as a “Company Material Contract”).

(b) A true, correct and complete copy of each Company Material Contract (and any amendments thereto) has been made available to Parent. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract except for such breaches or defaults that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default (with or without notice or lapse of time, or both) under the terms of any Company Material Contract except for such breaches or defaults that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.19  Environmental Laws and Regulations.

(a) The Company and each Company Subsidiary are in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each Company Subsidiary of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). The Company and each Company Subsidiary have not received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or Company Subsidiary is not in such material compliance, and there are no past or present (or, to the knowledge of the Company, future) actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such material compliance in the future.

(b) There is no material Environmental Claim pending or, to the knowledge of the Company, threatened against, the Company or any Company Subsidiary or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of Law.

(c) There are no present or, to the knowledge of the Company, past actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or any Company Subsidiary, or to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of Law, except for such past actions, activities, circumstances, conditions, events or incidents which could form the basis of any Environmental Claims that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a Company Material Adverse Effect.

(d) The transactions contemplated by this Agreement will not trigger any obligations under the New Jersey Industrial Site Recovery Act and the regulations promulgated thereunder or any other Law requiring notice to a Governmental Entity regarding any environmental matters.

(e) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any Company Subsidiary (since becoming a Company Subsidiary) pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary, or regarding the Company’s or any Company Subsidiary’s compliance with applicable Environmental Laws.

Section 3.20  Insurance Coverage.  The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and the Company Subsidiaries operate. Section 3.20 of the Company Disclosure Letter lists all material insurance policies maintained by or on behalf of the Company and the Company Subsidiaries as of the date of this Agreement, and the Company has heretofore made available to Parent true, correct and complete copies of all such policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby, all premiums due on such policies have been paid by the Company, and the Company and Company Subsidiaries are otherwise in compliance in all respects with the terms and provisions of such policies, and (i) neither the Company nor any Company Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the knowledge of the Company, is the termination of any such policy or arrangement threatened, (ii) there is no claim pending under any of such policies as to which coverage has been denied by the underwriters of such policies and (iii) neither the Company nor any Company Subsidiaries has received any written notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiaries in the future on substantially the same terms as now in effect. There are no material self-insurance arrangements in effect as of the date of this Agreement with respect to the Company or any Company Subsidiaries.

Section 3.21  Opinion of Financial Advisor.  The Company’s Board of Directors has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $150.00 in cash to be paid to the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders. A signed copy of such written opinion will be made available to Parent by the Company as promptly as practicable after the date hereof.

Section 3.22  Brokers.  No Person other than the Company Financial Advisor is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of each agreement between the Company or any Company Subsidiary and the Company Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.23  Required Vote of the Company Shareholders.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub in ARTICLE IV, the Company Shareholder Approval is the only vote of holders of Securities of the Company which is required to approve this Agreement and approve the Merger and the transactions contemplated thereby.

Section 3.24  Charter Provisions; Takeover Statutes.  The Company Board has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement or the transactions contemplated hereby or thereby (i) any restrictive provision of any applicable anti-takeover or business combination provision in the Company’s certificate of incorporation or by-laws (other than the two-thirds supermajority requirement of the Company Shareholder Approval) and (ii) the restrictions on “business combinations” set forth in Section 14A:10A of the NJBCA, to the extent such restrictions would otherwise be applicable to the Merger and this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation applies to the Merger, this Agreement or the transactions contemplated hereby or thereby.

Section 3.25  Rights Agreement.  The Company Board has resolved, and the Company has taken all action necessary, to (a) render the provisions of the Rights Agreement, including the Rights or issuance of Rights, inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, (b) ensure that neither Parent nor any of its Affiliates is or will become an “Acquiring Person” (as defined in the Rights Agreement) and that a “Distribution Date” (as defined in the Rights Agreement) shall not occur, and the Rights shall not become exercisable, by reason of this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger and (c) cause the Rights Agreement to terminate and the Rights to expire immediately prior to the Effective Time.

Section 3.26  Affiliate Transactions.  Since January 3, 2009, there have been no transactions or relationships that would be required to be disclosed by the Company pursuant to Item 404 of SEC Regulation S-K.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Parent SEC Documents to the extent that they are predictive or forward-looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and, in the case of Merger Sub, in good standing under the Laws of its jurisdiction of incorporation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.2  Authorization.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby. The Board of Directors of Parent and Merger Sub have duly approved the Merger and adopted this Agreement and the transactions contemplated hereby, and except for the filing of the Certificate of Merger with the Treasurer, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Parent, in its capacity as sole shareholder of Merger Sub, has unanimously approved and adopted this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3  Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby will not (i) conflict with or violate any provisions of the Constituent Documents of Parent or Merger Sub; (ii) assuming compliance with the matters referenced in Section 4.3(b), violate or result in a loss of benefit under any Law or Order applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound; (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or a right of guaranteed payment, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, note, bond, debenture, lease, agreement, contract, arrangement, understanding, commitment or other instrument, permit, concession, grant, franchise, right or license, in each case whether oral or written, to which Parent or Merger Sub is a party or by which their respective properties or other assets are bound; or (iv) conflict with, violate any provision of, require any consent or approval under, or result in the termination or breach of, the Parent Distribution Agreement, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in a Parent Material Adverse Effect.

(b) No clearance, consent, approval, order, license or authorization of, action by or in respect of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required or will be required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for: (i) filings and other actions by Parent to comply with the HSR Act; (ii) applicable filing or other requirements of any Foreign Competition Laws; (iii) the filing of the Certificate of Merger with the Treasurer in accordance with the NJBCA and such filings with Governmental Entities to satisfy the applicable requirements of foreign or state securities or “blue sky” Laws; (iv) such filings with and approvals as may be necessary to comply with the applicable requirements of the New York Stock Exchange; and (v) the filing with the SEC of such other reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby (collectively, clauses (i) through (v), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.4  Information Supplied.  None of the information with respect to Parent and its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time of the Company Shareholder Meeting and at the Effective Time.

Section 4.5  Available Funds.   At Closing, Parent will have sufficient funds (through new or existing credit arrangements previously disclosed to the Company or otherwise) to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.

Section 4.6  Ownership and Operations of Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7  Brokers.  Except for P&M Corporate Finance, LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business by the Company.

(a) From the date of this Agreement until the Effective Time, except (i) if the Chief Executive Officer or any Senior Vice President of Parent shall otherwise expressly consent in writing, (ii) as required by applicable Law or (iii) as expressly set forth in Section 5.1(a) of the Company Disclosure Letter or as otherwise expressly required by this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course and in a commercially reasonable manner consistent with past practice, and shall use its commercially reasonable efforts to (A) preserve intact its business organization and goodwill and key relationships with its customers, suppliers, employees, contractors, distributors and others having business dealings with it, (B) keep available the services of its current officers and key employees and (C) preserve its tangible assets and properties in their current states of repair and condition (ordinary wear and tear excepted).

(b) In addition to and without limiting the generality of Section 5.1(a), except as expressly set forth in Section 5.1(b) of the Company Disclosure Letter or as otherwise expressly required by this Agreement, from the date hereof until the Effective Time, without the prior express written consent of Parent, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i) amend or modify, or permit the adoption of any amendment or modification to, any of its Constituent Documents;

(ii) (A) declare, authorize, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions paid to the Company or any wholly owned Company Subsidiaries by any wholly owned Company Subsidiaries, (B) split, combine or reclassify any of its Securities or propose the issuance of any Securities in respect of, in lieu of, or in substitution for shares of its Securities, or otherwise amend the terms of its Securities, (C) enter into any agreement with respect to the voting of any of its Securities, or (D) repurchase, redeem or otherwise acquire any of its Securities or Equity Rights (except in connection with the cashless exercises or similar transactions (including withholding of Taxes) pursuant to the exercise or settlement of Company Stock Options or Company SARs, or settlement of Company RSUs or Unvested Restricted Stock or other awards or obligations outstanding as of the date hereof; provided that such Equity Rights are disclosed in the Company Disclosure Letter);

(iii) issue, deliver, sell, grant, transfer or subject to a Lien any Securities or Equity Rights, or grant to any Person any right to acquire any Securities or Equity Rights, or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan, except pursuant to the exercise of Company Stock Options or other outstanding options or warrants to purchase Shares, the exercise of Company SARs, the vesting of Company RSUs or Unvested Restricted Stock or settlement of other awards outstanding as of the date hereof and in accordance with the terms of such instruments;

(iv) (A) acquire or purchase by any other manner any Person or division, business or Equity Interest of any Person or (B) purchase or acquire any properties or assets of any Person, other than (1) purchases of inventory, raw materials, supplies and other like items in the ordinary course of business consistent with past practice and (2) capital expenditures in the ordinary course of business consistent with past practice, in an amount not to exceed $2,000,000 in the aggregate;

(v) transfer, sell, lease, license, exchange or swap, mortgage, pledge, allow to lapse or expire, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights, including Securities, other than in the ordinary course of business consistent with past practice;

(vi) incur, assume, guarantee, prepay, defease, cancel or otherwise become liable for any Indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any new Indebtedness among the Company and any Company Subsidiaries wholly owned by the Company, or among Company Subsidiaries wholly owned by the Company and (B) new Indebtedness incurred pursuant to the Company’s existing credit facility in connection with the payment of obligations or commitments existing as of the date of this Agreement or for permitted capital expenditures referred to in (b)(iv)(B)(2) in an amount not to exceed $8,000,000;

(vii) make any investments in, or capital contributions to, any other Person (excluding any investments in, or capital contributions to, any wholly owned Company Subsidiary by the Company or any wholly owned Company Subsidiary);

(viii) assume, guarantee, endorse or otherwise become liable or responsible for the Indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries), in each case, (1) in excess of $100,000 individually or $500,000 in the aggregate, and (2) other than in the ordinary course of business consistent with past practice;

(ix) enter into any material joint venture or material statutory partnership;

(x) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi) except as required by the Company Benefit Plans as in effect as of the date of this Agreement, the Transaction Bonus Plan or as otherwise required by applicable Law, (A) grant any new compensation or benefits, or increase the compensation or other benefits payable or provided to its current or former directors, officers, consultants or employees or trigger the forgiveness of Indebtedness owed by any such individuals, except in the ordinary course of business and consistent with past practice, provided that any increase in compensation payable to an executive officer shall not exceed three percent (3%) of such executive officer’s current compensation, (B) adopt any new employee benefit plans, programs, policies, agreements or arrangements or enter into any employment, consulting, change of control, severance, termination or retention agreement or arrangement with any Person (except (1) for employment agreements terminable on less than 30 days’ notice without penalty in the ordinary course of business consistent with past practice or, with respect to employees outside the U.S., otherwise in accordance with the past practice of foreign Company Subsidiaries or (2) in connection with new hires (other than officers) in the ordinary course of business consistent with past practice) or (C) except as permitted in clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any of its current or former directors, officers, consultants or employees or any of their beneficiaries;

(xii) except as may be required pursuant to the terms of a Company Benefit Plan as in effect as of the date of this Agreement, the Transaction Bonus Plan or as otherwise required by applicable Law, (A) pay or arrange for payment of any pension, retirement allowance or other equity or equity-related award or employee benefit pursuant to any existing plan, program, policy, agreement or arrangement to any of its current or former officer, director, employee, consultant or Affiliate or pay or make any arrangement for payment to any of its current or former officers, directors, employees, consultants or Affiliates of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (B) adopt or pay, grant, issue or accelerate salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, other equity or equity-related, group or other insurance, severance or termination pay, change in control, pension, retirement, savings, welfare, perquisite, fringe benefit or other employee benefit plan, program, policy, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any of its directors, officers, consultants or employees, whether past or present, or (C) amend in any material respect any Company Benefit Plan, including any such existing plan, program, policy, agreement or arrangement;

(xiii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, (B) cancel any material Indebtedness due to it or (C) waive, release or assign any claims or rights of material value other than in the ordinary course of business consistent with past practice;

(xiv) compromise, settle or agree to settle any action, suit, claim, litigation, investigation or other proceeding (whether or not commenced prior to the date of this Agreement) for more than $150,000;

(xv) (A) make, revoke or amend any material election relating to Taxes, (B) settle or compromise any material proceeding relating to Taxes, (C) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes, (D) file any material amended Tax Return, (E) seek or obtain any material Tax ruling, (F) fail to file any Tax Return when due, (G) waive or extend the statute of limitations in respect of Taxes (other than extensions of time to file Tax Returns) or (H) except as required by Law, change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes;

(xvi) (A) modify, amend, extend or terminate, or waive, release, or assign any rights or claims under any Company Material Contract or (B) enter into any new agreement that would have been considered a Company Material Contract if it were entered into at or prior to the date hereof, except in either case in the ordinary course of business and consistent with past practice;

(xvii) change financial accounting policies or procedures or any of its accounting methods, except for any such change required by a change in GAAP or by applicable Law, or change its system of internal accounting controls;

(xviii) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any Company Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xix) adopt, enter into or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx) except as necessary in the ordinary conduct of the business consistent with past practice, transfer, obtain, abandon, allow to lapse, or otherwise dispose of any rights to, or grant or agree to grant any license or non-assertion under, any material Intellectual Property, or disclose or agree to disclose any trade secrets of the Company or any Company Subsidiary to any Person other than Parent or its Representatives;

(xxi) take or permit any action that would result in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied;

(xxii) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xxiii) create any Subsidiary;

(xxiv) except as contemplated by this Agreement, amend the Rights Agreement, redeem the Rights or take any action with respect to, or make any determination under, the Rights Agreement;

(xxv) fail to enforce or grant (other than to Parent or any of its Affiliates or Representatives) any waiver or release under any standstill or similar agreement; or

(xxvi) authorize, resolve, agree, commit or propose to do any of the foregoing.

Section 5.2  Investigation; Access to Information.

(a) The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to its directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents, financing sources and other representatives (collectively, ”Representatives”) reasonable access at all reasonable times on reasonable notice during the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, to (A) the Company’s and the Company Subsidiaries’ officers, employees, agents, properties, contracts, commitments, books and records, including for the purpose of conducting Phase I environmental site assessments, and (B) all other information concerning the Company’s and the Company Subsidiaries’ business, properties, litigation matters, personnel and environmental compliance and property condition as Parent may reasonably request.

(b) Parent hereby agrees that information provided to it or its Representatives in connection with this Agreement and the transactions contemplated hereby has been and shall be treated in accordance with the Confidentiality Agreement, dated as of October 5, 2009, between the Company and Parent (the “Confidentiality Agreement”); provided that the definition of “Representatives” in the Confidentiality Agreement shall be deemed to be amended to read consistent with the definition of Representative in this Agreement.

Section 5.3  No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, and it shall use its reasonable best efforts to cause its and the Company Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or knowingly induce, or take any other action designed to, or that is reasonably expected to, facilitate any inquiry with respect to the making, submission or announcement of, any proposal or offer that constitutes a Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes, or is reasonably expected to lead to, any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or (iv) submit to the shareholders of the Company for their approval any Takeover Proposal, or agree or publicly announce an intention to take any of the foregoing actions.

(b) The Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Persons or their Representatives with respect to any Takeover Proposal and will use its reasonable best efforts to cause any such Person or such Person’s Representatives in possession of any confidential information about the Company or the Company Subsidiaries that was previously furnished to such Persons since November 1, 2008 in connection therewith to be returned or destroyed. The Company shall promptly inform its Representatives and the Representatives of all Company Subsidiaries of the obligations undertaken in this Section 5.3. The Company agrees not to, and to cause the Company Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement (or terminate, amend, modify or waive any provision of any such agreement) to which the Company or any Company Subsidiaries is or may become a party, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make a Takeover Proposal. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.3 by any of the Company’s or the Company’s Subsidiaries’ Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company, a Company Subsidiary or otherwise, shall be deemed to be a material breach of this Agreement by the Company.

(c) Notwithstanding the foregoing, the Company may, prior to the Company Shareholder Approval, in response to a bona fide written unsolicited Takeover Proposal (so long as such Takeover Proposal was received after the date hereof and was not initiated, solicited, encouraged, or knowingly induced or facilitated, directly or indirectly, in violation of this Section 5.3 and the Company, in receiving such Takeover Proposal has otherwise fully complied with the terms of Section 5.3(a) and Section 5.3(d) with respect to such Takeover Proposal), subject to compliance with Section 5.3(e):

(1) furnish information with respect to it and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement (a copy of which shall be provided to Parent promptly after its execution) containing confidentiality and other provisions that are substantially similar to the comparable provisions of the Confidentiality Agreement and are no less restrictive than those contained in the Confidentiality Agreement are to Parent, provided that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 5.3(d) and Section 5.3(e), and provided further that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and

(2) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal; provided, in each case, (A) such Takeover Proposal constitutes a Superior Proposal or (B) that the Company Board reasonably determines (after consultation with the Company’s financial advisors and outside legal counsel), that such Takeover Proposal would reasonably be expected to lead to a Superior Proposal. The Company shall provide to Parent any material nonpublic information regarding the Company provided to the Person making such Takeover Proposal and its Representatives which was not previously provided to Parent, such additional information to be provided promptly (and in any event within twenty-four (24) hours).

(d) The Company shall promptly (and in any event within twenty-four (24) hours and prior to providing any such Person with any material non-public information) orally and in writing notify Parent of the receipt of a Takeover Proposal and in any such notice shall identify the name of the Person making such inquiry, proposal or offer and the material terms and conditions of such inquiry, proposal or offer and include copies of all correspondence and written materials provided to the Company or any of its Representatives by such Person making such Takeover Proposal or any of such Person’s Representatives that describe any material terms and conditions of any inquiry, proposal or offer (and any subsequent changes to such terms and conditions) and written summaries of any oral communications addressing such matters. The Company shall (i) promptly keep Parent reasonably informed of the status and details of any such Takeover Proposal, inquiry, proposal or offer (including any changes to the material terms and conditions thereof), and (ii) promptly upon receipt or delivery thereof, provide Parent with copies of all correspondence and written materials that describe any material terms and conditions, including, where applicable, drafts and final versions of agreements (including schedules and exhibits thereto), and any comments thereon, relating to any Takeover Proposal exchanged between the Company or any Company Representative, on the one hand, and the Person making such Takeover Proposal or any of its Representatives, on the other hand.

(e) Except as permitted by this Section 5.3(e), neither the Company Board nor any committee thereof shall (i) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub), or resolve to or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation or otherwise take any action or make any statement in connection with the transactions contemplated by this Agreement that is inconsistent with the Company Recommendation, (ii) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, any Takeover Proposal (any of the foregoing actions in clauses (i) and (ii), a “Change in Recommendation”) or (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, or allow the Company or any Company Subsidiaries to execute or enter into, any binding or non-binding letter of intent, option, joint venture, partnership or other arrangement or understanding in connection with any Takeover Proposal (other than confidentiality agreements permitted under Section 5.3(c) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, the Company Board may prior to the Company Shareholder Approval in response to a Superior Proposal received by the Company after the date of this Agreement and in the absence of any violation of this Section 5.3, make a Change in Recommendation or cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) and concurrently with such termination enter into a definitive agreement with respect to such Superior Proposal, subject to satisfaction of its obligations under Section 7.3; provided, however, that the Company Board shall not be entitled to effect a Change in Recommendation or exercise its right to terminate this Agreement pursuant to Section 7.1(d)(ii) until four (4) full Business Days following delivery of written notice to Parent (a “Section 5.3(e) Notice”) from the Company advising Parent that the Company Board intends to take such action, including a description of the terms and conditions of any Superior Proposal and a copy of the proposed transaction agreement for any such Superior Proposal in the form to be entered into (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the Company Board shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until four (4) full Business Days following delivery of written notice to Parent of a Section 5.3(e) Notice with respect to such Superior Proposal as so amended). In determining whether to terminate this Agreement in response to a Superior Proposal or to make a Change in Recommendation, the Company Board shall take into account any proposals made by Parent to amend the terms of this Agreement, shall cause the Company’s financial advisor and legal counsel to negotiate in good faith with Parent regarding any such proposals and shall not make a Change in Recommendation or terminate this Agreement unless, prior to the effectiveness of such Change in Recommendation or termination, the Company Board, after considering the results of any such negotiations and any revised proposals made by Parent, concludes in good faith (after consultation with a financial advisor of nationally recognized reputation) that the Superior Proposal giving rise to the Section 5.3(e) Notice continues to be a Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that (1) neither the Company Board nor any committee thereof shall take, or agree or resolve to take any action prohibited by Section 5.3(a), Section 5.3(d) or Section 5.3(e), (2) in no event shall this Section 5.3(f) affect the obligations specified in Section 5.3(e) and (3) if such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) does not expressly reaffirm the Company Recommendation, such disclosure shall be deemed a Change of Recommendation. The Company shall provide Parent with a copy of the text of any disclosure proposed to be made pursuant to this Section 5.3(f) at the earliest practicable time in advance of such disclosure.

Section 5.4  Proxy Statement; Company Shareholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare (with Parent’s reasonable cooperation) and file the preliminary Proxy Statement with the SEC. The Company shall use its best efforts to respond to any comments of the SEC or its staff, to clear the preliminary Proxy Statement with the SEC as promptly as practicable after filing and to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. The Company will promptly provide Parent with copies of all correspondence between the Company (or its Representatives) and the SEC (or its staff) regarding the Proxy Statement or the Merger. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement will be made by the Company, without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon (and the Company shall make all reasonable additions, deletions, changes or other comments to any such filing, amendment, supplement or correspondence suggested by Parent, Merger Sub or their counsel). If at any time prior to the Company Shareholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a Company Shareholder Meeting for the purpose of obtaining the Company Shareholder Approval and not postpone or adjourn the Company Shareholder Meeting except to the extent required by applicable Law and (ii) use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement. The Parties contemplate that the Company Shareholder Meeting referred to in the previous sentence will occur on or about March 31, 2009, or as soon thereafter as is reasonably practicable.

(c) Each of Parent and Merger Sub shall vote all Shares Beneficially Owned by them or any of their Affiliates as of the applicable record date in favor of the adoption and approval of this Agreement and the consummation of the Merger in accordance with applicable Law at the Company Shareholder Meeting.

Section 5.5  Employees and Employee Benefit Matters.

(a) Without limiting any additional rights that any individual who is an employee of the Company or any of the Company Subsidiaries at the Effective Time and whose employment will continue following the Effective Time (each, an “Assumed Employee”) may have under any Company Benefit Plan, except as otherwise agreed in writing between Parent and an Assumed Employee, the Surviving Corporation and each of its Subsidiaries shall employ Assumed Employees pursuant to terms and conditions established at the discretion of Parent and its Subsidiaries (including the Surviving Corporation); provided, however, that, subject to the foregoing, nothing herein shall prevent the amendment or termination of any Company Benefit Plan in accordance with the Company Benefit Plan’s terms or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform to or comply with applicable Law or otherwise.

(b) Following the Effective Time, and for the shorter of the one (1) year period following the Effective Time or until the termination of employment of the applicable Assumed Employee with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, Parent shall provide or shall cause the Surviving Corporation to provide, to all individuals who are actively employed with the Company or any of the Company Subsidiaries at the Effective Time compensation and employee benefits that are in the aggregate no less favorable than those in effect as of the date hereof for such employees under the Company Benefit Plans, excluding for this purpose, any equity, equity-related or incentive compensation, bonus, change in control, sabbatical or similar plans, programs, policies, agreements or arrangements. Following the Effective Time, each Assumed Employee shall receive service credit to the extent credited under the Company Benefit Plans prior to the Effective Time for purposes of determining eligibility to participate and vesting (but not for any other purpose including benefit accrual or determination of levels of benefits purposes) for the same purposes under comparable employee benefit plans of Parent and the Surviving Corporation in which such employees participate following the Effective Date, other than under any equity, equity-related, incentive compensation, bonus or sabbatical plans, programs, agreements or arrangements.

Notwithstanding the foregoing, none of the provisions contained herein shall operate to require coverage by any Assumed Employee under any benefit plan of Parent or any Subsidiary thereof or to duplicate any benefit provided to, or service credited on behalf of, any Assumed Employee. To the extent permitted under the applicable plan or contract of Parent or any applicable Subsidiary thereof in which Assumed Employees participate following the Effective Time, Parent and the Surviving Corporation will cause all (i) pre-existing conditions for all Assumed Employees and their covered dependents as of the Closing to be waived to the extent that such conditions were satisfied under a comparable Company Benefit Plan as of the Effective Time and (ii) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived to the same extent waived or satisfied under the Company Benefit Plans as of the Effective Time. In addition, Parent and the Surviving Corporation will honor or cause to be honored any expenditures incurred by Assumed Employees and their covered dependents in satisfying the deductible, co-payment and out-of-pocket maximums under the Company Benefit Plans during the portion of the applicable plan year that includes the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under any plans of Parent or the Surviving Corporation in which they are eligible to participate after the Effective Time for the portion of the applicable plan year that includes the Effective Time.

(c) With respect to the plan year in which the Effective Time occurs, Parent and the Surviving Corporation will give each Assumed Employee credit, for purposes of the vacation policy applicable to such employee and/or other paid leave benefit programs, for such Assumed Employee’s accrued and unpaid vacation and/or paid leave balance as of the Effective Time.

(d) The Company shall, at or prior to the Closing, award to employees bonuses under its Transaction Bonus Plan, such bonuses to be paid not later than six (6) months after the Closing Date (subject to the terms and conditions of the Transaction Bonus Plan) less any withholding required by applicable Law.

(e) As of the Effective Time, Parent and the Surviving Corporation shall expressly assume and agree to perform, by agreements in form and substance reasonably satisfactory to the applicable employee and the Surviving Corporation, the applicable obligations of the Company under (i) the Employment Agreement, dated as of November 11, 2008, between the Company and Edward B. Cloues, II; (ii) the Employment Agreement, dated as of November 11, 2008, between the Company and Kevin C. Bowen; (iii) the Employment Agreement, dated as of November 11, 2008, between the Company and Lukas Guenthardt; and (iv) the Employment Agreement, dated as of November 11, 2008, between the Company and Robert E. Wisniewski.

(f) Nothing herein shall be deemed to be a guarantee of employment for any Assumed Employee or any other employee of the Surviving Corporation or any of its Subsidiaries, or to restrict the right of the Surviving Corporation, Parent or any of their respective Subsidiaries to terminate or cause to be terminated any employee at any time for any or no reason with or without notice other than a notice requirement under the terms of any Company Benefit Plan. Notwithstanding the foregoing provisions of this Section 5.5, nothing contained herein, whether expressed or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or any Parent or Surviving Corporation plan or any other employee benefit plan, program, policy or arrangement or the establishment of any employee benefit plan, program, policy or arrangement or (ii) shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any Company Benefit Plan, Parent or Surviving Corporation plan or any other employee benefit plan, program, policy or arrangement following the Effective Time. All provisions contained in this Section 5.5 are included for the sole benefit of Parent, Merger Sub, the Company, the Surviving Corporation and their respective successor and assigns, and nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any Assumed Employee or any current or former employee or director or any participant in any employee benefit plan, program, policy, agreement or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries or (ii) to continued employment with Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.

Section 5.6  Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Efforts by any Party hereto to cause the Company Shareholder Meeting contemplated by Section 5.4(b) to be held on or about March 31, 2009, or as soon as reasonably practicable thereafter, shall be consistent with such Party’s obligation in the preceding sentence to use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall take such actions, including the sale of assets or debt or equity securities or the incurrence of additional Indebtedness, as may be necessary to cause the representation and warranty of Parent and Merger Sub set forth in Section 4.5 to be accurate on or before the third (3rd) Business Day (substituting such third (3rd) Business Day for the Closing date referred to in Section 4.5) after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing).

(b) Without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than any legal deadline, provide any information reasonably requested by the other Party in order to make their respective filings or applications; (ii) promptly make their respective filings or applications, and thereafter make any other required submissions, including responses to requests for additional information, under the HSR Act, and any Foreign Competition Laws; (iii) subject to clause (ii) above, use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings, including any amendments or supplements thereto, and timely seeking all such consents, permits, authorizations or approvals; (iv) use reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby; (v) request early termination of the initial waiting period under the HSR Act; and (vi) refrain from taking or causing to be taken any action that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated hereby.

(c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall promptly notify the other of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent (or their respective Representatives), as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Notwithstanding anything contained herein, Parent shall take the lead and shall have the right to direct the strategy of the Parties in a manner consistent with the terms of this Agreement in any communications, meetings or proceedings with any Governmental Entity in connection with obtaining all consents, approvals or actions of any Governmental Entity (including those required under Regulatory Law) that are required in order to satisfy the conditions in ARTICLE VI; provided, however, that Parent shall afford counsel for the Company an opportunity to participate in all communications, meetings or proceedings with any Governmental Entity and Parent shall also share all proposed submissions to any Governmental Entity with counsel for the Company in draft prior to submission.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with the other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, if there is a reasonable possibility that the defending of such actions would result in their being vacated, lifted, reversed or overturned.

(e) Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to require Parent or Merger Sub to (i) litigate or agree to litigate or continue to litigate any action or proceeding at any time following the termination of this Agreement or (ii) in connection with the receipt of any necessary terminations, expirations, waivers, or approvals under the HSR Act or any Foreign Competition Laws, divest or hold separate or otherwise take or commit to take any action that limits Parent’s or Merger Sub’s freedom of action with respect to, or their ability to retain, any of the businesses, product lines, properties or assets of the Company or the Company Subsidiaries or Parent or any of its Subsidiaries.

(f) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign antitrust, competition or fair trade statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws, including Foreign Competition Laws.

Section 5.7  Notification of Certain Matters.  The Company and Parent shall promptly notify each other of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause or is reasonably likely to result in any of the conditions to the Merger set forth in ARTICLE VI to not be satisfied in any material respect (or for satisfaction to be materially delayed) at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the representations and warranties of the Parties or the conditions to the obligations of the Parties hereto.

Section 5.8  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company, as provided in its Constituent Documents or in any agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent shall cause the Surviving Corporation to assume and to pay, perform and discharge, in accordance with their respective terms, the Company’s obligations with respect to such rights to exculpation, indemnification and advancement of expenses.

(b) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to acts or omissions arising on or before the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such directors or officers; provided, further, that if any such policy expires or is terminated or cancelled during such period, then Parent shall use commercially reasonable efforts to obtain substantially similar insurance; provided further, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 150% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto (which annual premium is set forth on Section 5.8(b) of the Company Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

Section 5.9  Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Merger Sub and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10  Public Announcements.  The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement in the form previously agreed to by the parties.

Section 5.11   Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b) No Injunctions/No Illegality.  No Governmental Entity of competent jurisdiction shall have issued or promulgated an Order or taken any other action enjoining or otherwise preventing the consummation of the Merger. No applicable Law shall have been enacted, entered, enforced, issued or put in effect that prohibits or makes illegal the consummation of the Merger.

(c) HSR Act; Antitrust.  Both (i) any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) any applicable waiting period (or extensions thereof) or approvals under each other applicable Foreign Competition Law relating to the transactions contemplated by this Agreement shall have expired, been terminated or been obtained.

Section 6.2  Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction or waiver by the Company at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.3 shall be true and correct (except for any de minimis inaccuracy) and (ii) any other representation and warranty of the Company in this Agreement that is qualified as to materiality or by reference to Company Material Adverse Effect shall be true and correct in all respects, or any such representation or warranty that is not so qualified as to materiality or by reference to Company Material Adverse Effect shall be true and correct in all material respects, in each case, as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date). (A) The representations and warranties of the Company set forth in Section 3.3 shall be true and correct (except for any de minimis inaccuracy) and (B) any other representation and warranty of the Company in this Agreement shall be true and correct in all respects, in each case, as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), unless, in the case of this clause (B), the failure of the representations and warranties to be true and correct, including the circumstances giving rise to such failure to be true and correct, considered individually or in the aggregate with all other such failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for the purposes of determining the accuracy of such representations and warranties in the context of the this clause (B), all materiality and Company Material Adverse Effect qualifications contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it.

(c) No Company Material Adverse Effect.  No effect, event, change or development shall have occurred after the date of this Agreement that, individually or in the aggregate with all other such effects, events, changes or developments, has, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) Officers’ Certificate.  The Company shall have delivered to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that each of the conditions specified in Section 6.2(a) and Section 6.2(b) has been satisfied.

Section 6.3  Additional Conditions to Obligation of the Company to Effect the Merger.  The obligations of the Company to effect the Merger shall also be subject to the satisfaction or waiver by Parent or Merger Sub at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.   The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality or by reference to Parent Material Adverse Effect shall be true in correct in all respects, or any such representation or warranty that is not so qualified as to materiality or by reference to Parent Material Adverse Effect shall be true and correct in all material respects, in each case, as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date). The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all respects, in each case, as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), unless the failure of the representations and warranties to be true and correct, including the circumstances giving rise to such failure to be true and correct, considered individually or in the aggregate with all other such failures, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for the purposes of determining the accuracy of such representations and warranties, all materiality and Parent Material Adverse Effect qualifications contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall each have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it.

(c)  Certificate.  Parent and Merger Sub shall have delivered to the Company a certificate executed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent, certifying that each of the conditions specified in Section 6.3(a) and Section 6.3(b) has been satisfied.

Section 6.4  Failure of Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, to be satisfied to excuse performance by such Party of its obligations under this Agreement if such failure was caused by such Party’s failure to act in good faith and in a manner consistent with the terms of this Agreement.

ARTICLE VII

TERMINATION; AMENDMENT AND WAIVER

Section 7.1  Termination.  Whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before June 30, 2010 (the ”Outside Date”) and (ii) the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations in any material respect under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger to have been consummated by such date;

(ii) if an Order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with its obligations pursuant to Section 5.6 with respect to such Order;

(iii) if at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;

(c) by Parent:

(i) if (A) (x) any of the representations or warranties of the Company herein shall be untrue or inaccurate on the date of this Agreement or shall thereafter become untrue or inaccurate, or (y) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, in the case of each of clause (x) and (y) such that any condition set forth in Section 6.1 or Section 6.2 would not be satisfied; and (B) if curable, such untruth, inaccuracy, breach or failure to perform is not cured within fifteen (15) calendar days after written notice to the Company (or, if the Outside Date is less than sixteen (16) calendar days from the notice by Parent, by the last day before the Outside Date) describing such untruth, inaccuracy, breach or failure to perform;

(ii) if, after the date hereof, the Company Board or any committee thereof has effected a Change in Recommendation;

(iii) if, after the date hereof, the Company Board or any committee thereof fails to reaffirm the Company Recommendation that the holders of Shares approve the Merger in accordance with the provisions of the NJBCA within three (3) Business Days of a request to do so by Parent; or

(iv) if (A) the Company or any of the Company Subsidiaries or any of their respective Representatives shall have breached any of their respective obligations under Section 5.3 in any material respect and (B) if curable, such breach is not cured within fifteen (15) calendar days after written notice to the Company (or, if the Outside Date is less than sixteen (16) calendar days from the notice by Parent, by the last day before the Outside Date) describing such breach;

(d) by the Company:

(i) if (A) (x) any of the representations or warranties of Parent or Merger Sub herein shall be untrue or inaccurate on the date of this Agreement or shall thereafter become untrue or inaccurate, or (y) Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements set forth in this Agreement, in the case of each of clause (x) and (y) such that any condition set forth in Section 6.1 or Section 6.3 would not be satisfied, and (B) if curable, such untruth, inaccuracy, breach or failure to perform is not cured within fifteen (15) calendar days after receipt of written notice to Parent and Merger Sub (or, if the Outside Date is less than sixteen (16) calendar days from the notice by the Company, by the last day before the Outside Date) describing such untruth, inaccuracy, breach or failure to perform; or

(ii) if the Company Board determines to accept a Superior Proposal, only if the Company has complied with Section 5.3 and concurrently with such termination pays the Termination Fee to Parent in accordance with the procedures and within the time periods set forth in Section 7.3.

The Party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice of such termination and the provisions of this Section 7.1 being relied on to terminate this Agreement to the other parties.

Section 7.2  Effect of Termination.  In the event of any termination of this Agreement as provided in Section 7.1, the obligations of the Parties hereunder shall terminate (except for the Confidentiality Agreement and the provisions of Section 3.22, Section 4.7, Section 7.2, Section 7.3 and ARTICLE VIII hereof, each of which shall remain in full force and effect) and there shall be no liability on the part of any Party hereto except (i) liability arising from fraud or a willful and material breach of this Agreement, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity and (ii) as provided in Section 7.3. The Parties further agree that notwithstanding anything to the contrary contained in this Agreement, in the event of any termination of this Agreement by Parent as provided in Section 7.1(c)(iv), the payment of the Termination Fee shall be the sole and exclusive remedy available to the Parent with respect to this Agreement for the breach or breaches underlying the termination pursuant to Section 7.1(c)(iv), and, upon payment of the Termination Fee, the Company shall have no further liability to Parent or Merger Sub hereunder for such breach.

Section 7.3  Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal or intention to make a Takeover Proposal (whether or not conditional) is made to the Company’s shareholders, otherwise publicly disclosed or proposed or is communicated to senior management of the Company, the Company Board or a committee thereof, and (B) this Agreement is thereafter terminated (1) by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) at a time when a Takeover Proposal is pending, or (2) by Parent pursuant to Section 7.1(c)(i) at a time when a Takeover Proposal is pending, then if, concurrently with or within twelve (12) months after the date of any such termination, the Company enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated, then the Company shall pay to Parent or its designee the Termination Fee concurrently with the earlier of the entry into a definitive agreement with respect to, or the consummation of, such Takeover Proposal;

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), Section 7.1(c)(iii) or Section 7.1(c)(iv), then the Company shall pay to Parent or its designee the Termination Fee within one (1) Business Day after such termination;

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent or its designee the Termination Fee concurrently with such termination; and

(iv) (A) a Takeover Proposal or intention to make a Takeover Proposal (whether or not conditional) is made to the Company’s shareholders, otherwise publicly disclosed or proposed or is communicated to senior management of the Company, the Company Board or a committee thereof, and (B) this Agreement is thereafter terminated by Parent pursuant to Section 7.1(c)(i) due to the Company’s willful breach or failure to perform any of its covenants or agreements set forth in the Agreement at a time when a Takeover Proposal is pending, then the Company shall pay to Parent or its designee the Expenses within two (2) Business Days after receipt by the Company of documentation supporting such Expenses;

it being understood that in no event shall the Company be required to pay the Termination Fee or, if applicable, the Expenses, on more than one occasion.

(b) If applicable, payment of the Termination Fee or Expenses shall be made to Parent or its designee by wire transfer of same day funds to the account designated by Parent or such designee.

(c) Each Party hereto agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Termination Fee or the Expenses, the Company shall pay to Parent or its designee interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due plus one percent (1%), together with the costs and expenses of Parent and Merger Sub (including reasonable legal fees and expenses) in connection with such suit. Each of the Parties hereto acknowledges that the Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as the case may be, in the circumstances in which such Termination Fee and/or Expenses, as the case may be, are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 7.4  Amendment.   At any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained, any provision of this Agreement may be amended or supplemented if such amendment or supplement is in writing and signed by the Parties hereto; provided, however, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

Section 7.5  Extension; Waiver.   At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein of the other Party or Parties contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. No failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Except as otherwise provided herein, the rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1  No Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the Parties in this Agreement which by its terms contemplates performance after the Effective Time.

Section 8.2  Notices.   Any notice required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile transmission, by reliable overnight delivery service (with proof of service), or by hand delivery, addressed as follows:

If to Parent or Merger Sub, to:

Hillenbrand, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
Facsimile: (812) 934-1344
Attention: John R. Zerkle

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 407-0411
Attention: Charles W. Mulaney, Jr., Esq.

If to the Company, to:

K-Tron International, Inc.
Routes 55 & 553
Pitman, New Jersey 08071-0888
Facsimile: (856) 256-3235
Attention: Edward B. Cloues, II

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Facsimile: (215) 963-5001
Attention: Timothy Maxwell, Esq.

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date and time sent by facsimile or personally delivered, or on the Business Day after sending if sent by overnight delivery. Any Party may notify any other Party of any changes to its address or any of the other details specified in this paragraph; provided, however, that any such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date and time of such rejection, refusal or inability to deliver.

Section 8.3  Interpretation.   When a reference is made in this Agreement to Sections, Articles, or Exhibits, such reference shall be to a Section or Article of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise specified. The words “hereby,” “hereof,” herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 8.4  Counterparts; Effectiveness.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.

Section 8.5  Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and the Parties’ disclosure letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement).

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than the following, each of whom are hereby intended to be third-party beneficiaries hereof: (i) after the Effective Time, with respect to the provisions of Section 5.8, which shall inure to the benefit of the Persons benefiting therefrom, (ii) after the Effective Time, the rights of the holders of Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (iii) after the Effective Time, the rights of the holders of Company Stock Options, Company SARs, Company RSUs and Unvested Restricted Stock to receive the payments contemplated by the applicable provisions of Section 2.10 in accordance with the terms and conditions of this Agreement.

Section 8.6  Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.7  Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect, except that Merger Sub may, without the consent of the Company, assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

Section 8.8  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York and the City of Chicago, Illinois in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES,

AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(b).

Section 8.9   Enforcement.   The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.10  Expenses.   Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HILLENBRAND, INC.

By:	/s/ Kenneth A. Camp
Name:     Kenneth A. Camp

Title:	President and Chief Executive Officer

KRUSHER ACQUISITION CORP.

By:	/s/ John R. Zerkle
Name:     John R. Zerkle

Title:	Vice President and Secretary

K-TRON INTERNATIONAL, INC.

By:	/s/ Edward B. Cloues, II
Name:     Edward B. Cloues, II

Title:	Chairman and Chief Executive Officer

[Signature page to Merger Agreement]

EXHIBIT A

Support Directors and Officers
Kevin C. Bowen
Edward B. Cloues, II
Norman Cohen
Robert A. Engel
Lukas Guenthardt
Edward T. Hurd
Donald W. Melchiorre
Richard J. Pinola
Robert E. Wisniewski

Exhibit B

Form of Voting Agreement

This VOTING AGREEMENT (this “Agreement”), dated as of January 8, 2010, by and among Hillenbrand, Inc., an Indiana corporation (“Parent”), Krusher Acquisition Corp., a New Jersey corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and each of the Persons listed on Annex I hereto (each, a “Shareholder”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) by and among Parent, Merger Sub and Krusher, a New Jersey corporation (the “Company”).

Recitals

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Shares set forth opposite such Shareholder’s name under the heading “Shares Beneficially Owned” on Annex I (all such beneficially owned Shares which are outstanding as of the date hereof and which may hereafter be acquired pursuant to acquisition by purchase, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares;” provided that “Subject Shares” shall not include (i) Shares beneficially owned in the form of Company Options or Company RSUs, but only to the extent such Shares remain unexercised or unvested, as the case may be or (ii) those Shares specifically identified on Annex I as “Excluded Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, a copy of which has been made available to each Shareholder, which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that each Shareholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Shareholder has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENTS OF EACH SHAREHOLDER

1.1  Voting of Subject Shares.   Each Shareholder irrevocably and unconditionally agrees that such Shareholder shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Shares, however called (each, a “Company Shareholders Meeting”):

(a) be present, in person or represented by proxy, or otherwise cause such Shareholder’s Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Law); and

(b) vote (or cause to be voted) with respect to all such Shareholder’s Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote:

(i) in favor of (1) the approval of the Merger Agreement, (2) without limitation of the preceding clause (1), the approval of any proposal to adjourn or postpone the Company Shareholders Meeting to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which the Company Shareholders Meeting is held and (3) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such Company Shareholders Meeting; and

(ii) against (1) any action (including any amendment to the Company’s certificate of incorporation or bylaws, as in effect on the date hereof), agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect, in each case in any material respect, the consummation of the transactions contemplated by the Merger Agreement, (2) any Takeover Proposal and any action in furtherance of any Takeover Proposal, (3) any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger), (4) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation or agreement of such Shareholder under this Agreement and (5) any other action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any condition to the Merger to be satisfied.

1.2  No Proxies for or Liens on Subject Shares.

(a) Except as provided hereunder, during the term of this Agreement, each Shareholder shall not (nor permit any Person under such Shareholder’s control to), directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement with respect to any of such Shareholder’s Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a ”Transfer”) any of such Shareholder’s Subject Shares, (iii) otherwise permit any Liens to be created on any of such Shareholder’s Subject Shares or (iv) enter into any Contract with respect to the direct or indirect Transfer of any of such Shareholder’s Subject Shares. No Shareholder shall, and shall not permit any Person under such Shareholder’s control or any of such Shareholder’s or such Person’s respective representatives to, seek or solicit any such Transfer or any such Contract. Without limiting the foregoing, each Shareholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of such Shareholder’s obligations hereunder or the transactions contemplated by the Merger Agreement.

(b) Notwithstanding the foregoing, each Shareholder shall have the right to Transfer all or any portion of his, her or its Subject Shares to a Permitted Transferee of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. ”Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (C) any trust, the trustees of which include only the Persons named in clauses (A) or (B) and the beneficiaries of which include only the Persons named in clauses (A) or (B), or (D) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

(c) Each Shareholder hereby authorizes Parent and Merger Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

1.3  Documentation and Information.   Each Shareholder (a) consents to and authorizes the publication and disclosure by Parent of such Shareholder’s identity and holdings of Subject Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release or any other disclosure document in connection with the Merger and the transactions contemplated by the Merger Agreement and (b) agrees to promptly give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Shareholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

1.4  Irrevocable Proxy.   Each Shareholder hereby revokes (or agrees to cause to be revoked) any proxies that such Shareholder has heretofore granted with respect to such Shareholder’s Subject Shares. Each Shareholder hereby irrevocably appoints Parent, and any individual designated in writing by Parent, and each of them individually, as attorney-in-fact and proxy for and on behalf of such Shareholder, for and in the name, place and stead of such Shareholder, to: (a) attend any and all Company Shareholders Meetings, (b) vote, express consent or dissent or issue instructions to the record holder to vote such Shareholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all Company Shareholders Meetings or in connection with any action sought to be taken by written consent of the shareholders of the Company without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all Company Shareholders Meetings or in connection with any action sought to be taken by written consent without a meeting. Parent (or its designee) agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Shareholder, as applicable) until the termination of the Merger Agreement and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. Each Shareholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Company. Each Shareholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 1.1.

1.5  Notices of Certain Events.   Each Shareholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Shareholder set forth in Article II.

1.6  No Solicitations; Other Offers.   Each Shareholder agrees to comply with the obligations imposed on the Company’s Representatives pursuant to Section 5.3 of the Merger Agreement as if a party thereto.

1.7  Further Assurances.   Each Shareholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as Parent or Merger Sub shall reasonably request and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub only as to himself, herself or itself (as the case may be) as follows:

2.1  Organization.   Such Shareholder, if not an individual, is a trust, duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. Such Shareholder, if an individual, is a resident of the state set forth below such Shareholder’s signature on the signature page hereto.

2.2  Authorization.   If such Shareholder is not an individual, it has full trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If such Shareholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. If such Shareholder is not an individual, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder.

2.3  Due Execution and Delivery; Binding Agreement.   This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). If such Shareholder is married and any of the Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Shareholder’s spouse, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). If such Shareholder is an individual, such Shareholder has not executed this Agreement within the state of New York.

2.4  No Violation.

(a) The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of such Shareholder’s obligations hereunder will not, (i) if such Shareholder is not an individual, contravene, conflict with, or result in any violation or breach of any provision of its organizational documents, (ii) assuming compliance with Section 2.4(b), contravene, conflict with or result in a violation nor breach of any provision of applicable Law or Order of any Governmental Entity with competent jurisdiction or (iii) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit which such Shareholder is entitled under any provision of any Contract binding upon such Shareholder.

(b) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other Person is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the performance by such Shareholder of his, her or its obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

2.5  Ownership of Subject Shares.   As of the date hereof, such Shareholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 1.2 hereof) at all times during the term of this Agreement will be, the beneficial owner of, and has, and will have, good and marketable title to, such Shareholder’s Subject Shares with no restrictions on such Shareholder’s rights of disposition pertaining thereto, except as may be otherwise set forth on Annex I hereto. Other than as provided in this Agreement or as set forth on Annex I hereto, such Shareholder has, and (except with respect to any Subject Shares Transferred in accordance with Section 1.2 hereof) at all times during the term of this Agreement will have, with respect to such Shareholder’s Subject Shares, the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, such Subject Shares, and to demand or waive any appraisal rights or issue instructions pertaining to such Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and, as such, has, and (except with respect to any Subject Shares Transferred in accordance with Section 1.2 hereof) at all times during the term of this Agreement will have, the complete and exclusive power to, directly or indirectly (a) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 1.4 hereof and (b) agree to all matters set forth in this Agreement. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition) or as set forth on Annex I hereto, the number of Shares set forth on Annex I opposite the name of such Shareholder are the only Shares beneficially owned by such Shareholder as of the date of this Agreement. Other than the Subject Shares and any Shares that are the subject of unexercised Company Stock Options and any Company RSUs held by such Shareholder (the number of which is set forth opposite the name of such Shareholder on Annex I) or as set forth on Annex I hereto, such Shareholder does not own any Shares or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Except as may be required pursuant to award agreements relating to Unvested Restricted Stock, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to Transfer or cause to be Transferred, any of such Shareholder’s Subject Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

2.6  No Other Proxies.   None of such Shareholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, except as provided hereunder.

2.7  Absence of Litigation.   With respect to such Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Shareholder, threatened against, or otherwise affecting, such Shareholder or any of his, her or its properties or assets (including such Shareholder’s Subject Shares) that could reasonably be expected to impair in any material respect the ability of such Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.8  Opportunity to Review; Reliance.   Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of his, her or its own choosing. Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.9  Finders’ Fees.   No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder in his, her or its capacity as such.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Shareholders that:

3.1  Organization.   Parent and Merger Sub are each duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2  Authorization.   Each of Parent and Merger has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub.

3.3  Due Execution and Delivery; Binding Agreement.   This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

ARTICLE IV

MISCELLANEOUS

4.1  Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (ii) if to a Shareholder, to such Shareholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.

4.2  Termination.   This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) termination of the Merger Agreement and (ii) the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve any party for liability arising from fraud or a willful and material breach of this Agreement and (y) the provisions of this Article IV shall survive any such termination of this Agreement.

4.3  Amendments and Waivers.   Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

4.4  Expenses.   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such cost or expenses.

4.5  Binding Effect; Assignment.   The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that (a) Parent may transfer and assign it rights to one or more individuals as provided in Section 1.4 and (b) each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder.

4.6  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey and the City of Chicago, Illinois in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.6(b).

4.7  Counterparts; Effectiveness.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other parties hereto.

4.8  Entire Agreement; Third Party Beneficiaries.   This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

4.9  Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

4.10  Specific Performance.   The parties hereto agree that each of Parent and Merger Sub would be irreparably damaged in the event that any Shareholder fails to perform any of his, her or its obligations under this Agreement. Accordingly, each of Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Shareholder and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

4.11  Interpretation.   When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise specified. The words “hereby,” “hereof,” herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

4.12  Capacity as Shareholder.   Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

[Signature Page Next]

IN WITNESS WHEREOF, Parent, Merger Sub and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

Hillenbrand, Inc.

By:
Name:
Title:

Krusher Acquisition Corp.

By:
Name:
Title:

Shareholders

Name:
Address:

Name:
Address:

Name:
Address:

[Voting Agreement Signature Page]

Annex I

		Subject Shares
	Shares	Outstanding as
	Beneficially	of January 8,	Company	Company	Excluded
Shareholder	Owned	2010	Stock Options	RSUs	Shares

EXHIBIT C

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is K-TRON INTERNATIONAL, INC.

ARTICLE II

The address of the Corporation’s registered office in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628. The name of its current registered agent at such address is The Corporation Trust Company.

ARTICLE III

The objects and purposes of the Corporation shall be to engage in any other activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE IV

The amount of the total authorized capital stock of the Corporation shall be One Thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be such number, not less than one nor more than twenty-five, as may, from time to time, be determined in accordance with the By-Laws. The number of directors constituting the current Board of Directors of the Corporation is one (1). The name and address of the director are as follows:

John R. Zerkle — One Batesville Boulevard, Batesville, Indiana 47006

ARTICLE VI

To the full extent from time to time permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or to any of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders except for liability for any breach of duty based upon an act or omission (a) in breach of such director’s or officer’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such director or officer of an improper personal benefit. Neither the amendment or repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the protection afforded by this Article VI to a director or officer of the Corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article VI would have accrued or arisen, prior to such amendment, repeal or adoption.

ARTICLE VII

The Corporation shall indemnify its directors and officers to the full extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amended and Restated Certificate of Incorporation as of the   day of          , 2010.

K-TRON INTERNATIONAL, INC.

By:
Name:
Title:

Annex B

EXECUTION COPY

Voting Agreement

This VOTING AGREEMENT (this “Agreement”), dated as of January 8, 2010, by and among Hillenbrand, Inc., an Indiana corporation (“Parent”), Krusher Acquisition Corp., a New Jersey corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and each of the Persons listed on Annex I hereto (each, a “Shareholder”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) by and among Parent, Merger Sub and Krusher, a New Jersey corporation (the “Company”).

Recitals

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Shares set forth opposite such Shareholder’s name under the heading “Shares Beneficially Owned” on Annex I (all such beneficially owned Shares which are outstanding as of the date hereof and which may hereafter be acquired pursuant to acquisition by purchase, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares;” provided that “Subject Shares” shall not include (i) Shares beneficially owned in the form of Company Options or Company RSUs, but only to the extent such Shares remain unexercised or unvested, as the case may be or (ii) those Shares specifically identified on Annex I as “Excluded Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, a copy of which has been made available to each Shareholder, which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that each Shareholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Shareholder has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENTS OF EACH SHAREHOLDER

1.1  Voting of Subject Shares.  Each Shareholder irrevocably and unconditionally agrees that such Shareholder shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Shares, however called (each, a “Company Shareholders Meeting”):

(a) be present, in person or represented by proxy, or otherwise cause such Shareholder’s Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Law); and

(b) vote (or cause to be voted) with respect to all such Shareholder’s Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote:

(i) in favor of (1) the approval of the Merger Agreement, (2) without limitation of the preceding clause (1), the approval of any proposal to adjourn or postpone the Company Shareholders Meeting to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which the Company Shareholders Meeting is held and (3) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such Company Shareholders Meeting; and

(ii) against (1) any action (including any amendment to the Company’s certificate of incorporation or bylaws, as in effect on the date hereof), agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect, in each case in any material respect, the consummation of the transactions contemplated by the Merger Agreement, (2) any Takeover Proposal and any action in furtherance of any Takeover Proposal, (3) any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger), (4) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation or agreement of such Shareholder under this Agreement and (5) any other action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any condition to the Merger to be satisfied.

1.2  No Proxies for or Liens on Subject Shares.

(a) Except as provided hereunder, during the term of this Agreement, each Shareholder shall not (nor permit any Person under such Shareholder’s control to), directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement with respect to any of such Shareholder’s Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any of such Shareholder’s Subject Shares, (iii) otherwise permit any Liens to be created on any of such Shareholder’s Subject Shares or (iv) enter into any Contract with respect to the direct or indirect Transfer of any of such Shareholder’s Subject Shares. No Shareholder shall, and shall not permit any Person under such Shareholder’s control or any of such Shareholder’s or such Person’s respective representatives to, seek or solicit any such Transfer or any such Contract. Without limiting the foregoing, each Shareholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of such Shareholder’s obligations hereunder or the transactions contemplated by the Merger Agreement.

(b) Notwithstanding the foregoing, each Shareholder shall have the right to Transfer all or any portion of his, her or its Subject Shares to a Permitted Transferee of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (C) any trust, the trustees of which include only the Persons named in clauses (A) or (B) and the beneficiaries of which include only the Persons named in clauses (A) or (B), or (D) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

(c) Each Shareholder hereby authorizes Parent and Merger Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

1.3  Documentation and Information.  Each Shareholder (a) consents to and authorizes the publication and disclosure by Parent of such Shareholder’s identity and holdings of Subject Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release or any other disclosure document in connection with the Merger and the transactions contemplated by the Merger Agreement and (b) agrees to promptly give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Shareholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

1.4  Irrevocable Proxy.  Each Shareholder hereby revokes (or agrees to cause to be revoked) any proxies that such Shareholder has heretofore granted with respect to such Shareholder’s Subject Shares. Each Shareholder hereby irrevocably appoints Parent, and any individual designated in writing by Parent, and each of them individually, as attorney-in-fact and proxy for and on behalf of such Shareholder, for and in the name, place and stead of such Shareholder, to: (a) attend any and all Company Shareholders Meetings, (b) vote, express consent or dissent or issue instructions to the record holder to vote such Shareholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all Company Shareholders Meetings or in connection with any action sought to be taken by written consent of the shareholders of the Company without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all Company Shareholders Meetings or in connection with any action sought to be taken by written consent without a meeting. Parent (or its designee) agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Shareholder, as applicable) until the termination of the Merger Agreement and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. Each Shareholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Company. Each Shareholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 1.1.

1.5  Notices of Certain Events.  Each Shareholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Shareholder set forth in Article II.

1.6  No Solicitations; Other Offers.  Each Shareholder agrees to comply with the obligations imposed on the Company’s Representatives pursuant to Section 5.3 of the Merger Agreement as if a party thereto.

1.7  Further Assurances.  Each Shareholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as Parent or Merger Sub shall reasonably request and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub only as to himself, herself or itself (as the case may be) as follows:

2.1  Organization.  Such Shareholder, if not an individual, is a trust, duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. Such Shareholder, if an individual, is a resident of the state set forth below such Shareholder’s signature on the signature page hereto.

2.2  Authorization.  If such Shareholder is not an individual, it has full trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If such Shareholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. If such Shareholder is not an individual, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder.

2.3  Due Execution and Delivery; Binding Agreement.  This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). If such Shareholder is married and any of the Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Shareholder’s spouse, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). If such Shareholder is an individual, such Shareholder has not executed this Agreement within the state of New York.

2.4  No Violation.

(a) The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of such Shareholder’s obligations hereunder will not, (i) if such Shareholder is not an individual, contravene, conflict with, or result in any violation or breach of any provision of its organizational documents, (ii) assuming compliance with Section 2.4(b), contravene, conflict with or result in a violation nor breach of any provision of applicable Law or Order of any Governmental Entity with competent jurisdiction or (iii) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit which such Shareholder is entitled under any provision of any Contract binding upon such Shareholder.

(b) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other Person is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the performance by such Shareholder of his, her or its obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

2.5  Ownership of Subject Shares.  As of the date hereof, such Shareholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 1.2 hereof) at all times during the term of this Agreement will be, the beneficial owner of, and has, and will have, good and marketable title to, such Shareholder’s Subject Shares with no restrictions on such Shareholder’s rights of disposition pertaining thereto, except as may be otherwise set forth on Annex I hereto. Other than as provided in this Agreement or as set forth on Annex I hereto, such Shareholder has, and (except with respect to any Subject Shares Transferred in accordance with Section 1.2 hereof) at all times during the term of this Agreement will have, with respect to such Shareholder’s Subject Shares, the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, such Subject Shares, and to demand or waive any appraisal rights or issue instructions pertaining to such Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and, as such, has, and (except with respect to any Subject Shares Transferred in accordance with Section 1.2 hereof) at all times during the term of this Agreement will have, the complete and exclusive power to, directly or indirectly (a) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 1.4 hereof and (b) agree to all matters set forth in this Agreement. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition) or as set forth on Annex I hereto, the number of Shares set forth on Annex I opposite the name of such Shareholder are the only Shares beneficially owned by such Shareholder as of the date of this Agreement. Other than the Subject Shares and any Shares that are the subject of unexercised Company Stock Options and any Company RSUs held by such Shareholder (the number of which is set forth opposite the name of such Shareholder on Annex I) or as set forth on Annex I hereto, such Shareholder does not own any Shares or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Except as may be required pursuant to award agreements relating to Unvested Restricted Stock, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to Transfer or cause to be Transferred, any of such Shareholder’s Subject Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

2.6  No Other Proxies.  None of such Shareholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, except as provided hereunder.

2.7  Absence of Litigation.  With respect to such Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Shareholder, threatened against, or otherwise affecting, such Shareholder or any of his, her or its properties or assets (including such Shareholder’s Subject Shares) that could reasonably be expected to impair in any material respect the ability of such Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.8  Opportunity to Review; Reliance.  Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of his, her or its own choosing. Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.9  Finders’ Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder in his, her or its capacity as such.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Shareholders that:

3.1  Organization.  Parent and Merger Sub are each duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2  Authorization.  Each of Parent and Merger has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub.

3.3  Due Execution and Delivery; Binding Agreement.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

ARTICLE IV

MISCELLANEOUS

4.1  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (ii) if to a Shareholder, to such Shareholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.

4.2  Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) termination of the Merger Agreement and (ii) the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve any party for liability arising from fraud or a willful and material breach of this Agreement and (y) the provisions of this Article IV shall survive any such termination of this Agreement.

4.3  Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

4.4  Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such cost or expenses.

4.5  Binding Effect; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that (a) Parent may transfer and assign it rights to one or more individuals as provided in Section 1.4 and (b) each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder.

4.6  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey and the City of Chicago, Illinois in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.6(b).

4.7  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other parties hereto.

4.8  Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

4.9  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

4.10  Specific Performance.  The parties hereto agree that each of Parent and Merger Sub would be irreparably damaged in the event that any Shareholder fails to perform any of his, her or its obligations under this Agreement. Accordingly, each of Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Shareholder and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

4.11  Interpretation.  When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise specified. The words “hereby,” “hereof,” herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

4.12  Capacity as Shareholder.  Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

[Signature Page Next]

IN WITNESS WHEREOF, Parent, Merger Sub and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

Hillenbrand, Inc.

By:	/s/ Kenneth A. Camp
Name:     Kenneth A. Camp

Title:	President and Chief Executive Officer

Krusher Acquisition Corp.

By:	/s/ John R. Zerkle
Name:     John R. Zerkle

Title:	Vice President and Secretary

[Voting Agreement Signature Page]

Shareholder

/s/ Kevin C. Bowen
Name:     Kevin C. Bowen
Address:

[Voting Agreement Signature Page]

Shareholder

/s/ Edward B. Cloues, II
Name:     Edward B. Cloues, II
Address:

[Voting Agreement Signature Page]

Shareholder

/s/ Norman Cohen
Name:     Norman Cohen
Address:

[Voting Agreement Signature Page]

Shareholder

/s/ Robert A. Engel
Name:     Robert A. Engel
Address:

[Voting Agreement Signature Page]

Shareholders

/s/ Lukas Guenthardt
Name:     Lukas Guenthardt
Address:

Megan C. Guenthardt
Name:     Megan C. Guenthardt
Address:

[Voting Agreement Signature Page]

Shareholder

/s/ Edward T. Hurd
Name:     Edward T. Hurd
Address:

[Voting Agreement Signature Page]

Shareholder

/s/ Donald W. Melchiorre
Name:     Donald W. Melchiorre
Address:

[Voting Agreement Signature Page]

Shareholder

/s/ Richard J. Pinola
Name:     Richard J. Pinola
Address:

[Voting Agreement Signature Page]

Shareholder

/s/ Robert E. Wisniewski
Name:     Robert E. Wisniewski
Address:

[Voting Agreement Signature Page]

Annex I

		Subject Shares
	Shares	Outstanding as
	Beneficially	of January 8,		Company	Company	Excluded
Shareholder	Owned	2010		Stock Options(1)	RSUs(1)	Shares

Kevin C. Bowen	30,095	19,095		10,000	1,000
Edward B. Cloues, II	248,487	213,287		10,000	2,000	23,300	(2)
Norman Cohen	4,469	2,469		2,000
Robert A. Engel	12,500	6,500		6,000
Lukas Guenthardt	37,355	17,355	(3)	19,000	1,000
Edward T. Hurd	3,500	3,500
Donald W. Melchiorre	5,500	4,500			1,000
Richard J. Pinola	18,314	12,314		6,000
Robert E. Wisniewski	3,500	2,500			1,000

(1)	The Shares underlying Company Stock Options and Company RSUs are included in the “Shares Beneficially Owned” column.

(2)	Mr. Cloues has shared power to vote or direct the vote, and to dispose or direct the disposition, of 23,200 Shares that he indirectly beneficially owns pursuant to powers of attorney granted to him by each of Mrs. Jeanette C. Cloues and Mrs. Jan W. Beebe. Also includes 100 Shares Mr. Cloues intends to transfer to Upper Dublin Lutheran Church.

(3)	Mr. Guenthardt shares investment and voting power with his wife, Megan C. Guenthardt, for 11,797 Shares.

Annex C

PERSONAL AND CONFIDENTIAL

January 8, 2010

Board of Directors
K-Tron International, Inc.
Routes 55 & 553
Pitman, NJ 08071-0888

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Hillenbrand, Inc. (“Hillenbrand”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of K-Tron International, Inc. (the “Company”) of the $150.00 per Share in cash proposed to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 8, 2010 (the “Agreement”), by and among Hillenbrand, Krusher Acquisition Corp., a wholly owned subsidiary of Hillenbrand, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Hillenbrand and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking and other financial services to Hillenbrand and its affiliates from time to time, including having acted as co-financial advisor to Hillenbrand Industries Inc., now known as Hill-Rom Holdings Inc. (“Hill-Rom”), in connection with the spin-off of Batesville Holdings Inc., now known as Hillenbrand, in March 2008; as a counterparty with respect to various derivative transactions entered into by Hillenbrand Industries Inc. in March 2008; as co-manager in connection with Hillenbrand Industries Inc.’s tender offer to acquire its 4.5% Senior Notes due 2009 (aggregate principal amount $250 million) in March 2008; as a participant in Hillenbrand’s credit facility (aggregate principal amount $400 million) in April 2008; and as a participant in Hill-Rom’s credit facility (aggregate principal amount $500 million) in April 2008. We also may provide investment banking and other financial services to the Company and Hillenbrand and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 3, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of past and current business operations, financial condition

Board of Directors
K-Tron International, Inc.
January 8, 2010

and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the crushing and process handling industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Hillenbrand or the ability of the Company or Hillenbrand to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Since the termination by the Company of its review of potential strategic alternatives in September 2008, we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $150.00 per Share in cash to be paid to the holders (other than Hillenbrand and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $150.00 per Share in cash to be paid to the holders (other than Hillenbrand and its affiliates) of Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors
K-Tron International, Inc.
January 8, 2010

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $150.00 in cash to be paid to the holders (other than Hillenbrand and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

. . . . . . 0 K-TRON INTERNATIONAL, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints EDWARD B. CLOUES, II and ROBERT E. WISNIEWSKI, or either of them acting singly in the absence of the other, each with the power to appoint his substitute, the Proxy Agents of the undersigned to attend the Special Meeting of Shareholders of K-Tron International, Inc. to be held at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103, on ___, 2010, at ___a.m., local time, and any adjournments or postponements thereof, and with all powers the undersigned would possess if personally present, to vote upon any matter to be voted upon by shareholders at that meeting as indicated on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF ANY OTHER MATTER COMES BEFORE THE SPECIAL MEETING, THE PROXIES WILL VOTE THIS PROXY IN THEIR DISCRETION ON SUCH MATTER. PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE. (Continued and to be signed, marked and dated on the reverse side.) 14475

SPECIAL MEETING OF SHAREHOLDERS OF K-TRON INTERNATIONAL, INC. ___, 2010 PROXY VOTING
INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy COMPANY NUMBER card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the Meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Special Meeting. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON ___, 2010: The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at http://___.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —— —— THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS: 1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 8, 2010, BY AND AMONG NOMINEES: HILLENBRAND, INC., KRUSHER ACQUISITION CORP. AND K-TRON FOR ALL NOMINEES O E. James Harris Class II director INTERNATIONAL, INC. O John W. Burton Class II director 2. PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL WITHHOLD AUTHORITY O Aubrey B. Smith, Jr. Class II director FOR ALL NOMINEES MEETING, IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL O David E. Browne Class II director PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE AGREEMENT AND PLAN FOR ALL EXCEPT (See instructions below) OF MERGER. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.